SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).
STRICTLY CONFIDENTIAL

DATED 20 AUGUST 2014

ROSNEFT OIL COMPANY
AND
SEADRILL LIMITED
AND
NORTH ATLANTIC DRILLING LTD.

_________________________________________
FRAMEWORK AGREEMENT
_________________________________________

CONTENTS
Page
1.    INTERPRETATION    2
2.    NADL ISSUANCE    33
3.    CONTRACT SHARES    35
4.    ONSHORE DRILLING CONTRACTS    38
5.    EXTENDED CO-OPERATION    40
6.    CONDITIONS    51
7.    TERMINATION OF THIS AGREEMENT    55
8.    ROSNEFT ACTIONS PENDING COMPLETION    58
9.    NADL ACTIONS PENDING COMPLETION    59
10.    COMPLETION    61
11.    COMPLETION ACCOUNTS    62
12.    ROSNEFT WARRANTIES AND COVENANTS    63
13.    NADL WARRANTIES AND COVENANTS    65
14.    SEADRILL WARRANTY    66
15.    PARTIES’ WARRANTIES    67
16.    LIABILITY; LIMITATIONS ON LIABILITY    68
17.    TAJIKISTAN; OBK CONTRACTS    70
18.    NON-SOLICITATION    71
19.    INTER-COMPANY AMOUNTS    71
20.    TRANSITIONAL SERVICES; POST COMPLETION UNDERTAKINGS; WEATHERFORD OPTION    72
21.    BOOKS AND RECORDS    75
22.    EFFECT OF COMPLETION    75
23.    REMEDIES AND WAIVERS    75
24.    ASSIGNMENT    75
25.    ENTIRE AGREEMENT    76
26.    NOTICES    77
27.    ANNOUNCEMENTS    77
28.    CONFIDENTIALITY    78
29.    COSTS; EXPENSES AND TAX    79
30.    COUNTERPARTS    80
31.    INVALIDITY    80
32.    CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999    80
33.    CHOICE OF GOVERNING LAW    81
34.    ARBITRATION    81
35.    NATURE OF THIS AGREEMENT    82
36.    LANGUAGE    82

Schedule 1 (Conditions to Completion)
Schedule 2 (Rosneft Conduct of Business for the Sale Group before Completion)
Schedule 3 (NADL Conduct of Business before Completion)
Schedule 4 (Completion arrangements)
Schedule 5 (Rosneft Representations and Warranties)
Schedule 6 (NADL Representations and Warranties)
Schedule 7 (Limitations on Liability)
Part A: Liability of Rosneft
Part B: Liability of Seadrill and NADL
Schedule 8 (Completion Accounts)
Schedule 9 (Pro forma Onshore Drilling Contract)
Schedule 10 (Offshore Drilling Contracts)
Schedule 11 (Russian SPA)
Schedule 12 (Registration Rights Agreement)
Schedule 13 (TSA Provisions)

Attachment 1 (Sale Group information)
Part A (Basic information about the Company)
Part B (Basic information about the Subsidiaries)
Attachment 2 (Relevant Properties)
Attachment 3 (Land Rigs)
PART A
PART B
Attachment 4 (Basic information about NADL)
Attachment 5 (Key Employees)
Attachment 6 (Company Management Information)
Attachment 7 (VTB Schedule)

Agreed Form Documents

1.	Shareholders’ Agreement (including restated by-laws of NADL)

2.	Russian SPA

3.	Registration Rights Agreement

4.	Legal opinion by Bermudan counsel regarding the valid issuance of the Consideration Shares and the Subscription Shares, and the future issuance of the Contract Shares

5.	Pre-emption waiver in respect of shares in the Company

6.
Decision of Rosneft as the sole participant of the Company approving: (i) the resignation of the existing general director of the Company; and (ii) the appointment of the person designated by NADL as general director

7.
Minutes of the general participants’ meeting of Orenburg approving: (i) the resignation of the existing general director of Orenburg and the termination of the board of directors of Orenburg; and (ii) the appointment of persons designated by NADL as general director and to the Orenburg board, respectively

8.	Decision of Orenburg approving: (i) the resignation of the existing general director of Orenburg Subsidiary; and (ii) the appointment of the person designated by NADL as general director.

9.	Agreement terminating the employment agreement of the existing general director of the Company

10.	Agreement terminating the employment agreement of the existing general director of Orenburg

11.	Agreement terminating the employment agreement of the existing general director of Orenburg Subsidiary

12.
Notices from each resigning general director of the Company, Orenburg and the Orenburg Subsidiary to the relevant respective banks informing the relevant bank(s) of their resignation and authorising the relevant bank(s) to no longer act in accordance with their instructions

13.	Powers of attorney relating to each resigning general director of the Company, Orenburg and Orenburg Subsidiary

14.	Pro forma Onshore Drilling Contract

THIS AGREEMENT (this “Agreement”) is made on August 2014
AMONGST:

1.
ROSNEFT OIL COMPANY, an open joint stock company incorporated and registered under the laws of the Russian Federation with main state registration number (OGRN) 1027700043502 and having its head office located at Russian Federation, 115035 Moscow, 26/1 Sofiyskaya embankment (“Rosneft”);

AND

2.
SEADRILL LIMITED, an exempted limited company incorporated under the laws of the Islands of Bermuda with official number 36832 and having its head office located at Par-la-Ville Place, 14 Par-la-ville Road, Hamilton HM08, Bermuda (“Seadrill”);

AND

3.
NORTH ATLANTIC DRILLING LTD., an exempted limited company incorporated under the laws of the Islands of Bermuda with official number 45094 and having its head office located at Par-la-Ville Place, 14 Par-la-ville Road, Hamilton HM08, Bermuda (“NADL”).

WHEREAS:

(A)	The Company operates a fleet of onshore drilling rigs used for the exploration and production of hydrocarbons onshore in Russia. The Company is a wholly-owned subsidiary of Rosneft.

(B)
NADL owns and operates a fleet of offshore drilling rigs. NADL operates solely in the NADL Area and is a specialist in providing drilling services in the NADL Area. Seadrill owns approximately 70.4% (seventy point four per cent.) of the shares in NADL.

(C)
NADL has agreed to issue the Consideration Shares and the Subscription Shares to Rosneft in return for the transfer of the Shares and the payment of the Subscription Price, respectively, on the terms and subject to the conditions set out in this Agreement.

(D)
The transfer of the Shares will be effected by the Russian SPA and whilst this Agreement is not a transaction directed at the disposal of a participatory interest within the meaning of paragraph 1 of Article 21(11) of the LLC Law, this Agreement will be considered a contract establishing an obligation to enter into a transaction directed at the disposal of a participatory interest, provided that certain circumstances have occurred or the counterparty has performed certain counter-obligations, within the meaning of paragraph 3 of Article 21(11) of the LLC Law.

(E)
The Retained Group has entered into Offshore Drilling Contracts for each of the Offshore Rigs with the NADL Group. Following the Acceptance Date under the Offshore Drilling Contracts in respect of each of the Offshore Rigs by the Retained Group, NADL has agreed to issue the Contract Shares to Rosneft.

(F)
The Retained Group may enter into Additional Drilling Contracts with the NADL Group and/or the Seadrill Group following Completion. Following the Acceptance Date under Additional Drilling Contracts between the Retained Group and the NADL Group, NADL has agreed to issue the NADL Additional Contract Shares to Rosneft. Following the Acceptance Date under Additional Drilling Contracts between the Retained Group and the Seadrill Group, Seadrill has agreed to transfer the Seadrill Additional Contract Shares to Rosneft.

(G)	Rosneft and Seadrill have agreed to enter into the Shareholders’ Agreement at Completion for the purpose of regulating the relationship between Rosneft and Seadrill as shareholders in NADL.

(H)
The execution and delivery of the NADL Approval Documents, the issuance of the Consideration Shares and the Subscription Shares and the future issuance of the Contract Shares have been approved by the board of directors of NADL, and each necessary committee of the board of directors of NADL, including the NADL Conflicts Committee and the execution and delivery of the Seadrill Approval Documents has been approved by the board of Seadrill and each necessary committee of the board of directors of Seadrill.

WHEREBY IT IS AGREED AS FOLLOWS:

1.	INTERPRETATION

1.1	In this Agreement:

“Acceptance Date”	means the date on which Rosneft (or any member of the Retained Group) has accepted the relevant rig in accordance with the terms of the relevant Offshore Drilling Contract;
“Accounts”	means, as regards the Company, the Company Accounts and, as regards Orenburg and the Orenburg Subsidiary, the Orenburg Accounts;
“Accounts Date”	means 31 December 2013;
“Actual Drilling Revenue”
means, in respect of a particular Settlement Date, the actual contractual revenue earned under an Offshore Drilling Contract by a member of the NADL Group in respect of operating day rate, standby rate or any other similar day rates set out in the Service Order for the relevant Offshore Rig (net of any VAT or sales or similar Tax and excluding any initial holding rate), during the preceding Settlement Period;

“Additional Contract Acceptance Date”	means the date on which Rosneft (or any member of the Retained Group) has accepted the relevant rig in accordance with the terms of the relevant Additional Drilling Contract;
“Additional Contract Actual Drilling Revenue”
means, in respect of a particular Settlement Date, the actual contractual revenue earned under an Additional Drilling Contract by a member of the NADL Group or member of the Seadrill Group (as the case may be) in respect of operating day rate, standby rate or any other similar day rates as set out in the service order for the relevant rig (net of any VAT or sales or similar Tax and excluding any initial holding rate), during the preceding Settlement Period;

“Additional Contract Aggregate Deficit”	;
“Additional Contract Aggregate Surplus”	;
“Additional Contract Estimated Drilling Revenue”
means, in respect of an Additional Drilling Contract, A x B where:
A = the estimated contractual revenue estimated to be earned under an Additional Drilling Contract over the term of that Additional Drilling Contract as agreed in writing by Rosneft and NADL or Rosneft and Seadrill (as the case may be) at or before the time it is entered into provided that estimated contractual revenue shall be calculated on the basis of operating day rate, standby rate or any other similar day rates as set out in the service order for the relevant rig (net of any VAT or sales or similar Tax and excluding any initial holding rate) and shall ignore the effect of the Expected Capacity; and
B = Expected Capacity;

“Additional Contract Revenue Deficit”	;
“Additional Contract Revenue Surplus”	has the meaning given in Clause 5.6(B);
“Additional Contract Rolled Forward Amount”	;
“Additional Contract Rolled Forward Surplus Amount”	;
“Additional Drilling Contracts”
means any offshore drilling contracts entered into between the Retained Group and the NADL Group or between the Retained Group and the Seadrill Group (as the case may be) following Completion pursuant to Clause 5 (Extended Co-Operation), which contracts shall be substantially on the terms of the Master Agreement;

“Aggregate Deficit”	;
“Aggregate Surplus”	;
“Aggregate Tier One Liability Cap”	;
“Aggregate Tier Two Liability Cap”	;
“Agreement”	means this Agreement and the Schedules and Attachments hereto (as amended from time to time);
“Anti-Corruption Warranties”	;
“Assessed Settlement Period”	means, in respect of a Settlement Date, the preceding Settlement Period;
“Authority”
means any supranational, state, municipal or local government or any other supranational, governmental, intergovernmental, body, department or organisation or any regulatory body appointed by any of the foregoing;

“Bankruptcy Law”	means the Federal Law of the Russian Federation No. 127-FZ of 26 October 2002 “On Insolvency (Bankruptcy)”;
“BMA Consent”	means the consent of the Bermuda Monetary Authority to the issuance of the Consideration Shares, the Subscription Shares, the Contract Shares and the NADL Additional Contract Shares;
“Bonds Prospectus”	means the prospectus issued by NADL on 13 February 2014 in connection with its proposed issue of the bonds described therein;
“Books and Records”
has its common meaning and includes:
(A) all notices, correspondence, orders, inquiries, drawings, plans, books of account and other documents and all computer disks or tapes or other machine legible programs or other records; and
(B) any documents which require to be maintained and retained according to applicable laws;

“Business Day”	means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York and Moscow;
“Business Information”
means all information (in whatever form held) including all:
(A) trade secrets, formulas, designs, specifications, drawings, know-how, tools, methodologies, manuals, policies and instructions;
(B) customer lists, sales, marketing and promotional information;
(C) employee information;
(D) business plans and forecasts;
(E) technical or other expertise; and
(F) all accounting and tax records, correspondence, orders and enquiries;

“Carve Out”	;
“Cash”	;
“Cash Tax Saving”	;
“Company”	means RN Burenie LLC, basic information concerning which is set out in Part A of Attachment 1 (Basic information about the Company);
“Company Accounts”	means the audited balance sheet and income statement for the Company as at and for the period ending on the Accounts Date, prepared in accordance with RAS;
“Company Management Information”	;
“Company Warranties”
means the representations and warranties set out in Part A of Schedule 5 (Rosneft Representations and Warranties) and those in Clause 12 (Rosneft Warranties and Covenants) given by Rosneft and “Company Warranty” shall be construed accordingly;

“Completion”	;
“Completion Accounts”	has the meaning given in Paragraph 4.1, 4.2(A) or 4.2(B) (as applicable) of Part A of Schedule 8 (Completion Accounts);
“Completion Adjustment Amount”
means an amount (which may be a positive or negative number) equal to (i) the Completion Net Working Capital Amount (ii) plus the Net Cash / Debt Amount (if such amount is positive) or minus the modulus of the Net Cash / Debt Amount (if such amount is negative);

“Completion Cash Amount”	means the aggregate of the amounts of Cash as at Completion agreed or determined in accordance with Schedule 8 (Completion Accounts);
“Completion Date”	means the date on which Completion takes place;
“Completion Debt Amount”	means the aggregate of the amounts of Debt as at Completion agreed or determined in accordance with Schedule 8 (Completion Accounts);
“Completion Net Working Capital Amount”
means the amount by which the Completion Working Capital Amount is (i) more than the Minimum Working Capital Amount (in which case the Completion Net Working Capital Amount shall be expressed as a positive number), or (ii) less than the Minimum Working Capital Amount (in which case the Completion Net Working Capital Amount shall be expressed as a negative number);

“Completion Working Capital Amount”	means the amount of Working Capital as at Completion agreed or determined in accordance with Schedule 8 (Completion Accounts);
“Conditions”	means the matters listed in Schedule 1 (Conditions to Completion);
“Consideration”	;
“Consideration Deficit”	;
“Consideration Share Price”	means US$9.25;
“Consideration Shares”
means that number of common shares of par value US$5 each in the share capital of NADL the value of which equals the Estimated Consideration (rounded up to the nearest whole number of shares), calculated by reference to the Consideration Share Price;

“Contract Shares”
means:
(A) in relation to the First Offshore Drilling Contract, that number of common shares of par value US$5 each in the share capital of NADL (rounded up to the nearest whole number of shares) which equals A/B where:
A = (i) ***** of the Estimated Drilling Revenue for the First Offshore Drilling Contract (ii) minus any amounts outstanding from Rosneft to NADL under this Agreement as at the Acceptance Date under the First Offshore Drilling Contract; and
B = US$9.25; and
(B) in relation to any Subsequent Offshore Drilling Contract, that number of common shares of par value US$5 each in the share capital of NADL (rounded up to the nearest whole number of shares) which equals A/B where:
A = the Contract Shares Calculation; and
B = US$9.25;

“Contract Shares Calculation”
means in respect of a Subsequent Offshore Drilling Contract:
(A) ***** of the Estimated Drilling Revenue for that Subsequent Offshore Drilling Contract;
(B) minus the Rolled Forward Amount (if any) or plus the Rolled Forward Surplus Amount (if any) as at the Acceptance Date under that Subsequent Offshore Drilling Contract; and
(C) minus any amounts outstanding from Rosneft to NADL under this Agreement as at the Acceptance Date under that Subsequent Offshore Drilling Contract;

“Control”
means, in relation to a person, where a person has (i) direct or indirect control of more than 50% (fifty per cent.) of the voting rights at general meetings of shareholders (participants) or similar managing bodies of that person, (ii) the right to appoint more than 50% (fifty per cent.) of the board of directors, the management board or other management body of that person, or (iii) the right to appoint the chief executive officer (or similar officer) of that person, and “Controlled” and “Controlling” shall be construed accordingly.

“Current NADL Disclosure Letter”	means the Original NADL Disclosure Letter, as supplemented by the Updated NADL Disclosure Letter provided in accordance with Clause 13 (NADL Warranties and Covenants);
“Current Rosneft Disclosure Letter”	means the Original Rosneft Disclosure Letter, as supplemented by the Updated Rosneft Disclosure Letter provided in accordance with Clause 12 (Rosneft Warranties and Covenants);
“Debt”	;
“Dispute Notice”	has the meaning given in Paragraph 3.1 of Part A of Schedule 8 (Completion Accounts);
“Dispute Resolution Process”	means any litigation, proceedings, prosecutions, or arbitrations;
“Disputed Items”	has the meaning given in Paragraph 3.2 of Part A of Schedule 8 (Completion Accounts);
“Draft Completion Accounts”	has the meaning given in Paragraph 1.1 of Part A of Schedule 8 (Completion Accounts);
“Drilling Business”
means the land drilling business undertaken by the Sale Group and activities as are reasonably incidental to the business undertaken by the Sale Group such as the provision of accommodation, catering and transport services;

“Drilling Contracts”	means the Offshore Drilling Contracts and the Onshore Drilling Contracts;
“Due Diligence Commencement Date”	;
“Encumbrance”
means any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, right to acquire, third party right, interest or claim, other encumbrance or security or equity interest of any kind (or an agreement or commitment to create any of the same);

“Environmental Warranties”	means the Rosneft Warranties set out in Paragraph 13 of Part A of Schedule 5 (Rosneft Representations and Warranties) and “Environmental Warranty” shall be construed accordingly;
“Estimated Adjustment Amount”	means the amount by which the Estimated Consideration is less than the Initial Price or, if the Estimated Consideration is not less than the Initial Price, zero (US$0);
“Estimated Cash Amount”	means the amount of the Completion Cash Amount as estimated in good faith by Rosneft;
“Estimated Consideration”
means an amount equal to the lower of:
(A) the Initial Price; and
(B) (i) the Initial Price;
(ii) plus the Estimated Net Cash / Debt Amount (if such amount is positive) or minus the modulus of the Estimated Net Cash / Debt Amount (if such amount is negative); and
(iii) plus the Estimated Net Working Capital Amount (if such amount is positive) or minus the modulus of the Estimated Net Working Capital Amount (if such amount is negative);

“Estimated Debt Amount”	means the amount of the Completion Debt Amount as estimated in good faith by Rosneft;
“Estimated Drilling Revenue”
means:
(A) in respect of an Offshore Drilling Contract, the amount set out opposite that contract in column 10 of Part A of Schedule 10 (Offshore Drilling Contracts); and
(B) in respect of an Assessed Settlement Period, the amount set out opposite that Settlement Period in column 2 of Part B of Schedule 10 (Offshore Drilling Contracts),
in each case, as adjusted from time to time in accordance with Clause 3.11;

“Estimated Net Cash / Debt Amount”	means the Estimated Cash Amount less the Estimated Debt Amount, which may be a positive or negative number;
“Estimated Net Working Capital Amount”	means the Estimated Working Capital Amount less the Minimum Working Capital Amount, which may be a positive or negative number;
“Estimated Working Capital Amount”	means the amount of the Completion Working Capital Amount, which may be a positive or negative number, as estimated in good faith by Rosneft;
“Exchange Act”	has the meaning given in Paragraph 9(B) of Schedule 6 (NADL Representations and Warranties);
“Existing VTB Leases”	means the rig leases which are in force as at the Signing Date between the Sale Group and VTB Leasing;
“Expected Capacity”	means: (A) in respect of deep water / floating drilling rigs, 0.94; and (B) in respect of jack-up drilling rigs, 0.97;
“Expert”	has the meaning given in Paragraph 4.2(B) of Part A of Schedule 8 (Completion Accounts);
“FAS”	means the Federal Anti-Monopoly Service of the Russian Federation, or any successor thereto, including any applicable territorial administration thereof;
“FAS Approval”	;
“First Offshore Drilling Contract”	;
“Fundamental NADL Warranties”
means the NADL Warranties set out in Clause 15 (Parties’ Warranties) given by NADL and Paragraphs 1, 2 and 5(B) of Schedule 6 (NADL Representations and Warranties) and “Fundamental NADL Warranty” shall be construed accordingly;

“Fundamental Rosneft Warranties”
means the Rosneft Warranties set out in Clause 15 (Parties’ Warranties) given by Rosneft and Paragraphs 1 and 9 of Part A of Schedule 5 (Rosneft Representations and Warranties) and “Fundamental Rosneft Warranty” shall be construed accordingly;

“General Director”	means the sole executive body of the relevant legal entity;
“IFRS”
means the International Financial Reporting Standards and International Accounting Standards issued by the International Accounting Standards Board together with the interpretations issued by the International Financial Reporting Interpretations Committee of the International Accounting Standards Board (as amended, supplemented or re issued from time to time);

“Information Technology”	means computer hardware, software and networks;
“Initial Price”	;
“Insolvency Event”
means, in relation to a person, any of the following:
(A) declaring itself to be insolvent or filing a debtor’s application to recognise insolvency or being declared unable to pay its debts as they fall due;
(B) the taking of any formal steps with a view to the deferral, rescheduling or other readjustment of all or a particular class of its creditors, or the taking of any formal steps to make a general assignment or arrangement or composition with or for the benefit of the relevant creditors;
(C) any form of liquidation, winding up, receivership, administrative receivership, administration, arrangement or scheme with creditors, moratorium, stay or limitation of creditors’ rights, interim or provisional supervision by the court or by persons appointed by the court (or any equivalent or similar procedure under the law of any jurisdiction in which the relevant person is incorporated, registered, domiciled or resident or carries on business or has assets) being commenced or otherwise in place or under way in relation to it, whether in or out of court;
(D) the appointment of a provisional liquidator, liquidator, administrator, receiver, receiver and manager, administrative receiver or similar officer;
(E) it does not discharge the claims of any creditor related to monetary obligations determined by the court and/or make any mandatory payments (in Russian: obyasatel’niye platezhi) within three (3) months after their due date, or is otherwise incapable of satisfying the claims of any creditor related to monetary obligations and/or to make any mandatory payment;
(F) the settlement of claims of one (1) or more creditors makes it impossible for it to discharge its monetary obligations or to make mandatory payments (in Russian: obyasatel’niye platezhi) and/or other payments in full to its other creditors;
(G) its board of directors, participants or shareholders (as applicable) adopts a resolution to file a petition with a Russian arbitrazh court for its insolvency;
(H) the levying or execution of any judgment, award or order on its property that will materially impair or make impossible its ability to carry on its business activity;
(I) it meets the criteria for insolvency (in Russian: neplatezhesposobnost) and/or property insufficiency (in Russian: nedostatochnost imushestva);
(J) it meets any other insolvency test specified by the Bankruptcy Law or other applicable law; or
(K) anything analogous to the matters set out in (A) to (J) above occurs in relation to that person in any jurisdiction.

“Intellectual Property”
means patents, trademarks, rights in designs, copyrights (including rights in software) and database rights (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

“Intended Completion Date”	;
“Inter-Company Debt”	means the Inter-Company Receivables less the Inter-Company Payables;
“Inter-Company Payables”
means the aggregate of the amounts owing (including interest accrued on all such amounts), from members of the Sale Group to members of the Retained Group (including any distribution declared but not paid by any member of the Sale Group in favour of, or payable but not paid to, any member of the Retained Group);

“Inter-Company Receivables”
means the aggregate of the amounts owing (including interest accrued on all such amounts), from members of the Retained Group to members of the Sale Group (including any distribution declared but not paid by any member of the Retained Group in favour of, or payable but not paid to, any member of the Sale Group);

“Key Agreements”	means this Agreement and the Shareholders’ Agreement;
“Key Employees”
means any officer or director of any member of the Sale Group and any individual who works or performs services under a contract of employment with any member of the Sale Group as at the Signing Date, as listed in Attachment 6;

“Key NADL Warranties”	means the NADL Warranties set out in Clause 15 (Parties’ Warranties) given by NADL and Paragraphs 1 and 5(B) of Schedule 6 (NADL Representations and Warranties);
“Key Rosneft Warranties”
means the Rosneft Warranties set out in Clause 15 (Parties’ Warranties) given by Rosneft and Paragraphs 1 (other than those in sub-Paragraphs (H), (I), (J), (K), (M), (O), (P) and (Q)) and 9 of Part A of Schedule 5 (Rosneft Representations and Warranties);

“Key Warranty Disclosure”	;
“Known Matters”	;
“Land Rigs”	means the land rigs details of which are set out in Attachment 3 (Land Rigs);
“Leased Rigs”	means those Land Rigs set out in Part A of Attachment 3 which are, as at the date of this Agreement, leased by the Sale Group;
“Letter of Award”	means the letter of award dated 24 May 2014 setting out Rosneft's commitment to enter into the offshore drilling contracts referred to therein;
“LIBOR”
means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for three (3) month deposits in Dollars as shown on the appropriate Reuters screen page (or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters) on the first day of the relevant period;

“LLC Law”	means the Federal Law of the Russian Federation No. 14-FZ of 8 February 1998 “On Limited Liability Companies”;
“Long Stop Date”	means 31 December 2014;
“Master Agreement”	means the master agreement dated 30 July 2014 in respect of each of the Offshore Rigs between NADL and Rosneft as amended from time to time;
“Material Contract”
means:
(A) any written contract to which any member of the Sale Group is a party which:
(i) is material in the context of the Sale Group’s business; or
(ii) involves payments or receipts of more than US$5,000,000 in any one year; or
(iii) cannot be terminated or cancelled with less than 6 months’ notice; and
(B) the share sale and purchase agreement in respect of the purchase of 100% (one hundred per cent.) participatory interest in Orenburg by the Company dated 1 April 2014;

“Material Orenburg Movable Property”
means property listed as such in the Current Rosneft Disclosure Letter and any other property with a book value exceeding RUB 1,000,000  (or an equivalent amount in any other currency at the exchange rate of the Central Bank of the Russian Federation as at the Signing Date) in accordance with the accounting records of Orenburg and the Orenburg Subsidiaries (in accordance with RAS) as at 1 January 2014 as disclosed;

“Minimum Working Capital Amount”	;
“NADL Accounts”
means the audited consolidated and combined consolidated carve-out financial statements, including consolidated statement of operations for the years ended December 31, 2013, 2012 and combined consolidated carve-out statement of operations for the year ended December 31, 2011, consolidated statement of comprehensive income for the years ended December 31, 2013, 2012 and combined consolidated carve-out statement of comprehensive income for the year ended December 31, 2011, consolidated balance sheet as of December 31, 2013 and 2012, consolidated statement of cash flows for the years ended December 31, 2013, 2012 and combined consolidated carve-out statement of cash flows for the year ended December 31, 2011, consolidated statement of changes in equity for the years ended December 31, 2013, 2012 and combined consolidated carve-out statement of changes in equity for the year ended December 31, 2011, and notes to them of NADL;

“NADL Additional Contract Shares”
means, in relation to an Additional Drilling Contract with a member of the NADL Group, that number of common shares of US$5 each in the share capital of NADL (rounded up to the nearest whole number of shares) which equals A/B where:
A = (i) ***** of the Additional Contract Estimated Drilling Revenue for that Additional Drilling Contract (ii) minus the Additional Contract Rolled Forward Amount (if any) or plus the Additional Contract Rolled Forward Surplus Amount (if any) as at the Additional Contract Acceptance Date under that Additional Drilling Contract and (iii) minus any amounts outstanding from Rosneft to NADL under this Agreement as at the Additional Contract Acceptance Date under that Additional Drilling Contract; and
B = the higher of: (i) the volume weighted average price as derived from Bloomberg of a common share of NADL for the thirty Business Days prior to the relevant Additional Contract Acceptance Date under that Additional Drilling Contract; and (ii) US$5;

“NADL Approval Documents”
means this Agreement, the Pro Forma Onshore Drilling Contract, the Russian SPA, the Current NADL Disclosure Letter and any other documents being entered into by NADL in connection with the transactions contemplated by this Agreement which are expressly referred to in this Agreement (but excluding the Offshore Drilling Contracts and any related documents and any Additional Drilling Contracts);

“NADL Area”
means:
(A) the North Atlantic region encompassing the territorial waters and outer continental shelf jurisdictions of Norway, the United Kingdom, Iceland, Denmark (including the Faroe Islands), the Netherlands and Greenland (east coast only);
(B) the territorial waters and outer continental shelf jurisdiction of Russia;
(C) such parts of the Baltic Sea, the Gulf of Bothnia and the Black Sea that are not covered by (B); and
(D) all of the Caspian Sea;

“NADL Break Fee”	;
“NADL Data Room”	means the virtual data room made available by NADL containing the documents contained in the DVD attached to the Original NADL Disclosure Letter, the cover of which has been signed by all parties;
“NADL Group”	means NADL and its subsidiaries and subsidiary undertakings from time to time, and shall include the Sale Group from the Completion Date, and “member of the NADL Group” shall be construed accordingly;
“NADL Key Employee”	means the CEO, CFO, Director of Operations, Director of Marketing and Director of Finance of NADL;
“NADL Key Warranty Disclosure”	;
“NADL Known Matters”	;
“NADL Legal Opinions”	;
“NADL Material Adverse Change”
means any event, circumstance, change, development or condition that:
(A) occurs on or after the Signing Date; or
(B) occurred before the Signing Date, but where knowledge or information in respect of such event, circumstances, change, development or condition was not publicly available and generally known by members of the global oil and gas industry prior to the execution of this Agreement and not known by Rosneft prior to the execution of this Agreement, which gives rise to, or which is likely to give rise to a material adverse effect on the business, operations, assets, financial position, profits or prospects of the NADL Group, but excluding any of the following:
(a) global economic, global financial or global market conditions (including changes in interest rates, exchange rates or securities or commodity prices); or
(b) any act undertaken by (or omission of) NADL at the written request of Rosneft on or after the Signing Date; or
(c) any act undertaken by (or omission of) NADL pursuant to and in accordance with its obligations under any of the Transaction Documents; or
(d) any act undertaken by any member of the Retained Group (except for the enforcement of any of its rights or exercise of any of its discretions under any of the Transaction Documents); or
(e) any changes generally affecting companies in the sector in which NADL operates and which do not have a disproportionately adverse impact on NADL;

“NADL Material Contract”
means any written contract to which any member of the NADL Group is a party which:
(i) is material in the context of the NADL Group’s business; or
(ii) involves payments or receipts of more than US$10,000,000 in any one year; or
(iii) cannot be terminated or cancelled with less than 6 months’ notice;

“NADL Tax Warranties”	means the NADL Warranties set out in Paragraph 4 of Schedule 6 (NADL Representations and Warranties);
“NADL Warranties”
means the representations and warranties set out in Schedule 6 (NADL Representations and Warranties) and those given by NADL in Clause 13 (NADL Warranties and Covenants) and Clause 15 (Parties’ Warranties) and “NADL Warranty” shall be construed accordingly;

“Net Cash / Debt Amount”	means the Completion Cash Amount less the Completion Debt Amount, which may be a positive or a negative number;
“Notary”
means such public notary as agreed between the parties to notarise the Russian SPA and to make such other arrangements as are necessary for the purpose of transferring the Shares from Rosneft to NADL at Completion;

“Offshore Drilling Contract”	means in respect of each Offshore Rig: (A) the Master Agreement; and (B) any Service Order;
“Offshore Rigs”	;
“Onshore Drilling Contracts”	means the drilling contracts in respect of each of the Land Rigs to be entered into pursuant to Clause 4 and on the terms set out in the Pro forma Onshore Drilling Contract;
“Orenburg”	means Orenburg Drilling LLC, basic information concerning which is set out in Part B of Attachment 1 (Basic information about the Subsidiaries);
“Orenburg Accounts”	means the consolidated balance sheet and income statement for Orenburg and the Orenburg Subsidiary as at and for the period ending 31 December 2013 prepared in accordance with IFRS;
“Orenburg Acquisition”	means the acquisition by the Company of Orenburg and the Orenburg Subsidiaries;
“Orenburg Completion Date”	means 1 April 2014;
“Orenburg Seller 1”
means OJSC VTB Leasing, an open joint stock company, incorporated and registered under the laws of the Russian Federation with main state registration number (OGRN) 1037700259244 and having its head office located at 109147, Moscow, Vorontsovskaya str. 43, bld. 1, Russia;

“Orenburg Sellers”
means Orenburg Seller 1 and LLC FinanceBusinessGroup (in Russian: ООО «ФинансБизнесГрупп»), a limited liability company, incorporated and registered under the laws of the Russian Federation with main state registration number (OGRN) 1067746478183 and having its head office located at 105066, Moscow, Novaya Basmannaya str. 37А, Russia;

“Orenburg Shares”	means the 100% (one hundred per cent.) participatory interest in the charter capital of Orenburg;
“Orenburg Subsidiary”
means OBK Service LLC, a limited liability company, incorporated and registered under the laws of the Russian Federation with main state registration number (OGRN) 1105658006475 and having its head office located at 460027, Orenburg, Donguzskaya str, 53 Russia;

“Orenburg Subsidiary Shares”	has the meaning given in Paragraph 3 of Part B of Schedule 5 (Rosneft Representations and Warranties);
“Orenburg Warranties”	means the representations and warranties set out in Part B of Schedule 5 (Rosneft Representations and Warranties) given by Rosneft and “Orenburg Warranty” shall be construed accordingly;
“Orenburg Warranty Claim”	means any claim for breach of any Orenburg Warranty;
“Original NADL Disclosure Letter”	means the letter of the same date as this Agreement written by NADL to Rosneft and delivered to Rosneft before the execution of this Agreement;
“Original Rosneft Disclosure Letter”	means the letter of the same date as this Agreement written by Rosneft to Seadrill and NADL and delivered to Seadrill and NADL before the execution of this Agreement;
“Payment Date”	;
“Postponed Long Stop Date”	;
“Pro forma Onshore Drilling Contract”	;
“Procurement Documentation”
means procurement regulation (in Russian – положение о закупке), procurement plan (in Russian – план закупки) procurement notice (in Russian – извещение о закупке) and other documents and information required under the Procurement Law to lawfully procure goods, works and services;

“Procurement Law”	means Russian Federal Law No. 223-FZ of 18 July 2011 “On Procurement of Goods, Works and Services by Certain Types of Legal Entities”;
“Property” or “Properties”	means freehold, leasehold or other immovable property in any part of the world;
“Prospectus”	means the prospectus issued by NADL on 28 January 2014 in connection with its application to list its common shares on the New York Stock Exchange;
“RAS”
means:
(A) with respect to the period up to and including 31 December 2012, the Russian accounting standards as adopted by Federal Law No. 129-FZ of 21 November 1996 “On Accounting”; and
(B) with respect to the period from and including 1 January 2013, the Russian accounting standards as adopted by Federal Law No 402-FZ of 6 December 2011 “On Accounting”,
as well as accounting policy regulations as adopted by the Russian Ministry of Finance and other generally accepted accounting principles and practices in the Russian Federation;

“Register”	means the Unified State Register of Legal Entities in the Russian Federation;
“Relevant Properties”	means the Properties referred to in Attachment 2 (Relevant Properties);
“Relevant Well Tier One Liability Cap”	has the meaning given in Clause 5.29(A)(i);
“Relevant Well Tier Two Liability Cap”	;
“Retained Group”
means Rosneft, its subsidiaries and subsidiary undertakings from time to time and any other persons Controlled by Rosneft, but excluding members of the Sale Group, and “member of the Retained Group” shall be construed accordingly;

“Revenue Deficit”	;
“Revenue Surplus”	;
“Rig Lease”	;
“Rolled Forward Amount”	;
“Rolled Forward Surplus Amount”	;
“Rosneft Approval Documents”
means this Agreement, the Shareholders’ Agreement, the Onshore Drilling Contracts, the Russian SPA, the Current Rosneft Disclosure Letter and any other documents being entered into by Rosneft (or any member of the Retained Group) in connection with the transactions contemplated by this Agreement which are expressly referred to in this Agreement (but excluding the Offshore Drilling Contracts and any related documents and any Additional Drilling Contracts);

“Rosneft Break Fee”	;
“Rosneft Data Room”
means the virtual data room made available by Rosneft containing the documents contained on the flash drive attached to the Original Rosneft Disclosure Letter, the cover of which has been signed by all parties;

“Rosneft Legal Opinions”	;
“Rosneft’s Solicitors”	means Baker Botts L.L.P., located at Suite 450, Ducat Place II, Gasheka str. 7, Moscow, 123056, Russia;
“Rosneft Tax Warranties”	means the Rosneft Warranties set out in Paragraph 18 of Part A of Schedule 5 (Rosneft Representations and Warranties);
“Rosneft Warranties”
means the Company Warranties and/or the Orenburg Warranties and the representations and warranties set out in Clause 15 (Parties’ Warranties) given by Rosneft and “Rosneft Warranty” shall be construed accordingly;

“Rosneft Warranty Claim”	means any claim for breach of any Rosneft Warranty;
“Russian Roubles” or “RUB”	means Russian roubles, the lawful currency of the Russian Federation;
“Russian SPA”	means a contribution agreement in the form set out in Schedule 11 (Russian SPA) in relation to the Shares to be entered into between Rosneft as contributor and NADL as issuer;
“Sale Group”	means the Company and the Subsidiaries and “member of the Sale Group” shall be construed accordingly;
“Sale Group Material Adverse Change”
means any event, circumstance, change, development or condition that:
(A) occurs on or after the Signing Date; or
(B) occurred before the Signing Date, but where knowledge or information in respect of such event, circumstances, change, development or condition was not publicly available and generally known by members of the global oil and gas industry prior to the execution of this Agreement and not known by Seadrill or NADL prior to the execution of this Agreement, which gives rise to, or which is likely to give rise to a material adverse effect on the business, operations, assets, financial position, profits or prospects of the Sale Group taken as a whole, but excluding any of the following:
(a) global economic, global financial or global market conditions (including changes in interest rates, exchange rates or securities or commodity prices); or
(b) any act undertaken by (or omission of) any member of the Retained Group and/or any member of the Sale Group at the written request of Seadrill or NADL on or after the Signing Date; or
(c) any act undertaken by (or omission of) any member of the Retained Group and/or any member of the Sale Group pursuant to and in accordance with its obligations under any of the Transaction Documents; or
(d) any act undertaken by any member of the Seadrill Group or any member of the NADL Group (except for the enforcement of any of its rights or exercise of any of its discretions under any of the Transaction Documents); or
(e) any changes generally affecting companies in the sector in which the Sale Group operates and which do not have a disproportionately adverse impact on the Sale Group; or
(f) any change in applicable law relating to sanctions which does not result in a material impact on the Sale Group;

“Sanctions”	;
“Sanctions Event”	;
“Sanctions Matter”	;
“Seadrill Additional Contract Aggregate Deficit”	has the meaning given in Clause 5.16;
“Seadrill Additional Contract Aggregate Surplus”	;
“Seadrill Additional Contract Rolled Forward Amount”	;
“Seadrill Additional Contract Rolled Forward Surplus Amount”	;
“Seadrill Additional Contract Revenue Deficit”	;
“Seadrill Additional Contract Revenue Surplus”	;
“Seadrill Additional Contract Shares”
means, in relation to an Additional Drilling Contract with a member of the Seadrill Group, that number of common shares of par value US$5 each in the share capital of NADL (rounded up to the nearest whole number of shares) which equals A/B where:
A = (i) ***** of the Additional Contract Estimated Drilling Revenue for that Additional Drilling Contract (ii) minus the Additional Contract Rolled Forward Amount (if any) or plus the Additional Contract Rolled Forward Surplus Amount (if any) as at the Additional Contract Acceptance Date under that Additional Drilling Contract and (iii) minus any amounts outstanding from Rosneft to Seadrill under this Agreement as at the Additional Contract Acceptance Date under that Additional Drilling Contract; and
B = the volume weighted average price as derived from Bloomberg of a common share of NADL for the thirty Business Days prior to the relevant Additional Contract Acceptance Date under that Additional Drilling Contract;

“Seadrill Approval Documents”
means this Agreement and the Shareholders’ Agreement and any other documents being entered into by Seadrill in connection with the transactions contemplated by this Agreement which are expressly referred to in this Agreement (but excluding the Offshore Drilling Contracts and any related documents and any Additional Drilling Contracts);

“Seadrill Group”
means:
(A) Seadrill; and
(B) its subsidiaries and subsidiary undertakings from time to time, any holding company of any of them and all other subsidiaries or subsidiary undertakings of any such holding company, but excluding any member of the NADL Group, and “member of the Seadrill Group” shall be construed accordingly;

“Seadrill’s Solicitors”	means Slaughter and May of One Bunhill Row, London EC1Y 8YY;
“Seadrill Warranty”	means the representation and warranty set out in Clause 14 (Seadrill Warranty);
“SEC”	has the meaning given in Paragraph 9(B) of Schedule 6 (NADL Representations and Warranties);
“Securities Act”	has the meaning given in Paragraph 9(B) of Schedule 6 (NADL Representations and Warranties);
“Service Order”	means the service order dated 30 July 2014 between Rosneft and the relevant member(s) of the NADL Group in respect of an Offshore Rig;
“Settlement Date”	means 1 June in each calendar year;
“Settlement Period”	means the period from and including 1 April in the prior calendar year to but excluding 1 April in the current calendar year;
“Shareholders’ Agreement”	means the shareholders’ agreement in the agreed form between Rosneft and Seadrill regulating the relationship between Rosneft and Seadrill as shareholders in NADL;
“Shareholder Debt”
means all loans and borrowings in the nature of indebtedness (other than Inter-Company Payables and Inter-Company Receivables in respect of the supply of goods and services) outstanding between any member of the Retained Group and any member of the Sale Group;

“Shares”	means the 100% (one hundred per cent.) participatory interest in the charter capital of the Company;
“Signing Date”	means the date on which this Agreement is entered into by the parties;
“Subscription Price”	means, in respect of all of the Subscription Shares, an amount equal to A x B where: A = the aggregate number of Subscription Shares; and B = US$9.25;
“Subscription Shares”
means that number of common shares of par value US$5 each in the share capital of NADL (rounded up to the nearest whole number of shares) as shall result in Rosneft holding (when aggregated with the Consideration Shares and any other common shares of par value US$5 each in the capital of NADL held by the Retained Group) 30% (thirty per cent.) of the share capital of NADL;

“Subsequent Offshore Drilling Contract”	;
“Subsidiaries”	means those companies identified as such in Part B of Attachment 1 (Basic Information about the Subsidiaries);
“Surviving Provisions”	;
“Tajikistan Business”
means all of the business of the Sale Group carried on in Tajikistan on, prior to or after the date of this Agreement, including all property, rights, assets, obligations and liabilities of the Sale Group relating to such business and including without limitation:
(A) the Tajikistan Rig;
(B) any employees or other persons employed by any member of the Sale Group and assigned to the Tajikistan Rig;
(C) all other property, rights and assets of the Sale Group used in or for the purposes of the operation of the Tajikistan Rig and the Tajikistan Contract;
(D) the benefit of all of the agreements, arrangements and commitments to which any member of the Sale Group is a party in relation to the Tajikistan Rig, including without limitation the Tajikistan Contract and in relation to any services provided to the Sale Group for the purposes of the operation of the Tajikistan Rig; and
(E) any and all debts, liabilities or obligations of the Sale Group in relation to any of the foregoing.

“Tajikistan Contract”	means the agreement with OJSC Gazprom No. 277 dated 11 March 2009 in respect of the provision of drilling services in Tajikistan;
“Tajikistan Rig”	means the onshore drilling rig owned by Orenburg which, as at the Signing Date, is located in Tajikistan;
“Tax”
includes, without limitation, taxes on gross or net income, profits and gains, and all other taxes, levies, duties, imposts, charges and withholdings of any fiscal nature, including any excise, property, value added, sales, use, occupation, transfer, franchise and payroll taxes and any social security or social fund contributions together with all penalties, charges and interest relating to any of the foregoing taxes, withholdings and contributions or to any obligations with respect to any of the foregoing taxes, withholdings or contributions;

“Tax Authority”
means any government, state, federal or municipality or any governmental, state, social or other fiscal, revenue, customs or excise authority, body or official or other authority anywhere in the world competent to impose, assess, administer or collect any liability relating to Taxes;

“Tax Relief”
means any loss, relief, allowance, credit, exemption, incentive or set-off in respect of Tax, any deduction in computing income, profits or gains for the purposes of Tax or any right to the repayment of Tax;

“Third Party”	;
“Third Party Rights Clauses”	;
“Tier One Balance”	;
“Tier Two Balance”	;
“Transaction Documents”	;
“Transactions”	means the transactions contemplated by this Agreement, including for the avoidance of doubt the Russian SPA;
“Transfer Application Form”
means an application, which under item 14 of Article 21 of the LLC Law is required to be submitted by the Notary to the competent Authority to incorporate amendments to the Register in respect of the change in ownership of the Shares, and a copy of which under item 15 of Article 21 of the LLC Law is required to be submitted to the Company;

“Updated NADL Disclosure Letter”	;
“Updated Rosneft Disclosure Letter”	;
“U.S. Securities Laws”	;
“VAT”	means value added Tax or any other sales or turnover tax of any relevant jurisdiction;
“Weatherford Business”
means all of the land drilling business of the Retained Group which is currently carried on in Russia which was acquired by the Retained Group pursuant to the Weatherford SPA (the “Weatherford Acquisition”) and including all property, rights and assets of the Retained Group relating to such business which have been purchased, acquired or assumed since the completion date of the Weatherford Acquisition;

“Weatherford Consideration”	;
“Weatherford Option”	;
“Weatherford Option Notice”	;
“Weatherford Option Period”
means the period commencing on the Completion Date and ending on the earlier of (a) four months from the Due Diligence Commencement Date; and (b) the second anniversary of the Completion Date (inclusive);

“Weatherford Option Price”	;
“Weatherford SPA”
means the framework agreement entered into between Weatherford Worldwide Holdings GmbH, Weatherford Holdings (RUS), LLC, Weatherford Drilling International Holdings (BVI) Ltd. (as Sellers); Weatherford International public limited company as Guarantor for the Sellers; LLC “Zapad-Shmidt-Invest”, LLC “RN-Service”, LLC “City” (as Purchasers); and Rosneft Oil Company (as Guarantor for the Purchasers) dated 10 July 2014;

“Work Order”	;
“Working Capital”
means in respect of the Sale Group the aggregate amount of the following balance sheet line items set out in the statutory form of a balance sheet applicable for the 2013 year-end financial reporting as approved by the Ministry of Finance of the Russian Federation:
i. “Запасы” (inventories), “Налог на добавленную стоимость по приобретенным ценностям” (value added tax on goods purchased), “Дебиторская задолженность” (accounts receivable), “Прочие оборотные активы” (other current assets);
less
ii. “Кредиторская задолженность” (accounts payable), “Доходы будущих периодов” (deferred income), “Оценочные обязательства” (provisions and accruals), “Прочие обязательства” (other liabilities);
but, for the avoidance of doubt:
(a) excluding amounts counted towards Cash and Debt,
(b) excluding those assets and liabilities specifically required to be excluded from the Completion Working Capital Amount by Part C of Schedule 8 (Completion Accounts);
(c) including those assets and liabilities specifically required to be included in the Completion Working Capital Amount by Part C of Schedule 8 (Completion Accounts),
(d) including only those long-term liabilities falling within “Оценочные обязательства” (provisions and accruals) and “Прочие обязательства” (other liabilities) which are of the same nature, type and category as the short-term liabilities included in the Working Capital, and included in the calculation of Minimum Working Capital Amount in the agreed form set out in Part E of Schedule 8 (Completion Accounts); and
(e) excluding obligations similar to provisions for environmental liabilities or asset retirement obligations.
For the avoidance of doubt, Working Capital may be a positive or a negative amount;

“Working Hours”	means 9.00 a.m. to 5.30 p.m. on a Business Day; and
“Working Party”	has the meaning given in Clause 5.25.

1.2	In this Agreement, unless otherwise specified:

(A)	references to Clauses, Paragraphs, Schedules and Attachments are to clauses and paragraphs of, and schedules and attachments to, this Agreement;

(B)	all headings and titles are inserted for convenience only and are to be ignored in the interpretation of this Agreement;

(C)	the Schedules and Attachments form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement;

(D)
references to any document in the “agreed form” means that document in the form agreed by the parties and initialled for the purposes of identification by Rosneft’s Solicitors on behalf of Rosneft and Seadrill’s Solicitors on behalf of Seadrill and NADL (in each case with such amendments as may be agreed by or on behalf of the parties);

(E)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, consolidated, amended, modified or re-enacted;

(F)	references to “$”, “Dollars” or “US$” are to the lawful currency of the United States of America;

(G)	use of any gender includes the other genders;

(H)	references to a “company” shall be construed so as to include any corporation or other body corporate, wherever and however incorporated or established;

(I)
references to a “person” shall be construed so as to include any individual, firm, company, corporation, body corporate, Authority, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(J)	the expressions “body corporate”, “holding company”, “subsidiary”, “subsidiary undertaking” and “wholly owned subsidiary” shall have the meaning given in the UK Companies Act 2006;

(K)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(L)
the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(M)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(N)	any reference to a “day” (including the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(O)	references to times are to London time, unless specifically stated otherwise;

(P)
any reference to any English or Russian (as the case may be) legal term for any action, remedy, method of financial proceedings, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than, in respect of any English legal term, England or, in respect of any Russian legal term, the Russian Federation, be deemed to include what most closely approximates in that jurisdiction to the English or Russian (as the case may be) legal term;

(Q)
any reference to “shares” shall include a reference to participatory interests, units or the charter capital of a company and “shareholder” and “shareholding” will be construed accordingly, and references to “shareholders” will include a reference to participants and members;

(R)
a reference to a “director” shall in the context of a company incorporated in the Russian Federation include a reference to the sole executive body (being either a general director or a managing company or a manager), each member of a collegial executive body and each member of a board of directors (supervisory board);

(S)
any statement in this agreement qualified by the expression “to the best of Rosneft’s knowledge” or “so far as Rosneft is aware” or any similar expression shall mean the actual knowledge of the current CEO and CFO of the Company and the current CEO and CFO of Orenburg, Krzys Zielicki and Ilya Matveev, having made all reasonable enquiries;

(T)
any statement in this agreement qualified by the expression “to the best of NADL's knowledge” or “so far as NADL is aware” or any similar expression shall mean the actual knowledge of Jon Olav Osthus, Robert Hingley-Wilson and the current CEO and CFO of NADL, having made all reasonable enquiries;

(U)
references to “disclosed” or any similar expression shall mean fairly disclosed in sufficient detail so as to allow the recipient of the disclosure to appreciate the meaning, significance and implications of the matters disclosed;

(V)
any amount to be converted from one currency into another currency for the purposes of this Agreement shall be converted into an equivalent amount at the Conversion Rate. For the purposes of this Clause 1.2(V):

(i)
“Conversion Rate” means (i) where one of the currencies is RUB, the official exchange rate established by the Central Bank of Russia for the exchange of the relevant currency into RUB; and (ii) in all other cases the closing spot mid-trade composite London rate for a transaction between the two currencies in question as quoted on Bloomberg, in either case on the date immediately preceding the Relevant Date or, if no such rate is established or quoted on that date, on the preceding date on which such rates are quoted;

(ii)
“Relevant Date” means, save as otherwise provided in this Agreement, the Business Day on which a payment or an assessment is to be made, save that, for the purposes of Clause 8 (Rosneft Actions Pending Completion), the Relevant Date shall mean the Signing Date;

(W)
any reference to a “contingent” liability shall mean, for the purposes of Paragraphs 2(A)(iv), 7(B) and 18(A) of Part A of Schedule 5 (Rosneft Representations and Warranties), a “contingent liability” as determined in accordance with RAS 8/2010 “Estimated Liabilities, Contingent Liabilities, and Contingent Assets;” and for the purposes of Paragraphs 5(C), 9(E), 11(D) and 12(E) of Part A of Schedule 5 (Rosneft Representations and Warranties), a liability dependent on the occurrence or non-occurrence of one or more uncertain future events, and any reference to a “liability”, without further clarification as to whether such liability is actual or contingent, will be deemed to refer to an actual liability only;

(X)	any reference to “any amounts outstanding from Rosneft to NADL under this Agreement” (or similar) or “any amounts outstanding from Rosneft to Seadrill under this Agreement” (or similar) shall mean:

(i)	an arbitration tribunal constituted under Clause 34 (Arbitration) has issued an award or judgment in respect of the amount in respect of which no right of appeal exists or is waived; or

(ii)	the parties have so expressly agreed in writing; or

(iii)	the outstanding amount is due from Rosneft under an undisputed invoice, and shall exclude, where relevant, any amounts outstanding from Rosneft to NADL or Seadrill (as the case may be) that have already been taken into account in calculating the Rolled Forward Amount, the Rolled Forward Surplus Amount, the Additional Contract Rolled Forward Amount or the Additional Contract Rolled Forward Surplus Amount;

(Y)
where there is any reference to the issue of shares in the share capital of NADL based on a share price of US$9.25 per share, that share price shall be adjusted as necessary to take account of any subdivision or consolidation of the shares in the share capital of NADL; and

(Z)	the parties hereby agree that it is not necessary for any part of this Agreement which is in Russian to be translated into English in order for it to have effect.

2.	NADL ISSUANCE
Issue of Consideration Shares

2.1
NADL shall issue the Consideration Shares to Rosneft in accordance with Clause 2 (NADL Issuance), Clause 10 (Completion) and Schedule 4 (Completion arrangements) and, subject to the terms of this Agreement, Rosneft shall:

(AA)	at Completion, contribute the Shares, free from all Encumbrances, together with all rights attached or accruing to them by entering into the Russian SPA at Completion; and

(BB)	contribute the amount of the Consideration Deficit (if any) in accordance with Clause 2.11, in each case to the share capital of NADL as payment for the Consideration Shares.

2.2
Each of the Consideration Shares shall be credited as fully paid, with the same rights and ranking pari passu in all respects with the existing fully paid common shares of par value US$5 each in the share capital of NADL. NADL shall issue the Consideration Shares free from all Encumbrances and from all other rights exercisable by or claims by third parties, together with all rights attached or accruing to them at Completion.

2.3
NADL and Seadrill shall procure that all rights of pre-emption over any of the Consideration Shares conferred by the constitutional documents of NADL, by applicable law or in any other way are waived prior to Completion.

2.4
NADL shall be entitled to exercise all rights attached to or accruing to the Shares, including the right to receive all dividends, distributions or return of capital declared, paid or made by the Company on or after the Completion Date.

Issue of Subscription Shares

2.5	At Completion, NADL shall issue the Subscription Shares to Rosneft and Rosneft shall subscribe and pay for the Subscription Shares at an aggregate price equal to the Subscription Price.

2.6
Each of the Subscription Shares shall be credited as fully paid, with the same rights and ranking pari passu in all respects with the existing fully paid common shares of par value US$5 each in the share capital of NADL. NADL shall issue the Subscription Shares free from all Encumbrances and from all other rights exercisable by or claims by third parties, together with all rights attached or accruing to them at Completion.

2.7
NADL and Seadrill shall procure that all rights of pre-emption over any of the Subscription Shares conferred by the constitutional documents of NADL, by applicable law or in any other way are waived prior to Completion.

Valuation of the Shares

2.8
The total value of the Shares (the “Consideration”) shall be calculated and adjusted in accordance with this Clause 2 (NADL Issuance), Clause 11 (Completion Accounts) and Schedule 8 (Completion Accounts).

True-up following Completion Accounts exercise

2.9	If the Completion Adjustment Amount:

(A)	is a positive amount or is zero (US$0); or

(B)	is a negative amount and the modulus of the Completion Adjustment Amount is less than or equal to the Estimated Adjustment Amount, no adjustment to the Consideration shall be made in respect of the Completion Net Working Capital Amount or the Net Cash/Debt Amount.

2.10
If the Completion Adjustment Amount is a negative amount and the modulus of the Completion Adjustment Amount is more than the Estimated Adjustment Amount, the Consideration shall be reduced by an amount equal to the excess (the “Consideration Deficit”), subject to the provisions of Paragraph 1.5 of Part A of Schedule 8 (Completion Accounts).

2.11
Rosneft shall transfer to NADL an amount equal to the Consideration Deficit in accordance with Clause 2.1 within five Business Days of determination of the Completion Accounts. If the Consideration Deficit is in excess of US$30,000,000, then the Consideration Deficit shall be increased by an amount equal to LIBOR plus 4% (four per cent.) of the Consideration Deficit for the period from (and including) Completion to (but excluding) the date of actual payment.

3.	CONTRACT SHARES
Issue of Contract Shares in relation to Offshore Drilling Contracts

3.1
Within 5 Business Days of the first Acceptance Date which occurs following Completion under any Offshore Drilling Contract (the “First Offshore Drilling Contract”), NADL shall issue Contract Shares to Rosneft in respect of the First Offshore Drilling Contract.

3.2
Within 5 Business Days of any Acceptance Date which occurs thereafter under any Offshore Drilling Contract (each a “Subsequent Offshore Drilling Contract”) NADL shall issue Contract Shares to Rosneft in respect of the Subsequent Offshore Drilling Contract in relation to which the Acceptance Date related. On the issue of such Contract Shares the Rolled Forward Amount (if any) shall then be zero.

3.3
Any Contract Shares issued pursuant to Clause 3.1 and Clause 3.2 shall be credited as fully paid, with the same rights and ranking pari passu in all respects with the existing fully paid common shares of par value US$5 each in the share capital of NADL. NADL shall issue any Contract Shares free from all Encumbrances and from all other rights exercisable by or claims by third parties, together with all rights attached or accruing to them at the time of issue. NADL shall procure that all rights of pre-emption over any of the Contract Shares conferred by the constitutional documents of NADL, by applicable law or in any other way are waived prior to their issue.

True-up on each Settlement Date

3.4	As at each Settlement Date, NADL shall calculate:

(A)	the amount (if any) by which A exceeds B where:

A =	***** of the aggregate Estimated Drilling Revenue in the Assessed Settlement Period; and

B =	***** of the aggregate Actual Drilling Revenue under all of the Offshore Drilling Contracts in the Assessed Settlement Period,
(such amount being the “Revenue Deficit”); or

(B)	the amount (if any) by which X exceeds Y where:

X =	***** of the aggregate Actual Drilling Revenue under all of the Offshore Drilling Contracts in the Assessed Settlement Period; and

Y =	***** of the aggregate Estimated Drilling Revenue in the Assessed Settlement Period,
(such amount being the “Revenue Surplus”); and

(C)	the Rolled Forward Amount (if any) or the Rolled Forward Surplus Amount (if any),
and notify those amounts to Rosneft in writing.

3.5
If there is a Revenue Deficit in respect of the Assessed Settlement Period and the aggregate of: (i) the Revenue Deficit in the Assessed Settlement Period; (ii) plus the Rolled Forward Amount (if any) or minus the Rolled Forward Surplus Amount (if any); and (iii) plus any amounts outstanding from Rosneft to NADL under this Agreement as at the Settlement Date (the “Aggregate Deficit”) is:

(A)
a positive amount and equal to or more than US$10,000,000, then NADL shall receive from Rosneft an amount equal to the Aggregate Deficit within 10 Business Days following receipt of the notice from NADL under Clause 3.4 and the Rolled Forward Amount and the Rolled Forward Surplus Amount shall then each be zero;

(B)	a negative amount, then the Rolled Forward Surplus Amount shall then be equal to the modulus of the Aggregate Deficit; or

(C)
a positive amount and less than US$10,000,000, then no true-up is required at that time and the Rolled Forward Amount shall then be an amount equal to the Aggregate Deficit and the Rolled Forward Surplus Amount shall then be zero.

3.6
If there is a Revenue Surplus in respect of the Assessed Settlement Period and the aggregate of: (i) the Revenue Surplus in the Assessed Settlement Period, (ii) less the Rolled Forward Amount (if any) or plus the Rolled Forward Surplus Amount (if any), (iii) less any amounts outstanding from Rosneft to NADL under this Agreement as at the Settlement Date (the “Aggregate Surplus”) is:

(A)
a positive amount and more than US$10,000,000, then, within 10 Business Days of that Settlement Date, NADL shall issue to Rosneft such number of common shares of par value US$5 each in the share capital of NADL (rounded up to the nearest whole number of shares) as equals A/B where:

A =	the Aggregate Surplus; and
B =     US$9.25 per share,
and the Rolled Forward Amount and the Rolled Forward Surplus Amount shall then be zero;

(B)
a negative amount and more than $10,000,000, then NADL shall receive from Rosneft an amount equal to the Aggregate Surplus within 10 Business Days following receipt of the notice from NADL under Clause 3.4 and the Rolled Forward Amount and the Rolled Forward Surplus Amount shall then each be zero;

(C)	a negative amount and less than or equal to US$10,000,000, then the Rolled Forward Amount shall then be equal to the modulus of the Aggregate Surplus; or

(D)	a positive amount and less than or equal to US$10,000,000, then no true-up is required at that time and the Rolled Forward Surplus Amount shall then be an amount equal to the Aggregate Surplus.

3.7	At the time of the termination or expiry of the last of the Offshore Drilling Contracts and outstanding Additional Drilling Contracts to terminate or expire:

(A)	if there is a Rolled Forward Amount, Rosneft and NADL shall discuss an efficient mechanism for dealing with the remaining Rolled Forward Amount and, failing such agreement, Rosneft shall, either:

(i)	on the Settlement Date immediately following such termination or expiry, elect to waive its dividend rights and Clause 16.9(B) shall apply; or

(ii)
pay such amount to NADL within 10 Business Days following the Settlement Date immediately following such termination or expiry provided that if such amount is subject to Russian withholding tax, Rosneft shall gross up the remaining Rolled Forward Amount in such a way that after deducting Russian withholding tax from the grossed up Rolled Forward Amount NADL receives an amount equal to the Rolled Forward Amount less an amount equal to 50% (fifty per cent.) of the tax being withheld; and

(B)
if there is a Rolled Forward Surplus Amount, within 10 Business Days following the Settlement Date immediately following such termination or expiry, NADL shall issue to Rosneft such number of common shares of par value US$5 each in the share capital of NADL (rounded up to the nearest whole number of shares) as equals A/B where:

A =     the Rolled Forward Surplus Amount; and
B =     US$9.25 per share,
and the Rolled Forward Surplus Amount shall then be zero.

3.8
Any shares issued pursuant to Clause 3.6 or 3.7 shall be credited as fully paid, with the same rights and ranking pari passu in all respects with the existing fully paid common shares of par value US$5 each in the share capital of NADL. NADL shall issue any shares issued pursuant to Clause 3.6 or 3.7 free from all Encumbrances and from all other rights exercisable by or claims by third parties, together with all rights attached or accruing to them at the time of issue. NADL shall procure that all rights of pre-emption over any of the shares issued pursuant to Clause 3.6 or 3.7 conferred by the constitutional documents of NADL, by applicable law or in any other way are waived prior to their issue.

3.9
On each issue of Contract Shares or fully paid common shares of par value US$5 each in the share capital of NADL under Clause 3.6 or 3.7, NADL shall deliver a share certificate for the relevant Contract Shares or fully paid common shares of par value US$5 each in the share capital of NADL in the name of Rosneft.

3.10
Any Rolled Forward Amount or Rolled Forward Surplus Amount shall increase by an amount equal to LIBOR plus 4% (four per cent.), which shall accrue from day to day and shall form part of the Rolled Forward Amount or Rolled Forward Surplus Amount (as the case may be).

3.11
If, prior to the Acceptance Date in respect of an Offshore Drilling Contract, Rosneft and NADL agree that the amount or timing of the Actual Drilling Revenue in respect of all Settlement Periods estimated to be earned from that Offshore Drilling Contract over the term of that Offshore Drilling Contract is different from that set out in Part C of Schedule 10 (Offshore Drilling Contracts), the parties shall make corresponding adjustments to the amounts set out in column 10 of Part A of Schedule 10 (Offshore Drilling Contracts) and / or column 2 of Part B of Schedule 10 (Offshore Drilling Contracts), and Schedule 10 (Offshore Drilling Contracts) and the number of Contract Shares to be issued pursuant to Clause 3.2 shall both be adjusted accordingly. The adjustments to Schedule 10 (Offshore Drilling Contracts) and to the Estimated Drilling Revenue pursuant to this Clause shall only be made in respect of an Offshore Drilling Contract if agreed by Rosneft and NADL prior to the Acceptance Date in respect of that Offshore Drilling Contract.

4.	ONSHORE DRILLING CONTRACTS

4.1
Rosneft agrees that, subject to the satisfaction of the Conditions in Paragraphs 4 and 6(A) of Schedule 1 (Conditions to Completion), it shall procure that the relevant members of the Retained Group and the relevant members of the Sale Group execute each of the Onshore Drilling Contracts on or prior to, but conditional on, Completion. Rosneft agrees that the execution of each of the Onshore Drilling Contracts shall comply with the Procurement Law and Procurement Documentation of the relevant members of the Retained Group.

VTB Rigs

4.2
Rosneft shall procure that, between the Signing Date and Completion, the Sale Group shall enter into lease contracts with VTB Leasing for the lease of 28 (twenty eight) land rigs, details of which are set out in Part B of Attachment 3 (the “VTB Rigs”) (the “VTB Leases”). The VTB Leases shall be on substantially the same terms as the leases which are already in place as at the Signing Date between the Sale Group and VTB-Leasing and shall reflect the following principles:

(A)	the VTB Rigs shall operate in Nefteyugansk;

(B)	the VTB Rigs shall be delivered to the Sale Group at DDP Nefteyugansk (Pyt-Yakh) rail station (the “Delivery Location”) during the period from October 2014 to June 2015;

(C)	the monthly lease payments to VTB Leasing in respect of each VTB Rig shall be as set out in the lease payment schedule in Part A of Attachment 7 (VTB Schedule);

(D)
the Sale Group shall have the option exercisable at any time during the term of such VTB Leases to require VTB-Leasing to sell to the Sale Group such VTB Rigs as the Sale Group shall designate in writing. The purchase price for each VTB Rig shall be equal to the amount set out in the table entitled “ОРИЕНТИРОВОЧНЫЙ ГРАФИК ЛИЗИНГОВЫХ ПЛАТЕЖЕЙ” in each of Part B, Part C, Part D or Part E (as the case may be) of Attachment 7 (VTB Schedule); and

(E)
VTB Leasing shall not be entitled to terminate the VTB Leases as a result of the change in ownership or control of the Sale Group pursuant to this Agreement and the Russian SPA and no break fee, termination payments, penalties or similar liabilities shall arise under the VTB Leases as a result of such change in ownership or control.

4.3
Subject to the entry into of the VTB Leases and the satisfaction of the Conditions in Paragraphs 4 and 6(A) of Schedule 1 (Conditions to Completion), Rosneft shall procure that the relevant members of the Retained Group and the relevant members of the Sale Group execute an Onshore Drilling Contract in respect of each of the VTB Rigs on or prior to, but conditional on, Completion. The parties agree that the Onshore Drilling Contracts will provide for the Retained Group to pay for the mobilisation from the Delivery Location to the drilling location.

4.4	Rosneft shall procure that the day rate for:

(D)	the VTB Rigs under the Onshore Drilling Contracts shall, at all times during the five year term of such Onshore Drilling Contracts, be no less than:

(i)	***** per day (which number shall be increased by inflation of 6 per cent. per annum) (excluding VAT) for the Uralmash VTB Rigs; and

(ii)	***** per day (which number shall be increased by inflation of 6 per cent. per annum) (excluding VAT) for the ZJ-50DBS VTB Rigs; and

(E)	the Leased Rigs under the Onshore Drilling Contracts shall, at all times during the five year term of such Onshore Drilling Contracts, be no less than:

(i)	***** per day (which number shall be increased by inflation of 6 per cent. per annum) (excluding VAT) for the Uralmash Leased Rigs; and

(ii)	***** per day (which number shall be increased by inflation of 6 per cent. per annum) (excluding VAT) for the ZJ-50DBS Leased Rigs.
Rosneft agrees that the provision of this Clause shall apply notwithstanding any relocation of any such VTB Rigs or Leased Rigs (as the case may be) from one region to another during the term of the Onshore Drilling Contracts.

5.	EXTENDED CO-OPERATION
Transaction Documents

5.1
Each of Rosneft, Seadrill and NADL agrees that it shall seek to extend its co-operation with the other parties beyond Completion and on or prior to, but conditional on, Completion Seadrill and Rosneft shall execute the Shareholders’ Agreement.

Additional Drilling Contracts

5.2
Seadrill agrees and acknowledges that Rosneft’s objective is to increase its shareholding in NADL to 50% (fifty per cent.) less one (1) share in NADL and that this objective ideally will be achieved through the entry into of Additional Drilling Contracts and the related issue of NADL Additional Contract Shares to Rosneft or the transfer of Seadrill Additional Contract Shares to Rosneft pursuant to this Clause 5 (Extended Co-Operation). However, the parties further agree that to the extent that the issue of NADL Additional Contract Shares to Rosneft when combined with the transfer of Seadrill Additional Contract Shares to Rosneft, would result in Rosneft's shareholding in NADL exceeding 50% (fifty per cent.) less one (1) share in NADL then, notwithstanding any other provision in this Clause 5 (Extended Co-Operation), NADL shall only issue such number of NADL Additional Contract Shares to Rosneft or Seadrill shall only transfer such number of Seadrill Additional Contract Shares to Rosneft as results in Rosneft's shareholding in NADL not exceeding 50% (fifty per cent.) less one (1) share in NADL with an amount attributable to the value of the NADL Additional Contract Shares not issued or Seadrill Additional Contract Shares not transferred, as the case may be, being satisfied by a cash payment to Rosneft by NADL (if the amount is attributable to an Additional Drilling Contract with a member of the NADL Group) or Seadrill (if the amount is attributable to an Additional Drilling Contract with a member of the Seadrill Group) at the same time as the issue of the NADL Additional Contract Shares or transfer of the Seadrill Additional Contract Shares that are issued or transferred, respectively.

5.3	The parties shall bear their own costs of identifying and implementing opportunities and entering into any Additional Drilling Contracts unless otherwise agreed.
Additional Drilling Contracts with the NADL Group

5.4
Subject to Clause 5.2, if any member of the Retained Group and any member of the NADL Group agree to enter into any Additional Drilling Contract, then NADL shall issue NADL Additional Contract Shares to Rosneft within 5 Business Days from the Additional Contract Acceptance Date in respect of the relevant drilling rig.

5.5
Any NADL Additional Contract Shares issued pursuant to Clause 5.4 shall be credited as fully paid, with the same rights and ranking pari passu in all respects with the existing fully paid common shares of par value US$5 each in the share capital of NADL. NADL shall issue any NADL Additional Contract Shares free from all Encumbrances and from all other rights exercisable by or claims by third parties, together with all rights attached or accruing to them at the time of issue. NADL shall procure that all rights of pre-emption over any of the NADL Additional Contract Shares conferred by the constitutional documents of NADL, by applicable law or in any other way are waived prior to their issue.

True-up on each Settlement Date

5.6	As at each Settlement Date, NADL shall calculate:

(C)	the amount (if any) by which A exceeds B where:

A =
***** of the aggregate Additional Contract Estimated Drilling Revenue in the Assessed Settlement Period under all Additional Drilling Contracts to which any member of the NADL Group is a party and in respect of which the Additional Contracts Acceptance Date has occurred; and

B =	***** of the aggregate Additional Contract Actual Drilling Revenue in the Assessed Settlement Period under all Additional Drilling Contracts to which any member of the NADL Group is party,
(such amount being the “Additional Contract Revenue Deficit”); or

(D)	the amount (if any) by which X exceeds Y where:

X =	***** of the aggregate Additional Contract Actual Drilling Revenue in the Assessed Settlement Period under all Additional Drilling Contracts to which any member of the NADL Group is party; and

Y =
***** of the aggregate Additional Contract Estimated Drilling Revenue in the Assessed Settlement Period under all Additional Drilling Contracts to which any member of the NADL Group is a party and in respect of which the Additional Contracts Acceptance Date has occurred,

(such amount being the “Additional Contract Revenue Surplus”); and

(E)	the Additional Contract Rolled Forward Amount (if any) or the Additional Contract Rolled Forward Surplus Amount (if any),
and notify those amounts to Rosneft in writing.

5.7
If there is an Additional Contract Revenue Deficit in respect of the Assessed Settlement Period and the aggregate of: (i) the Additional Contract Revenue Deficit in the Assessed Settlement Period; (ii) plus the Additional Contract Rolled Forward Amount (if any) or minus the Additional Contract Rolled Forward Surplus Amount (if any); and (iii) plus any amounts outstanding from Rosneft to NADL under this Agreement as at the Settlement Date in accordance with Clause 16.9 (the “Additional Contract Aggregate Deficit”) is:

(A)
a positive amount and more than US$10,000,000, then NADL shall receive from Rosneft an amount equal to the Additional Contract Aggregate Deficit within 10 Business Days following receipt of the notice from NADL under Clause 5.6 and the Additional Contract Rolled Forward Amount and the Additional Contract Rolled Forward Surplus Amount shall then each be zero;

(B)	a negative amount, then the Additional Contract Rolled Forward Surplus Amount shall then be equal to the modulus of the Additional Contract Aggregate Deficit; or

(C)
a positive amount and less than or equal to US$10,000,000, then no true-up is required at that time and the Additional Contract Rolled Forward Amount shall then be an amount equal to the Additional Contract Aggregate Deficit and the Additional Contract Rolled Forward Surplus Amount shall then be zero.

5.8
If there is an Additional Contract Revenue Surplus in respect of the Assessed Settlement Period and the aggregate of: (i) the Additional Contract Revenue Surplus in the Assessed Settlement Period, (ii) less the Additional Contract Rolled Forward Amount (if any) or plus the Additional Contract Rolled Forward Surplus Amount (if any), (iii) less any amounts outstanding from Rosneft to NADL under this Agreement as at the Settlement Date (the “Additional Contract Aggregate Surplus”) is:

(A)
a positive amount and more than $10,000,000, then, within 10 Business Days following that Settlement Date, NADL shall issue to Rosneft such number of NADL Additional Contract Shares (rounded up to the nearest whole number of shares) as equals A/B where:

A =	the Additional Contract Aggregate Surplus; and
B =     the share price used to calculate the number of NADL Additional Contract Shares when they were issued, being “B” in the definition of NADL Additional Contract Shares, and the Additional Contract Rolled Forward Amount and the Additional Contract Rolled Forward Surplus Amount shall then be zero;

(B)
a negative amount and more than $10,000,000, then NADL shall receive from Rosneft an amount equal to the Additional Contract Aggregate Surplus within 10 Business Days following receipt of the notice from NADL under Clause 5.6 and the Additional Contract Rolled Forward Amount and the Additional Contract Rolled Forward Surplus Amount shall then each be zero;

(C)	a negative amount and less than or equal to US$10,000,000, then the Additional Contract Rolled Forward Amount shall then be equal to the modulus of the Additional Contract Aggregate Surplus; or

(D)
a positive amount and less than or equal to $10,000,000, then no true up is required at that time and the Additional Contract Rolled Forward Surplus Amount shall be an amount equal to the Additional Contract Aggregate Surplus.

5.9
At the time of the termination or expiry of the last of the Offshore Drilling Contracts and outstanding Additional Drilling Contracts to which a member of the NADL Group is a party to terminate or expire:

(A)
if there is an Additional Contract Rolled Forward Amount, Rosneft and NADL shall discuss an efficient mechanism for dealing with the remaining Additional Contract Rolled Forward Amount and, failing such agreement, Rosneft shall, either:

(i)	on the Settlement Date immediately following such termination or expiry, elect to waive its dividend rights and Clause 16.9(B) shall apply; or

(ii)
pay such amount to NADL within 10 Business Days following the Settlement Date following such termination or expiry provided that if such amount is subject to Russian withholding tax, Rosneft shall gross up the remaining Rolled Forward Amount in such a way that after deducting Russian withholding tax from the grossed up Rolled Forward Amount NADL receives an amount equal to the Rolled Forward Amount less an amount equal to 50% (fifty per cent.) of the tax being withheld; and

(B)
if there is an Additional Contract Rolled Forward Surplus Amount, within 10 Business Days following such termination or expiry, NADL shall issue to Rosneft such number of common shares of par value US$5 each in the share capital of NADL (rounded up to the nearest whole number of shares) as equals A/B where:

A =     the Additional Contract Rolled Forward Surplus Amount; and

B =	the share price used to calculate the number of NADL Additional Contract Shares when they were issued, being “B” in the definition of NADL Additional Contract Shares, and the Additional Contract Rolled Forward Surplus Amount shall then be zero.

5.10	On each issue of NADL Additional Contract Shares, NADL shall deliver a share certificate for the relevant NADL Additional Contract Shares in the name of Rosneft.

5.11
Any Additional Contract Rolled Forward Amount and Additional Contract Rolled Forward Surplus Amount shall increase by an amount equal to LIBOR plus 4% (four per cent.), which shall accrue from day to day and shall form part of the Additional Contract Rolled Forward Amount or Additional Contract Rolled Forward Surplus Amount (as the case may be).

5.12
Where practicable, the parties will seek to combine and consolidate the true-up mechanisms and the provisions dealing with the issuance of the Contract Shares and the NADL Additional Contract Shares in Clause 3 (Contract Shares) and this Clause 5 (Extended Co-Operation) on any Settlement Date, Acceptance Date or Additional Contract Acceptance Date taking into account the differences in the share prices used in the calculations of the Contract Shares and the NADL Additional Contract Shares, including with the aim of simplifying the true-up provisions.

Additional Drilling Contracts with the Seadrill Group

5.13
Subject to Clause 5.2, if any member of the Retained Group and any member of the Seadrill Group agree to enter into any Additional Drilling Contract then Seadrill shall within 5 Business Days from the Additional Contract Acceptance Date in respect of the relevant drilling rig either:

(A)
if Rosneft holds shares representing less than 50% (fifty per cent.) less one (1) share in NADL of all of the issued shares in NADL, transfer Seadrill Additional Contract Shares to Rosneft, provided that to the extent that the transfer of Seadrill Additional Contract Shares to Rosneft would result in Seadrill holding less than 10% (ten per cent.) of the share capital of NADL at such time, Seadrill shall satisfy its obligations under this Clause 5.13 by the transfer of an equivalent amount in cash to Rosneft; or

(B)
if Rosneft holds shares representing 50% (fifty per cent.) less one (1) share in NADL or more of all the issued shares in NADL, pay in cash to Rosneft an amount equal to (i) ***** of the Additional Contract Estimated Drilling Revenue for that Additional Drilling Contract (ii) minus the Seadrill Additional Contract Rolled Forward Amount (if any) or plus the Seadrill Additional Contract Rolled Forward Surplus Amount (if any) in each case as at the Additional Contract Acceptance Date under that Additional Drilling Contract and (iii) minus any amounts outstanding from Rosneft to Seadrill under this Agreement as at the Additional Contract Acceptance Date under that Additional Drilling Contract.

5.14
Any Seadrill Additional Contract Shares transferred pursuant to Clause 5.13 shall be fully paid and transferred free from all Encumbrances and from all other rights exercisable by or claims by third parties, together with all rights attached or accruing to them at the date of transfer. On each transfer of Seadrill Additional Contract Shares, Seadrill shall deliver an executed form of transfer in the form required by applicable law and NADL shall deliver a share certificate for the relevant Seadrill Additional Contract Shares in the name of Rosneft.

True-up on each Settlement Date

5.15	As at each Settlement Date, Seadrill shall calculate:

(A)	the amount (if any) by which A exceeds B where:

A =
***** of the aggregate Additional Contract Estimated Drilling Revenue in the Assessed Settlement Period under all Additional Drilling Contracts to which any member of the Seadrill Group is a party and in respect of which the Additional Contracts Acceptance Date has occurred; and

B =	***** of the aggregate Additional Contract Actual Drilling Revenue in the Assessed Settlement Period under all Additional Drilling Contracts to which any member of the Seadrill Group is party,
(such amount being the “Seadrill Additional Contract Revenue Deficit”); or

(B)	the amount (if any) by which X exceeds Y where:

X =	***** of the aggregate Additional Contract Actual Drilling Revenue in the Assessed Settlement Period under all Additional Drilling Contracts to which any member of the Seadrill Group is party; and

Y =
***** of the aggregate Additional Contract Estimated Drilling Revenue in the Assessed Settlement Period under all Additional Drilling Contracts to which any member of the Seadrill Group is a party and in respect of which the Additional Contracts Acceptance Date has occurred,

(such amount being the “Seadrill Additional Contract Revenue Surplus”); and

(C)	the Seadrill Additional Contract Rolled Forward Amount (if any) or the Seadrill Additional Contract Rolled Forward Surplus Amount (if any),
and notify those amounts to Rosneft in writing.

5.16
If there is a Seadrill Additional Contract Revenue Deficit in respect of the Assessed Settlement Period and the aggregate of: (i) the Seadrill Additional Contract Revenue Deficit in the Assessed Settlement Period; (ii) plus the Seadrill Additional Contract Rolled Forward Amount (if any) or minus the Seadrill Additional Contract Rolled Forward Surplus Amount (if any); and (iii) plus any amounts outstanding from Rosneft to Seadrill under this Agreement as at the Settlement Date in accordance with Clause 16.9 (the “Seadrill Additional Contract Aggregate Deficit”) is:

(A)
a positive amount and more than US$10,000,000, then Seadrill shall receive from Rosneft an amount equal to the Seadrill Additional Contract Aggregate Deficit within 10 Business Days following receipt of the notice from Seadrill under Clause 5.15 and the Seadrill Additional Contract Rolled Forward Amount and the Seadrill Additional Contract Rolled Forward Surplus Amount shall then each be zero;

(B)	a negative amount, then the Seadrill Additional Contract Rolled Forward Surplus Amount shall then be equal to the modulus of the Seadrill Additional Contract Aggregate Deficit; or

(C)
a positive amount and less than or equal to US$10,000,000, then no true-up is required at that time and the Seadrill Additional Contract Rolled Forward Amount shall then be an amount equal to the Seadrill Additional Contract Aggregate Deficit and the Seadrill Additional Contract Rolled Forward Surplus Amount shall then be zero.

5.17
If there is a Seadrill Additional Contract Revenue Surplus in respect of the Assessed Settlement Period and the aggregate of: (i) the Seadrill Additional Contract Revenue Surplus in the Assessed Settlement Period, (ii) less the Seadrill Additional Contract Rolled Forward Amount (if any) or plus the Seadrill Additional Contract Rolled Forward Surplus Amount (if any), (iii) less any amounts outstanding from Rosneft to Seadrill under this Agreement as at the Settlement Date (the “Seadrill Additional Contract Aggregate Surplus”) is:

(A)
a positive amount and more than $10,000,000, then, within 10 Business Days following that Settlement Date, Seadrill shall transfer to Rosneft such number of Seadrill Additional Contract Shares (rounded up to the nearest whole number of shares) as equals A/B where:

A =	the Seadrill Additional Contract Aggregate Surplus; and
B =     the share price used to calculate the number of Seadrill Additional Contract Shares when they were transferred, being “B” in the definition of Seadrill Additional Contract Shares, and the Seadrill Additional Contract Rolled Forward Amount and the Seadrill Additional Contract Rolled Forward Surplus Amount shall then be zero;

(B)
a negative amount and more than $10,000,000, then Seadrill shall receive from Rosneft an amount equal to the Seadrill Additional Contract Aggregate Surplus within 10 Business Days following receipt of the notice from Seadrill under Clause 5.15 and the Seadrill Additional Contract Rolled Forward Amount and the Seadrill Additional Contract Rolled Forward Surplus Amount shall then each be zero;

(C)
a negative amount and less than or equal to US$10,000,000, then the Seadrill Additional Contract Rolled Forward Amount shall then be equal to the modulus of the Seadrill Additional Contract Aggregate Surplus; or

(D)
a positive amount and less than or equal to $10,000,000, then no true up is required at that time and the Seadrill Additional Contract Rolled Forward Surplus Amount shall be an amount equal to the Seadrill Additional Contract Aggregate Surplus.

5.18
Any Seadrill Additional Contract Rolled Forward Amount and Seadrill Additional Contract Rolled Forward Surplus Amount shall increase by an amount equal to LIBOR plus 4% (four per cent.), which shall accrue from day to day and shall form part of the Seadrill Additional Contract Rolled Forward Amount or Seadrill Additional Contract Rolled Forward Surplus Amount (as the case may be).

Monitoring

5.19
Each of the parties shall appoint a management representative (the “Relationship Managers”). The Relationship Managers shall meet at such times and places as the Relationship Managers shall determine (but excluding in the territory of Russia, unless otherwise agreed by the Relationship Managers), subject to such meetings taking place at least on a quarterly basis. At the meetings of the Relationship Managers:

(A)	the Rosneft Relationship Manager shall discuss the onshore and offshore drilling requirements of the Retained Group, including its proposed work programme;

(B)
the NADL Relationship Manager and the Seadrill Relationship Manager shall discuss the future availability of onshore and offshore drilling rigs within the Seadrill Group and the NADL Group, including the type of rigs available and applicable rates; and

(C)
the Relationship Managers shall discuss progress towards meeting the objective described in Clause 5.2 and other areas of possible co-operation between the Retained Group, the NADL Group and the Seadrill Group.

Further Co-operation

5.20
If the parties agree to award any additional onshore contract opportunities to the Company, the parties will negotiate in good faith to agree arrangements to provide the Retained Group with remuneration or commission in respect thereof.

Onshore Drilling Contracts

5.21
After Completion, NADL shall procure that no relevant member of the Sale Group terminates any of the Onshore Drilling Contracts before the expiry of its term other than in accordance with the terms of the relevant Onshore Drilling Contract (subject to proper performance by the relevant members of the Retained Group).

5.22
Rosneft and NADL shall work together in good faith to develop and agree Work Orders in respect of all of the Land Rigs on the terms and subject to the conditions set out in the Onshore Drilling Contracts on an annual basis (or at such frequency as shall be agreed between Rosneft and NADL) for a period of five (5) years following the Completion Date. Rosneft and NADL agree that the process of developing and agreeing Work Orders is not intended to be an opportunity for the Retained Group or the Sale Group to renegotiate the commercial terms of the Onshore Drilling Contracts.

5.23
The parties agree that the intention is for the Sale Group to make the Land Rigs available to Rosneft under the Onshore Drilling Contracts. Rosneft shall procure that all of the Land Rigs shall be the subject of a Work Order between the Retained Group and the Sale Group at all times throughout the five (5) year period following the Completion Date and shall pay on demand to NADL any losses suffered by NADL and/or any member of the Sale Group if any of the Land Rigs are not so subject (subject in each case to NADL acting in accordance with Clause 5.22 and the relevant members of the Sale Group not unreasonably withholding their agreement to the Work Orders in accordance with the Onshore Drilling Contract).

5.24
NADL shall procure that the relevant members of the Sale Group do not unreasonably withhold their agreement to the Work Orders as described in Clause 5.23. If any member of the Sale Group unreasonably withholds their agreement to the Work Orders, NADL shall pay on demand to Rosneft any losses suffered by Rosneft and/or any member of the Retained Group.

Joint working party

5.25
Rosneft and NADL shall establish a working party (the “Working Party”) in relation to the Onshore Drilling Contracts. Each of Rosneft and NADL shall appoint 5 representatives (or such other number as Rosneft and NADL shall agree from time to time) to the Working Party. The Working Party shall meet in person or by telephone at a minimum on a fortnightly basis.

5.26	In the period between the Signing Date and 31 August 2014, Rosneft and NADL shall procure that the Working Party shall:

(A)	develop fair and manageable key performance indicators for monitoring the performance of the various parties to the Onshore Drilling Contracts;

(B)	develop a performance based incentive programme that aligns the parties’ respective goals and objectives for achieving solid drilling performance metrics under a profitable economic incentive; and

(C)	replace Appendices 4.3 and 4.4 of the Pro forma Onshore Drilling Contract with provisions which reflect the agreements reached in relation to (A) and (B) above.

5.27	In the period between the Signing Date and Completion, Rosneft and NADL shall procure that the Working Party shall:

(A)	prepare and finalise each of the Onshore Drilling Contracts based on the Pro forma Onshore Drilling Contract; and

(B)	prepare and agree the initial Work Orders which will be signed at Completion for all of the Land Rigs under the Onshore Drilling Contracts.

5.28
The parties agree that, subject to Clause 5.26 and 5.27, the only changes that should be made to the Pro forma Onshore Drilling Contract should be such changes as are reasonably necessary to deal with business processes, logistical and drilling issues and norms arising in each specific region.

Liability caps under the Onshore Drilling Contracts

5.29	Notwithstanding anything to the contrary in any of the Onshore Drilling Contracts, but subject to Clauses 5.31 and 5.32:

(A)	the maximum aggregate liability of the NADL Group (subject to Clauses 5.29(B) and (C)):

(i)	in respect of each well under the Onshore Drilling Contracts shall be:

(a)	where there has been negligence of the NADL Group, *****; and

(b)	where there has been gross negligence of the NADL Group, *****,
(such appropriate amount being the "Relevant Well Tier One Liability Cap"); and

(ii)	in respect of any and all wells under all Onshore Drilling Contracts shall be ***** in aggregate (the "Aggregate Tier One Liability Cap");

(B)
where the aggregate liability of the NADL Group under the Onshore Drilling Contracts in respect of all wells reaches the Aggregate Tier One Liability Cap, then, in respect of all further wells under any and all Onshore Drilling Contracts after that time, the maximum aggregate liability of the NADL Group (subject to Clause 5.29(C)):

(i)	in respect of each such well under the Onshore Drilling Contracts shall be:

(a)	where there has been negligence of the NADL Group, reduced from ***** to *****;

(b)	where there has been gross negligence of the NADL Group, reduced from ***** to *****,
(such appropriate amount being the "Relevant Well Tier Two Liability Cap"); and

(ii)	in respect of any and all wells under all Onshore Drilling Contracts shall be ***** in aggregate (the "Aggregate Tier Two Liability Cap"); and

(C)
where the aggregate liability of the NADL Group under the Onshore Drilling Contracts in respect of all wells reaches the Aggregate Tier Two Liability Cap, then, in respect of all further wells under any and all Onshore Drilling Contracts after that time, the maximum aggregate liability of the NADL Group in respect of each such well under the Onshore Drilling Contracts shall be:

(i)	where has been negligence of the NADL Group, reduced from ***** to *****; and

(ii)	where has been gross negligence of the NADL Group, reduced from ***** to *****,
(such appropriate amount being the "Relevant Well Tier Three Liability Cap").

5.30
Rosneft shall procure that the Retained Group shall give effect to the provisions set out in Clause 5.29 and, to the extent that payments are made by the NADL Group at any time in excess of the liability caps set out in Clause 5.29, then Rosneft shall pay to NADL promptly on demand the difference between the amount paid by the NADL Group and the amount that should have been paid by the NADL Group in accordance with Clause 5.29. For the avoidance of doubt notwithstanding anything to the contrary in this Agreement, but subject to the caps on liability provided for in Clauses 5.29 to 5.33 (inclusive), the parties agree that liability under the Onshore Drilling Contracts shall be assessed under the terms of those Onshore Drilling Contracts.

5.31
The parties agree that, in the event that any of the rates set out in Appendix 4.1 of the Onshore Drilling Contracts increase, then each of the liability caps set out in Clause 5.29 above shall be increased by an amount equal to X in the following formula:

X = Y x (Z x 0.5)
where:

Y =	the relevant liability cap immediately prior to the operation of this Clause 5.31; and

Z =	the percentage by which the rates set out in Appendix 4.1 of the Onshore Drilling Contracts have increased.

5.32	The parties agree that if Rosneft has a claim in respect of a well under an Onshore Drilling Contract and:

(A)	the aggregate liability of the NADL Group in respect of all wells under any and all Onshore Drilling Contracts has not then reached the Aggregate Tier One Liability Cap; and

(B)
the balance of the Aggregate Tier One Liability Cap remaining after all previous claims in respect of wells under any and all Onshore Drilling Contracts have either been determined under the dispute resolution provisions of the Onshore Drilling Contracts or settled between the parties to the relevant Onshore Drilling Contract (the "Tier One Balance") is less than the lower of:

(i)	the value of the claim; and

(ii)	the Relevant Well Tier One Liability Cap,
then Rosneft shall have the right by written notice to NADL to elect to make the claim instead subject to the Aggregate Tier Two Liability Cap and the Relevant Well Tier Two Liability Cap. Upon such notice from Rosneft being received by NADL, the Aggregate Tier One Liability Cap shall be reduced by, and the Aggregate Tier Two Liability Cap shall be increased by, the Tier One Balance, but:
(x)     the Relevant Well Tier Two Liability Cap shall not increase; and

(y)	the aggregate of the Aggregate Tier One Liability Cap and Aggregate Tier Two Liability Cap shall not increase, and Clause 5.29(B) shall then apply subject to the amendments under this Clause 5.32 and the other terms of Clauses 5.29(C) to 5.31.

5.33	The parties agree that if Rosneft has a claim in respect of a well under an Onshore Drilling Contract and:

(A)
the aggregate liability of the NADL Group in respect of all wells under any and all Onshore Drilling Contracts has exceeded the Aggregate Tier One Liability Cap but has not then reached the Aggregate Tier Two Liability Cap; and

(B)
the balance of the Aggregate Tier Two Liability Cap (as increased, if applicable, pursuant to Clause 5.32) remaining after all previous claims in respect of wells under any and all Onshore Drilling Contracts have either been determined under the dispute resolution provisions of the Onshore Drilling Contracts or settled between the parties to the relevant Onshore Drilling Contract (the "Tier Two Balance") is less than the lower of:

(i)	the value of the claim; and

(ii)	the Relevant Well Tier Two Liability Cap,
then Rosneft shall have the right by written notice to NADL to elect to make the claim instead subject to the Relevant Well Tier Three Liability Cap. Upon such notice from Rosneft being received by NADL, the Relevant Well Tier Three Liability Cap shall not increase.

6.	CONDITIONS

6.1
Completion is in all respects conditional upon the satisfaction or waiver of the Conditions in accordance with this Agreement (and, where applicable, such Conditions remaining satisfied up to Completion).

Obligations to satisfy

6.2
Rosneft will use reasonable endeavours to fulfil or procure the fulfilment of the Conditions listed in Paragraphs 3, 4, 5 and 6 of Schedule 1 (Conditions to Completion) as soon as possible and in any event before the Long Stop Date and will notify Seadrill and NADL in writing as soon as reasonably practicable of the satisfaction of each such Condition.

6.3
Seadrill and NADL will use reasonable endeavours to fulfil or procure the fulfilment of the Conditions listed in Paragraphs 1 and 7 to 8 (inclusive) of Schedule 1 (Conditions to Completion) as soon as possible and in any event before the Long Stop Date and will notify Rosneft in writing as soon as reasonably practicable of the satisfaction of each such Condition.

6.4
Each party will provide the other parties with such information and assistance as reasonably required in order to satisfy the Conditions, as soon as reasonably practicable following a request for the same, provided however that no party shall be required to provide another with any information of a commercially sensitive nature.

Waiver

6.5
NADL (with the written consent of Seadrill) may waive in writing in whole or in part all or any of the Conditions listed in Paragraphs 3 to 5 (inclusive) of Schedule 1 (Conditions to Completion) and Rosneft may waive in whole or in part all or any of the Conditions listed in Paragraphs 7 to 8 (inclusive) of Schedule 1 (Conditions to Completion).

6.6
The Conditions set out in Paragraphs 1 and 2 of Schedule 1 (Conditions to Completion) may not be waived by any party. The Conditions set out in Paragraph 6 of Schedule 1 (Conditions to Completion) may only be waived by agreement of the parties.

6.7
The waiver by any party of any Condition shall not act as a waiver of any breach by any other party of its obligations in connection therewith or otherwise and shall be without prejudice to any claim that the parties may have against each other.

Obligations to inform

6.8
Each party undertakes to disclose in writing to the other parties anything which will or may prevent any of the Conditions from being satisfied on or prior to the Long Stop Date (or subsequently) immediately when it comes to its attention and otherwise to keep each other party informed of the progress towards satisfaction of the Conditions.

6.9
For the purpose of satisfaction of the Condition listed in Paragraph 1 of Schedule 1 (Conditions to Completion) the parties shall cooperate and shall procure that the members of the Retained Group, the Seadrill Group and the NADL Group (as the case may be) co-operate for the provision and evaluation of information with a view to the preparation of the competition filings with all reasonable speed, as well as for the prompt and complete answer to any queries of the competent authorities and otherwise for the diligent pursuit of the process to obtain competition clearances, and, in particular, Rosneft shall, and shall procure that the relevant members of the Retained Group and the Sale Group shall, as soon as practicable, comply with the reasonable requests of NADL in connection with the provision of information to, and the response to requests from, FAS.

6.10
In the event that competition filings other than the filing to FAS listed as a Condition in Paragraph 1 of Schedule 1 (Conditions to Completion) are or may be triggered by Clause 4.1(a) and (b) of the Shareholders’ Agreement, the parties shall negotiate in good faith to agree whether such filings are required and warranted. If it is agreed that filings should be made, the parties shall then co-operate and shall procure that the members of the Retained Group, the Seadrill Group and the NADL Group (as the case may be) co-operate for the provision and evaluation of information with a view to the preparation of the competition filings with all reasonable speed, as well as for the prompt and complete answer to any queries of the competent authorities and otherwise for the diligent pursuit of the process to obtain competition clearances or, as soon as reasonably practicable and if required by the relevant law or regulation, before the occurrence of the relevant trigger event.

6.11	Each party undertakes to:

(A)
notify the other parties and provide copies of any written communications from any Authority or other person in relation to obtaining any consent, approval or action required to satisfy a Condition or in relation to any future competition filing covered by Clause 6.10 where such communications have not been independently or simultaneously supplied to such other parties;

(B)
(where permitted by the Authority or other person concerned) provide the other parties (or advisers nominated by such parties) with draft copies of all submissions and communications to Authorities or other persons in relation to obtaining any consent, approval or action required to satisfy a Condition or in relation to any future competition filing covered by Clause 6.10 (excluding communications of an administrative nature) at such time as will allow such other parties a reasonable opportunity to provide comments on such submissions and communications before they are submitted or sent and provide such other parties (or such advisers nominated by such parties) with copies of all such submissions and communications in the form submitted or sent, provided however that no party shall be required to provide another with copies of any element of such submissions or communications which contains information of a commercially sensitive nature; and

(C)
to give the other parties reasonable notice of and reasonable opportunity to participate in and to attend all meetings and telephone calls with Authorities or other persons in connection with the satisfaction of a Condition or in relation to any future competition filing covered by Clause 6.10 (where permitted by the Authority or other person concerned), and allow such other parties or persons nominated by such other parties to make oral submissions at such meetings or telephone calls, provided however that no party shall be required to permit another to attend any part of such meetings or telephone calls during which information of a commercially sensitive nature is likely to be disclosed.

6.12
Notwithstanding anything to the contrary in this Agreement, Rosneft shall not be obliged to provide any correspondence or other information or documents in relation to satisfaction of the Condition listed in Paragraph 6 of Schedule 1 (Conditions to Completion) other than the relevant extract from the Rosneft board of directors minutes or Rosneft management board minutes evidencing satisfaction of such Condition.

NADL Break Fee

6.13	If on the date on which Completion is to take place in accordance with Clause 10.1:

(A)	each of the Conditions has been satisfied or waived (as the case may be); and

(B)	Rosneft has notified NADL and Seadrill that it is ready, willing and able to satisfy its obligations under Part A of Schedule 4 (Completion Arrangements), but NADL and / or Seadrill has failed to satisfy its obligations under Part B of Schedule 4 (Completion Arrangements) on the date on which Completion is to take place in accordance with Clause 10.1 and Rosneft terminates this Agreement pursuant to Clause 10.6, then NADL shall pay to Rosneft ***** by way of liquidated damages in satisfaction of any and all claims in respect of the failure of NADL and / or Seadrill to fulfil their respective obligations under this Agreement but excluding, for the avoidance of doubt, their obligations under the Offshore Drilling Contracts (the “NADL Break Fee”).

6.14
If NADL and / or Seadrill reasonably consider that the Condition in Paragraph 2 of Schedule 1 (Conditions to Completion) will not be satisfied on the date on which Completion is otherwise intended to take place in accordance with Clause 10.1 (the “Intended Completion Date”) because of sanctions, embargoes, export controls or restrictive measures which have been imposed or expanded between 10 November 2014 and the Intended Completion Date (other than made pursuant to Bermuda’s International Sanctions Regulations 2013 that extend, or any other enactment of the United Kingdom or Bermuda that extends, Council Regulation (EU) 833/2014 (31st July 2014) to Bermuda or introduce equivalent sanctions in Bermuda)) (the “Sanctions”), and which have the effect of making unlawful or otherwise prohibiting the Completion of the Transactions or the execution or performance of any of the Drilling Contracts then, on or before the Intended Completion Date, Seadrill and NADL shall notify Rosneft in writing of such matter (a “Sanctions Matter“), and then:

(D)	Completion shall be deferred;

(E)
NADL and Seadrill shall obtain legal opinions from two independent international law firms of reputable standing which confirm that the Sanctions (1) were imposed or expanded between 10 November 2014 and the Intended Completion Date and (2) have the effect of making unlawful or otherwise prohibiting the Completion of the Transactions or the execution or performance of any of the Drilling Contracts (the “NADL Legal Opinions”); and

(F)	NADL and Seadrill shall provide copies of such NADL Legal Opinions to Rosneft within 10 Business Days of the Intended Completion Date.
If NADL and Seadrill do not comply with their obligations under this Clause, Rosneft shall be entitled to terminate this Agreement pursuant to Clause 10.6 and, if Rosneft terminates this Agreement pursuant to Clause 10.6, NADL shall pay to Rosneft an amount equal to the NADL Break Fee in satisfaction of any and all claims in respect of the failure of NADL and / or Seadrill to fulfil their respective obligations under this Agreement but excluding, for the avoidance of doubt, their obligations under the Offshore Drilling Contracts, provided that the NADL Break Fee shall not be payable if NADL and Seadrill fail to notify Rosneft of a Sanctions Matter which would have the effect of making unlawful or otherwise prohibiting the completion by Rosneft of the Transactions or the execution or performance by Rosneft of any of the Drilling Contracts. If NADL and Seadrill comply with Clauses 6.14(B) and 6.14(C) above, NADL (with the consent of Seadrill) shall be entitled to terminate this Agreement pursuant to Clause 10.6.

6.15	For the avoidance of doubt, NADL shall not be obliged to pay the NADL Break Fee to Rosneft pursuant to Clause 6.13 where this Agreement terminates prior to 10 November 2014.
Rosneft Break Fee

6.16	If on the date on which Completion is to take place in accordance with Clause 10.1:

(E)	each of the Conditions has been satisfied or waived (as the case may be); and

(F)	NADL and Seadrill have notified Rosneft that they are ready, willing and able to satisfy their respective obligations under Part B of Schedule 4 (Completion Arrangements), but Rosneft has failed to satisfy its obligations under Part A of Schedule 4 (Completion Arrangements) on the date on which Completion is to take place in accordance with Clause 10.1 and NADL and Seadrill terminate this Agreement pursuant to Clause 10.6, then Rosneft shall pay to NADL ***** by way of liquidated damages in satisfaction of any and all claims in respect of the failure of Rosneft to fulfil its obligations under this Agreement but excluding, for the avoidance of doubt, its obligations under the Offshore Drilling Contracts (the “Rosneft Break Fee”).

6.17
If Rosneft reasonably considers that the Condition in Paragraph 2 of Schedule 1 (Conditions to Completion) will not be satisfied on the Intended Completion Date because of Sanctions which have the effect of making unlawful or otherwise prohibiting the Completion of the Transactions or the execution or performance of any of the Drilling Contracts then, on or before the Intended Completion Date, Rosneft shall notify NADL and Seadrill in writing of such matter, and then:

(A)	Completion shall be deferred;

(B)
Rosneft shall obtain legal opinions from two independent international law firms of reputable standing which confirm that the Sanctions (1) were imposed or extended between 10 November 2014 and the Intended Completion Date and (2) have the effect of making unlawful or otherwise prohibiting the Completion of the Transactions or the execution or performance of any of the Drilling Contracts (the “Rosneft Legal Opinions”); and

(C)	Rosneft shall provide copies of such Rosneft Legal Opinions to NADL and Seadrill within 10 Business Days of the Intended Completion Date.
If Rosneft does not comply with its obligations under this Clause, NADL and Seadrill shall be entitled to terminate this Agreement pursuant to Clause 10.6 and, if NADL and Seadrill terminate this Agreement pursuant to Clause 10.6, Rosneft shall pay to NADL an amount equal to the Rosneft Break Fee in satisfaction of any and all claims in respect of the failure of Rosneft to fulfil its obligations under this Agreement but excluding, for the avoidance of doubt, its obligations under the Offshore Drilling Contracts, provided that the Rosneft Break Fee shall not be payable if Rosneft fails to notify NADL and Seadrill of a Sanctions Matter which would have the effect of making unlawful or otherwise prohibiting the completion by Seadrill or NADL of the Transactions or the execution or performance by Seadrill or NADL of any of the Drilling Contracts. If Rosneft complies with Clauses 6.17(B) and 6.17(C) above, Rosneft shall be entitled to terminate this Agreement pursuant to Clause 10.6.

6.18	For the avoidance of doubt, Rosneft shall not be obliged to pay the Rosneft Break Fee to NADL and Seadrill pursuant to Clause 6.16 where this Agreement terminates prior to 10 November 2014.

7.	TERMINATION OF THIS AGREEMENT
Postponement of the Long Stop Date

7.1	If any of the Conditions is not fulfilled or waived, as the case may be, on or before 5.00 p.m. on the Long Stop Date then:

(F)
if it was the obligation of Rosneft under Clause 6.2 to satisfy the relevant Condition (or Conditions) then NADL (with the written consent of Seadrill) may, in its absolute discretion, postpone the Long Stop Date by up to 20 Business Days; or

(G)
if it was the obligation of Seadrill and NADL under Clause 6.3 to satisfy the relevant Condition (or Conditions) then Rosneft may, in its absolute discretion, postpone the Long Stop Date by up to 20 Business Days; or

(H)	if responsibility for satisfaction of the relevant Condition or Conditions falls upon none of Rosneft, Seadrill and NADL, then the parties may postpone the Long Stop Date by mutual agreement,
(the Long Stop Date, as so postponed, being the “Postponed Long Stop Date”).

7.2	If, in the circumstances set out in Clause 7.1, either:

(E)	the Long Stop Date is not postponed pursuant to Clause 7.1; or

(F)	any of the Conditions remains to be fulfilled or waived, by 5.00 p.m. on the Postponed Long Stop Date, this Agreement shall be capable of termination by any of (i) Rosneft (if it was the obligation of Seadrill or NADL under Clause 6.3 to satisfy the relevant Condition (or Conditions)) or (ii) NADL (with the consent of Seadrill) (if it was the obligation of Rosneft under Clause 6.2 to satisfy the relevant Condition (or Conditions)) or (iii) Rosneft or NADL (with the consent of Seadrill) (if no party to this Agreement had the obligation to satisfy the relevant Condition (or Conditions)) forthwith on written notice to the other parties.
Material Adverse Change

7.3	This Agreement may be terminated at any time prior to Completion by NADL (with the consent of Seadrill) if, prior to Completion, it provides a written notice of termination to Rosneft if:

(C)
any of the Rosneft Warranties, as modified by the Original Rosneft Disclosure Letter, (either individually or collectively) are, or become, untrue or misleading in any respect or would be untrue or misleading if repeated at that time by reference to the facts and circumstances subsisting at that time on the basis that any reference in the Rosneft Warranties (whether express or implied) to the Signing Date were substituted by a reference to that time, and the underlying circumstances have a material adverse effect on the Sale Group, taken as a whole; or

(D)
the Original Rosneft Disclosure Letter has been supplemented by an Updated Rosneft Disclosure Letter in accordance with Clause 12.1(B), if the substance of any update of any of the Rosneft Warranties which was made in the Updated Rosneft Disclosure Letter and the circumstances disclosed have a material adverse effect on the Sale Group, taken as a whole; or

(E)	a Sale Group Material Adverse Change has occurred,
save in each case where Seadrill or NADL has consented to the relevant underlying circumstance for the purposes of Clause 8 (Rosneft Actions Pending Completion).

7.4	This Agreement may be terminated at any time prior to Completion by Rosneft if, prior to Completion, it provides a written notice of termination to Seadrill and NADL if:

(F)
any of the NADL Warranties, as modified by the Original NADL Disclosure Letter, (either individually or collectively) are, or become, untrue or misleading in any respect or would be untrue or misleading if repeated at that time by reference to the facts and circumstances subsisting at that time on the basis that any reference in the NADL Warranties (whether express or implied) to the Signing Date were substituted by a reference to that time, and the underlying circumstances have or could reasonably be expected to have a material adverse effect on NADL; or

(G)
the Original NADL Disclosure Letter has been supplemented by an Updated NADL Disclosure Letter in accordance with Clause 13.1(B), if the substance of any update of any of the NADL Warranties which was made in the Updated NADL Disclosure Letter and the circumstances disclosed have a material adverse effect on NADL, taken as a whole; or

(H)	a NADL Material Adverse Change has occurred,
save in each case where Rosneft has consented to the relevant underlying circumstance for the purposes of Clause 9 (NADL Actions Pending Completion).

7.5
If any Service Order is terminated prior to Completion pursuant to clause 13.3 of the Master Agreement, either Rosneft or NADL (with the written consent of Seadrill) may terminate this Agreement forthwith on written notice to the other parties given at any time prior to Completion.

Effect of termination

7.6
If this Agreement is terminated in accordance with Clause 7 (Termination of this Agreement), all rights and obligations of the parties under this Agreement shall immediately terminate (except for the Surviving Provisions) but (for the avoidance of doubt) all rights, obligations and liabilities of the parties which have accrued before termination shall continue to exist.

7.7
Notwithstanding any other provision in this Agreement but without prejudice to Clauses 6.13 to 6.18 (inclusive), if at any time sanctions, embargoes, export controls, or restrictive measures are in force or are imposed or extended which have the effect of making unlawful or otherwise restricting or prohibiting any member of the NADL Group, member of the Seadrill Group or member of the Rosneft Group from performing their actual or prospective obligations under or pursuant to any of the Key Agreements (a “Sanctions Event”) then:

(C)
if the Sanctions Event occurs before Completion, the parties shall use all reasonable endeavours to restructure the transactions or rights and obligations of the parties under the Key Agreements (including making changes to the transaction structure, the parties, its mechanics or sequence of steps) to enable the parties, so far as possible, to perform their respective obligations and enjoy and receive their respective rights and benefits as initially envisaged under the Key Agreements and in any other way that is reasonably practicable; or

(D)	if the Sanctions Event occurs after Completion:

(i)
the parties shall use all reasonable endeavours to restructure the transactions or rights and obligations of the parties under the Key Agreements (including making changes to the transaction structure, the parties, its mechanics or sequence of steps) to enable the parties, so far as possible, to perform their respective obligations and enjoy and receive their respective rights and benefits as initially envisaged under the Key Agreements and in any other way that is reasonably practicable; and

(ii)
to the extent that any rights or obligations of a party under the Key Agreements are affected by the Sanctions Event, the parties shall not be in breach of the Key Agreements or otherwise liable to the other parties for any delay in performance or any non-performance of any obligations under the Key Agreements (and the time for performance will be extended accordingly) if and to the extent that the delay or non-performance is owing to the Sanction Event.

8.	ROSNEFT ACTIONS PENDING COMPLETION
Conduct of business before Completion

8.1
Rosneft shall procure that between the Signing Date and Completion each member of the Sale Group shall carry on its business, as carried on as at the Signing Date, in the normal course and not, without the consent in writing of Seadrill and NADL, such consent not to be unreasonably withheld, delayed or conditioned, do any of the acts or matters listed in Schedule 2 (Rosneft Conduct of Business for the Sale Group before Completion).

8.2
Without prejudice to any of Rosneft’s other rights hereunder, Clause 8.1 and Schedule 2 (Rosneft Conduct of Business for the Sale Group before Completion) shall not operate so as to restrict or prevent:

(F)
the completion or performance of any obligations undertaken pursuant to any contract or arrangement entered into by any member of the Sale Group prior to the Signing Date and which, in the case of a Material Contract, was disclosed no later than five (5) Business Days before the Signing Date in the Rosneft Data Room;

(G)
any matter undertaken by any member of the Sale Group in an emergency or disaster situation with the intention of minimising any adverse effect thereof (and of which Seadrill and NADL will be promptly notified);

(H)	any matter carried out in order to comply with this Agreement or the other Transaction Documents;

(I)	any matter undertaken at the written request of Seadrill or NADL or with the written consent of Seadrill and NADL;

(J)	any matter reasonably required in connection with the satisfaction of the Conditions;

(K)	any matter required by law, including Tax law, regulation or any Authority, including any Tax Authority;

(L)	a contribution to the charter capital of the Company in an aggregate amount of ***** to be made by Rosneft on or around (1) one Business Day before Completion; or

(M)	a contribution of Shareholder Debt to the charter capital of the relevant member(s) of the Sale Group made in accordance with the provisions of Clause 19.1.
Provision of information to Seadrill and NADL

8.3	Subject to applicable law, as from the Signing Date:

(I)
Rosneft shall (on a confidential basis) keep Seadrill and NADL informed of material developments affecting the Sale Group and promptly provide Seadrill and NADL with copies of relevant monthly reports;

(J)
Rosneft shall, upon reasonable notice and subject to receipt of such undertakings as to confidentiality as Rosneft shall reasonably require, procure that the Sale Group shall give Seadrill, NADL and any persons authorised by them reasonable access during Working Hours to the premises and all the Books and Records and title deeds of the Sale Group and the directors and employees of the Sale Group and each member of the Sale Group will be instructed to give promptly all information and explanations to Seadrill, NADL or any such persons as they may reasonably request.

9.	NADL ACTIONS PENDING COMPLETION
Conduct of business before Completion

9.1
NADL shall ensure that between the Signing Date and Completion NADL shall carry on its business, as carried on as at the Signing Date, in the normal course and not, without the consent in writing of Rosneft, such consent not to be unreasonably withheld, delayed or conditioned, do any of the acts or matters listed in Schedule 3 (NADL Conduct of Business before Completion). Seadrill shall ensure that between the Signing Date and Completion Seadrill will exercise its rights as a shareholder of NADL to ensure, so far as within its power and control, that none of the acts or matters listed in Part B of Schedule 3 (NADL Conduct of Business before Completion) are approved by NADL’s shareholders in general meeting or by written resolution without the consent in writing of Rosneft, such consent not to be unreasonably withheld, delayed or conditioned.

9.2	Without prejudice to any of NADL’s other rights hereunder, Clause 9.1 and Schedule 3 (NADL Conduct of Business before Completion) shall not operate so as to restrict or prevent:

(K)
the completion or performance of any obligations undertaken pursuant to any contract or arrangement entered into by any member of the NADL Group prior to the Signing Date and which, in the case of a NADL Material Contract, was disclosed no later than five (5) Business Days before the Signing Date in the NADL Data Room;

(L)
the entry into or operation of, and any commitment in connection with, any drilling contract entered into by NADL (or any member of the NADL Group) in relation to any Offshore Rig provided that any such action shall not result in the Offshore Rigs being unavailable for use pursuant to the Offshore Drilling Contracts from the anticipated date of commencement;

(M)	any matter undertaken by NADL in an emergency or disaster situation with the intention of minimising any adverse effect thereof (and of which Rosneft will be promptly notified);

(N)	any matter carried out in order to comply with this Agreement or the other Transaction Documents;

(O)	any matter undertaken at the written request of Rosneft or with the written consent of Rosneft;

(P)	any matter reasonably required in connection with the satisfaction of the Conditions; or

(Q)	any matter required by law, including Tax law, regulation or any Authority, including any Tax Authority.
Provision of information to Rosneft

9.3	Subject to applicable law, as from the Signing Date:

(D)	NADL shall (on a confidential basis) keep Rosneft informed of material developments affecting NADL and promptly provide Rosneft with copies of relevant monthly reports;

(E)
NADL shall, upon reasonable notice and subject to receipt of such undertakings as to confidentiality as NADL shall reasonably require, give Rosneft and any persons authorised by them reasonable access during Working Hours to the premises and all the Books and Records and title deeds of the NADL Group and the directors and employees of the NADL Group and NADL will give promptly all information and explanations to Rosneft or any such persons as they may reasonably request.

10.	COMPLETION

10.1
Completion shall take place on the last Business Day of the month in which all of the Conditions shall have been satisfied or waived in accordance with this Agreement, provided that if such Business Day falls less than 5 (five) Business Days following the day on which all of the Conditions have been so satisfied or waived, Completion shall take place on the last Business Day of the month immediately following, or such other date as the parties may agree. Completion shall be no earlier than 10 November 2014.

10.2	Completion shall take place at the offices of Rosneft’s Solicitors in Moscow.

10.3
At Completion, Rosneft shall do those things listed in Part A (Rosneft’s Obligations) of Schedule 4 (Completion arrangements) and Seadrill and NADL shall do those things listed in Part B (Seadrill and NADL’s Obligations) of Schedule 4 (Completion arrangements).

10.4	No later than three Business Days prior to Completion, Rosneft shall notify NADL of:

(E)	the Estimated Cash Amount;

(F)	the Estimated Debt Amount;

(G)	the Estimated Net Cash / Debt Amount;

(H)	the Estimated Working Capital Amount; and

(I)	the Estimated Consideration.

10.5
Upon completion of the process of notarisation by the Notary of the Russian SPA and the Transfer Application Form in relation to the Russian SPA in accordance with this Clause 10 (Completion) and Schedule 4 (Completion arrangements), Rosneft and NADL shall use all reasonable endeavours to procure that the Notary submits the Transfer Application Form in relation to the Russian SPA to the Register as soon as reasonably practicable (and in any case within three (3) calendar days) following Completion in compliance with the requirements of parts 14 and 15 of Article 21 of the LLC Law.

10.6
If the obligations of the parties to be performed on the Completion Date under this Agreement are not complied with on the Completion Date, Rosneft, if Seadrill or NADL has not so complied, or Seadrill and NADL, if Rosneft has not so complied, may:

(A)	defer Completion (so that the provisions of this Clause 10 (Completion) shall apply to Completion as so deferred); or

(B)
proceed to Completion as far as practicable (without limiting its rights under this Agreement) and specify a later date (not being later than 5 Business Days after the Long Stop Date) on which Rosneft or, as the case may be, Seadrill and NADL shall be obliged to complete its outstanding obligations; or

(C)	terminate this Agreement by notice in writing.

10.7
If there is any conflict between the terms of this Agreement and the Russian SPA, this Agreement shall prevail and the parties shall take such steps to make sure that the intention of the parties under this Agreement is implemented. The parties acknowledge and agree that the Russian SPA is to be entered into in furtherance of the transactions contemplated by this Agreement and to comply with the requirements of the law governing the Russian SPA, but collectively with this Agreement record the terms of one (1) series of related transactions, and not independent transactions. Each party covenants to each other party that it will not assert in any forum any argument predicated on the existence of a conflict between this Agreement and the Russian SPA or otherwise seek to deny the operability of any provision of this Agreement on the basis of an alleged conflict with the Russian SPA.

10.8
Rosneft on the one part, and NADL on the other part (each, the “indemnifying parties”) covenant to each other that they will, immediately on demand, pay an amount equal to all liability which: (i) if the indemnifying party is Rosneft, any of Seadrill or NADL or any other member of the Seadrill Group or the NADL Group; and (ii) if the indemnifying party is NADL, Rosneft or any other member of the Retained Group, in each case incurs or suffers in connection with, arising out of or resulting from, any breach of Clause 10.7 by any of such indemnifying parties (or, in the case of NADL, Seadrill).

11.	COMPLETION ACCOUNTS

11.1	Following Completion, the parties shall comply with their respective obligations set out in Schedule 8 (Completion Accounts).

11.2
Rosneft shall procure that the Sale Group has Cash balances as at the Completion Date of at least ***** that are freely available immediately following Completion for use by members of the Sale Group. Rosneft shall satisfy its procurement obligation described in the immediately preceding sentence by a contribution to the charter capital of the Company.

11.3
If a provision has been accrued in the Completion Accounts and included in the Completion Debt Amount for any loss-making contract(s) of the Sale Group in accordance with Paragraph 17 of Part C of Schedule 8 (Completion Accounts) (the "Loss Provision") then, to the extent that at any time after the Completion Date revised terms for any such contract are negotiated so that any such losses which have been provided for in the Completion Accounts are reduced partially or eliminated in full under the revised terms, then NADL undertakes to pay Rosneft within 15 Business Days of the entry into force of the revised terms of the relevant contract a cash amount equal to the lower of:

(J)	the Loss Provision included in the Completion Accounts in respect of the relevant contract; and

(K)
the amount by which the Loss Provision would have been reduced had the negotiations of the revised terms of the relevant contract been concluded immediately prior to the determination or agreement of the Completion Accounts.

Each of Rosneft and NADL shall, and shall procure that the NADL Group and the Retained Group (as the case may be) shall, cooperate and provide such reasonable assistance as may be requested in such negotiations and the amendment of the relevant contract(s).

11.4
If any penalties or early termination fees in accordance with Paragraph 30(b) of Part C of Schedule 8 (Completion Accounts) and/or any claims in accordance with Paragraph 30(c) of Part C of Schedule 8 (Completion Accounts) have, in each case, been included in the Completion Debt Amount in the Completion Accounts then, to the extent that at any time after the Completion Date such penalties, early termination fees or claims are waived, forgiven or withdrawn, NADL undertakes to pay Rosneft within 15 Business Days of any such waiver, forgiveness or withdrawal a cash amount equal to the lower of: (i) the amount waived, forgiven or withdrawn; and (ii) the penalty, early termination fee and/or claim, as the case may be, included in the Completion Debt Amount in the Completion Accounts. Rosneft and NADL shall, and shall procure that the NADL Group and the Retained Group (as the case may be) shall, cooperate and provide such reasonable assistance as may be requested in the negotiation of any such waiver, forgiveness or withdrawal.

11.5
If a provision has been accrued in the Completion Accounts in relation to the receivables, accrued income or work in progress in relation to Severneft-Urengoy in accordance with Paragraph 24 of Part C of Schedule 8 (Completion Accounts) then, to the extent that at any time after the Completion Date Severneft-Urengoy formally accepts such receivables, accrued income or work in progress, then NADL undertakes to pay Rosneft within 15 Business Days of the receipt by the Sale Group of such formal acceptance from Severneft-Urengoy a cash amount equal to the lower of: (i) the amount accepted by Severneft-Urengoy; and (ii) the provision included in the Completion Accounts. Rosneft and NADL shall, and shall procure that the NADL Group and the Retained Group (as the case may be) shall, cooperate and provide such reasonable assistance as may be requested in obtaining relevant acceptances from Severneft-Urengoy.

11.6
If Rosneft makes a request for additional capital expenditure of the Sale Group to be agreed between the parties for the purposes of Paragraph 15 of Part C of Schedule 8 (Completion Accounts), neither NADL nor Seadrill shall withhold their agreement to such request provided the capital expenditure requested is reasonable.

12.	ROSNEFT WARRANTIES AND COVENANTS

12.1	Rosneft represents and warrants to Seadrill and NADL that each of the Rosneft Warranties:

(E)	is accurate in all respects and not misleading at the Signing Date, except as disclosed in the Original Rosneft Disclosure Letter; and

(F)
will be accurate in all respects and not misleading at the Completion Date as if repeated immediately before Completion by reference to the facts and circumstances subsisting at that date on the basis that any reference in the Rosneft Warranties, whether express or implied, to the Signing Date is substituted by a reference to the Completion Date, except as disclosed in any updated disclosure letter which shall be in equivalent form to the Original Rosneft Disclosure Letter and delivered by Rosneft to Seadrill and NADL not later than five (5) Business Days prior to the Completion Date (the “Updated Rosneft Disclosure Letter”). The Updated Rosneft Disclosure Letter shall not:

(i)
contain any disclosure of facts or circumstances which were known by Rosneft on or before the Signing Date (“Known Matters”), and to the extent the Updated Rosneft Disclosure Letter does contain any Known Matters such Known Matters shall not qualify the Rosneft Warranties or limit Rosneft’s liability in any way in respect thereof; or

(ii)
contain any disclosure against any of the Key Rosneft Warranties (“Key Warranty Disclosure”), and to the extent the Updated Rosneft Disclosure Letter does contain any Key Warranty Disclosure such Key Warranty Disclosure shall not qualify the Key Rosneft Warranties or limit Rosneft’s liability in any way in respect thereof.

For the purposes of Clause 12.1(A) above and any Rosneft Warranty given at the Signing Date (and for the purposes of Paragraph 3 of Part A of Schedule 7 (Limitations on liability) insofar as it applies to Clause 12.1(A)), if the text of any Rosneft Warranty refers to the “Updated Rosneft Disclosure Letter” or the “Current Rosneft Disclosure Letter” such reference shall be deemed to be a reference to the Original Rosneft Disclosure Letter, the intention being that only matters set out in the Original Rosneft Disclosure Letter can be disclosed against those Rosneft Warranties given at the Signing Date.

12.2
Save as provided in Paragraph 27 of Part B of Schedule 5 (Rosneft Representations and Warranties), none of the Company Warranties shall apply to Orenburg or any of the Orenburg Subsidiaries or their respective business, assets or liabilities.

12.3
Rosneft accepts that Seadrill and NADL are entering into this Agreement in reliance upon the Rosneft Warranties and that Seadrill and NADL have been induced to enter into this Agreement by each of the Rosneft Warranties.

12.4
Rosneft undertakes to notify in writing to Seadrill and NADL anything which is or may constitute material breach of or be materially inconsistent with any of the Rosneft Warranties as soon as reasonably practicable after it comes to its notice both before or at the time of Completion.

12.5
Rosneft undertakes (in the absence of fraud) that, if any claim is made against it in connection with the Transactions, it shall not make any claim against any member of the Sale Group or any director, employee, agent or adviser of any member of the Sale Group on whom it may have relied before agreeing to any term of the Transaction Documents or authorising any statement in the Current Rosneft Disclosure Letter.

12.6
Each of the Rosneft Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Rosneft Warranty.

12.7
In the event that the representation or warranty given in Clause 12.1 is breached in relation to a Rosneft Tax Warranty, Rosneft undertakes to pay to NADL an amount equal to such amount as would be required to indemnify and hold harmless each member of the Sale Group against any cost, damage, expense, liability or loss arising in connection with or in consequence of the matter giving rise to such breach, without prejudice to any other claim as may be made in respect of such breach. For the avoidance of doubt the Rosneft Tax Warranties shall be qualified by any disclosures made in the Current Rosneft Disclosure Letter and Rosneft shall not be liable for any claim under the Rosneft Tax Warranties in respect of any fact, matter, event or circumstance to the extent that such fact, matter, event or circumstance has been disclosed in this Agreement or the Current Rosneft Disclosure Letter, as provided for in Clause 12.1.

12.8
For the avoidance of doubt, the parties agree and acknowledge that any damages arising as a result of or by reference to any breach of the Rosneft Tax Warranty set out at Paragraph 18(R) of Part A of Schedule 5 (Rosneft Representations and Warranties) will be calculated by reference to the difference between the actual payment and the relevant market value rather than the full amount of the relevant market value.

13.	NADL WARRANTIES AND COVENANTS

13.1	NADL represents and warrants to Rosneft that each of the NADL Warranties:

(L)	is accurate in all respects and not misleading at the Signing Date, except as disclosed in the Original NADL Disclosure Letter;

(M)
will be accurate in all respects and not misleading at the Completion Date as if repeated immediately before Completion by reference to the facts and circumstances subsisting at that date on the basis that any reference in the NADL Warranties, whether express or implied, to the Signing Date is substituted by a reference to the Completion Date, except as disclosed in any updated disclosure letter which shall be in equivalent form to the Original NADL Disclosure Letter and delivered by NADL to Rosneft not later than five (5) Business Days prior to the Completion Date (the “Updated NADL Disclosure Letter”). The Updated NADL Disclosure Letter shall not:

(iv)
contain any disclosure of facts or circumstances which were known by NADL on or before the Signing Date (“NADL Known Matters”), and to the extent the Updated NADL Disclosure Letter does contain any NADL Known Matters such NADL Known Matters shall not qualify the NADL Warranties or limit NADL’s liability in any way in respect thereof; or

(v)
contain any disclosure against any of the Key NADL Warranties (“NADL Key Warranty Disclosure”), and to the extent the Updated NADL Disclosure Letter does contain any NADL Key Warranty Disclosure such NADL Key Warranty Disclosure shall not qualify the Key NADL Warranties or limit NADL’s liability in any way in respect thereof.

For the purposes of Clause 13.1(A) above and any NADL Warranty given at the Signing Date (and for the purposes of Paragraph 3 of Part B of Schedule 7 (Limitations on liability) insofar as it applies to Clause 13.1(A)), if the text of any NADL Warranty refers to the “Updated NADL Disclosure Letter” or the “Current NADL Disclosure Letter” such reference shall be deemed to be a reference to the Original NADL Disclosure Letter, the intention being that only matters set out in the Original NADL Disclosure Letter can be disclosed against those NADL Warranties given at the Signing Date.

13.2	NADL accepts that Rosneft is entering into this Agreement in reliance upon the NADL Warranties and that Rosneft has been induced to enter into this Agreement by each of the NADL Warranties.

13.3
NADL undertakes to notify in writing to Rosneft anything which is or may constitute a material breach of or be materially inconsistent with any of the NADL Warranties as soon as reasonably practicable after it comes to its notice both before or at the time of Completion.

13.4
NADL undertakes (in the absence of fraud) that if any claim is made against it in connection with the Transactions, not to make any claim against any current director, employee, agent or adviser of any member of the NADL Group on whom it may have relied before agreeing to any term of the Transaction Documents or authorising any statement in the Current NADL Disclosure Letter.

13.5
Each of the NADL Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other NADL Warranty.

13.6
In the event that the representation or warranty given in Clause 13.1 is breached in relation to a NADL Tax Warranty, NADL undertakes to pay to Rosneft an amount equal to such amount as would be required to indemnify and hold harmless each member of the Retained Group against any cost, damage, expense, liability or loss arising in connection with or in consequence of the matter giving rise to such breach, without prejudice to any other claim as may be made in respect of such breach. For the avoidance of doubt the NADL Tax Warranties shall be qualified by any disclosures made in the Current NADL Disclosure Letter and NADL shall not be liable for any claim under the NADL Tax Warranties in respect of any fact, matter, event or circumstance to the extent that such fact, matter, event or circumstance has been disclosed in this Agreement or the Current NADL Disclosure Letter, as provided for in Clause 13.1.

13.7
For the avoidance of doubt, the parties agree and acknowledge that any damages arising as a result of or by reference to any breach of the NADL Tax Warranty set out at Paragraph 4(O) of Schedule 6 (NADL Representations and Warranties) will be calculated by reference to the difference between the actual payment and the relevant market value rather than the full amount of the relevant market value.

14.	SEADRILL WARRANTY
Seadrill represents and warrants to Rosneft as at the Signing Date that (i) Seadrill is the sole legal and beneficial owner of 169,663,723 shares in NADL, which have been lawfully acquired and there is no Encumbrance over those shares and (ii) the shares in NADL owned by Seadrill represent approximately 70.4% (seventy point four per cent.) of the issued and outstanding share capital of NADL.

15.	PARTIES’ WARRANTIES

15.1	Each party represents and warrants to each other party as at the Signing Date and immediately before Completion that:

(D)
it is validly incorporated, in existence and duly registered and has the requisite capacity, power and authority to enter into and, subject to the satisfaction of the Conditions, perform this Agreement and the other Transaction Documents to which it is or will be a party and to execute, deliver and, subject to the satisfaction of the Conditions, perform any obligations it may have under this Agreement and any other Transaction Documents to which it is or will be a party;

(E)
the obligations of it under this Agreement and any other Transaction Documents to which it is or will be a party constitute, or will constitute, binding obligations of it in accordance with their respective terms;

(F)
the execution and delivery of, and, subject to the satisfaction of the Conditions, the performance by it of its obligations under this Agreement and any other Transaction Document to which it is or will be a party will not:

(i)	result in a breach of any provision of its constitutional documents;

(ii)	result in a breach of, or constitute a default under, any instrument by which it is bound;

(iii)	result in a breach of any order, judgment or decree of any court or Authority by which it is bound; or

(iv)
require it to obtain any governmental, statutory, regulatory or other approvals, consents, licences, waivers or exemptions, or give any notice to or make any registration with, any Authority or other party which has not been made or obtained at the date hereof save, for the avoidance of doubt, any approval, consent, licence, waiver, exemption, notice or registration required to satisfy the Conditions.

15.2	Rosneft gives the representations and warranties set out in Clause 15.1 in respect of each of the members of the Retained Group that is or will be a party to a Transaction Document.

15.3	NADL gives the representations and warranties set out in Clause 15.1 in respect of each of the members of the NADL Group that is or will be a party to a Transaction Document.

15.4	Seadrill gives the representations and warranties set out in Clause 15.1 in respect of each of the members of the Seadrill Group that is or will be a party to a Transaction Document.

16.	LIABILITY; LIMITATIONS ON LIABILITY

16.1	Rosneft shall not be liable in respect of any breach of this Agreement to the extent that the limitations set out in Part A of Schedule 7 (Limitations on liability) apply.

16.2	Seadrill and NADL shall not be liable in respect of any breach of this Agreement to the extent that the limitations set out in Part B of Schedule 7 (Limitations on liability) apply.

16.3
In the absence of fraud and subject to Clause 13.1, Rosneft shall not be entitled to claim that any fact, matter or circumstance causes any of the NADL Warranties to be breached if it has been disclosed in the Current NADL Disclosure Letter.

16.4
In the absence of fraud and subject to Clause 12.1, Seadrill and NADL shall not be entitled to claim that any fact, matter or circumstance causes any of the Rosneft Warranties to be breached if it has been disclosed in the Current Rosneft Disclosure Letter.

16.5
If, whether before or following Completion, Seadrill or NADL becomes aware (whether by reason of any disclosure made pursuant to Clause 12 (Rosneft Warranties and Covenants) or not) that there has been any breach of the Rosneft Warranties or any other term of this Agreement, none of Seadrill or NADL shall be entitled to terminate or rescind this Agreement, save under Clauses 7.2, 7.3, 7.4 and 7.5 or Clause 10.6.

16.6
If, whether before or following Completion, Rosneft becomes aware (whether by reason of any disclosure made pursuant to Clause 13 (NADL Warranties and Covenants) or not) that there has been any breach of the NADL Warranties or any other term of this Agreement, Rosneft shall not be entitled to terminate or rescind this Agreement, save under Clauses 7.2, 7.3, 7.4 and 7.5 or Clause 10.6.

16.7
The provisions of Clauses 16.5 and 16.6 shall be without prejudice to any other right or remedy (other than termination or rescission) which any party may now or hereafter hold in respect of all or any part of the obligations of any other party under this Agreement and the other documents referred to in this Agreement.

16.8
If NADL fails to perform any of its obligations under this Agreement, Rosneft shall be entitled to make a claim against Seadrill in respect thereof as if Seadrill and NADL were jointly and severally liable for the relevant obligation(s) under this Agreement. The liability of Seadrill under this Clause 16.8 shall not exceed the liability of NADL in respect of non-performance of the relevant obligations.

16.9
Where any amount is due from Rosneft to NADL pursuant to this Agreement (other than any payment pursuant to Clause 2.11 or any payment for the subscription of shares in the share capital of NADL), Rosneft shall be entitled to elect no later than 5 Business Days before the due date for settlement of such amount to satisfy such amount in whole or in part by:

(A)	payment of such amount (in whole or in part) in cash subject to Clauses 29.3 to 29.5; and/or

(B)
waiving (in whole or in part, as required) all its rights to any dividend payable by NADL at the next two dividend payment dates in an amount equal to the amount of the payment due from Rosneft under this Clause 16.9 as increased by an amount equal to LIBOR plus 4% (four per cent.) per annum from (and including) the due date for settlement of such amount to (but excluding) the date on which the relevant dividend would have otherwise been settled provided that the maximum amount which Rosneft shall be entitled to waive on any one occasion shall be an amount equal to the lower of:

(vi)	US$40,000,000; and

(vii)	the aggregate of the quarterly dividend payments received by Rosneft in the seven months immediately preceding the due date for settlement of the amount from Rosneft to NADL; and/or

(C)
to the extent that such amount is less than US$10,000,000, treating such amount (in whole or in part) as an amount outstanding from Rosneft to NADL for the purposes of Clause 3 (Contract Shares) at the Acceptance Date or Settlement Date (as the case may be) immediately following the due date for settlement and such amount shall increase by an amount equal to LIBOR plus 4% (four per cent.) per annum from (and including) the due date for such settlement to (but excluding) such Acceptance Date or Settlement Date (as the case may be); and/or

(D)
to the extent that such amount is less than US$10,000,000, treating such amount (in whole or in part) as an amount outstanding from Rosneft to NADL for the purposes of Clause 5 (Extended Co-Operation) at the Additional Contract Acceptance Date or Settlement Date (as the case may be) immediately following the due date for settlement and such amount shall increase by an amount equal to LIBOR plus 4% (four per cent.) per annum from (and including) the due date for such settlement to (but excluding) such Additional Contract Acceptance Date or Settlement Date (as the case may be), provided that:

(i)
Rosneft shall only be entitled to exercise its rights under Clauses 16.9(C) and (D) where there is any Offshore Drilling Contract or Additional Drilling Contract in force and an Acceptance Date or Additional Contract Acceptance Date under any such contract or a Settlement Date is scheduled to fall within 6 months from the due date for settlement by Rosneft. Where an election has been made under Clause 16.9(B), an equivalent amount to that so waived shall cease to be an amount outstanding from Rosneft to NADL for the purposes of this Agreement, including Clauses 3 (Contract Shares) or 5 (Extended Co-Operation); and

(ii)	if Rosneft does not make an election under this Clause 16.9, then Rosneft shall be deemed to have exercised its rights under Clause 16.9(B).

16.10
Rosneft may, at any time, elect to reduce the Rolled Forward Amount or the Additional Contract Rolled Forward Amount or the Seadrill Additional Contract Rolled Forward Amount by paying an amount in cash provided that Clauses 29.3 to 29.5 shall apply to such payment.

17.	TAJIKISTAN; OBK CONTRACTS
Tajikistan

17.1
Rosneft shall procure that, prior to Completion, the Sale Group shall sell, and a member of the Retained Group shall buy, the Tajikistan Business and that such member of the Retained Group shall assume all of the liabilities and obligations of the Sale Group in relation to the Tajikistan Business (the “Carve Out”).

17.2	Where the consent of any third party is required to the Carve Out (or any elements thereof), Rosneft shall be responsible (at its own expense) for obtaining any such consent.

17.3
Without restricting the rights of NADL or its ability to claim damages on any basis, Rosneft shall pay NADL on demand on an after-Tax basis (which shall be construed in accordance with Clauses 29.3 to 29.5 (inclusive)) an amount equal to all costs, losses, damages, reasonable expenses (including reasonable legal and other professional expenses) or liabilities suffered or incurred by NADL or any member of the Sale Group:

(G)	as a consequence of, or which would not have arisen but for, the implementation and completion of the Carve Out; and

(H)	arising after Completion out of, or in connection with, the Tajikistan Business.
OBK Contracts

17.4
Without restricting the rights of NADL or its ability to claim damages on any basis, Rosneft shall pay to NADL on demand on an after-Tax basis (which shall be construed in accordance with Clauses 29.3 to 29.5 (inclusive)) an amount equal to all break fees, termination payments, penalties or other similar liabilities suffered or incurred by NADL or any member of the Sale Group (net of any Cash Tax Saving) before, on or after Completion to the extent not discharged before Completion and arising out of or in connection with:

(D)
the termination or cancellation by Rosneft or any member of the Sale Group of any drilling contracts which Orenburg has entered into with any third party (not being a member of the NADL Group) (the “Orenburg Contracts”); and

(E)
the termination or cancellation by any of the third parties to any Orenburg Contract of any of the Orenburg Contracts as a result of the exercise of a contractual right to terminate arising as a result of the change in ownership or control of the Sale Group pursuant to this Agreement and the Russian SPA, save that this Clause 17.4 shall not apply to:

(i)	any Orenburg Contracts entered into between Orenburg and Lukoil and any Orenburg Contracts entered into between Orenburg and Rusvetpetro;

(ii)	any Orenburg Contracts terminated or cancelled prior to the Orenburg Acquisition; and

(iii)	those Orenburg Contracts expressly referenced in Paragraph 30b(ii) of Schedule 8 (Completion Accounts).

18.	NON-SOLICITATION

18.1	Rosneft will not and undertakes to procure that each member of the Retained Group will not do any of the following things:

(C)
neither pending nor within one year after Completion, employ any person at present or at Completion an employee of any member of the Sale Group save with the prior written consent of NADL, such consent not to be unreasonably withheld or delayed; nor

(D)
between one and two years after Completion, solicit or entice away from the employment of any member of the Sale Group any person at present or at Completion an employee of any member of the Sale Group except for any employee who answers a public advertisement not intended to target any specific employee or group of employees.

18.2
Each undertaking contained in Clause 18.1 shall be construed as a separate undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind Rosneft.

19.	INTER-COMPANY AMOUNTS

19.1	Immediately prior to Completion, Rosneft shall (or shall procure that the relevant members of the Retained Group shall):

(I)	settle the Shareholder Debt in full; and / or

(J)	contribute the Shareholder Debt to the charter capital of the relevant member(s) of the Sale Group, such that the settlement and / or contribution of the Shareholder Debt pursuant to this Clause shall constitute or result in full and final settlement of all Shareholder Debt and that, at Completion, no further amount shall be considered as due, owing or payable between any member of the Retained Group and any member of the Sale Group in respect of Shareholder Debt. The parties further acknowledge that one of the ways to settle the Shareholder Debt is for Rosneft as sole participant / shareholder of the Company to contribute to the charter capital of the Company funds equal to the Shareholder Debt so that the Company immediately uses such contributed funds in order to repay the Shareholder Debt in full.

19.2	Rosneft shall ensure that its compliance with the provisions in Clause 19.1 shall not result in:

(A)	the waiver of any Shareholder Debt; or

(B)	any change in the number of shareholders (participants) in any member of the Sale Group.

19.3
Rosneft as agent for the members of the Retained Group shall settle the Inter-Company Receivables (in respect of the supply of goods and services) within 60 Business Days following Completion (the “Payment Date”). If any Inter-Company Receivables remain outstanding as at the Payment Date, then those Inter-Company Receivables shall increase by an amount equal to LIBOR plus 4% (four per cent.) per annum from (and including) the Payment Date to (but excluding) the date of actual payment.

19.4
Without restricting the rights of NADL or its ability to claim damages on any basis, Rosneft shall pay to NADL on demand an amount equal to the aggregate of all amounts of incremental Tax incurred or suffered by any member of the NADL Group as a consequence of, or which would not have arisen but for, the settlement of the Shareholder Debt.

20.	TRANSITIONAL SERVICES; POST COMPLETION UNDERTAKINGS; WEATHERFORD OPTION
Separation and Transitional Services

20.1	Rosneft and NADL shall give effect to Schedule 13 (TSA Provisions).
Post-Completion undertakings

20.2	Following Completion, NADL undertakes to Rosneft and to each member of the Retained Group:

(A)
to procure that, as soon as reasonably practicable after the Completion Date and in any event within one month afterwards, the name of any member of the Sale Group which consists of or incorporates “RN” or “Rosneft” or anything which in the reasonable opinion of Rosneft is confusingly similar to “RN” or “Rosneft”, is changed to a name which does not include “RN” or “Rosneft” or any name confusingly similar thereto; and

(B)
to procure that, as soon as reasonably practicable after the Completion Date and in any event within three months afterwards, the Sale Group shall cease to use or display any trade or service names, marks or logos owned by any member of the Retained Group or any trade or service names, marks or logos confusingly similar thereto and shall not order or create any new item including such trade or service name, mark or logo.

20.3
Rosneft hereby grants to each member of the Sale Group a non-exclusive, royalty free, fully paid-up licence to use “RN” and “Rosneft” for the period of three months after the Completion Date solely for the purposes of carrying on the business of any member of the Sale Group which incorporates, displays or uses “RN” or “Rosneft” in the manner carried on immediately prior to Completion.

Weatherford Option

20.4
As from delivery of a notice from NADL requesting access to undertake due diligence on the Weatherford Business, Rosneft shall (or shall procure that such member(s) of the Retained Group as own(s) the Weatherford Business shall), upon reasonable notice and subject to receipt of such undertakings of confidentiality as Rosneft shall reasonably require, make available to NADL and any persons authorised by them through an agreed individual or group of individuals within Rosneft and at an agreed location all the Books and Records and information relating to the Weatherford Business (including, for the avoidance of doubt, the Weatherford SPA) as NADL may reasonably request (the date on which the first such information or access is provided shall be the “Due Diligence Commencement Date”) and such inspection visits to each of the premises of the Weatherford Business as the parties shall reasonably agree and Rosneft shall promptly so provide all information to NADL or any such persons as they may reasonably request so as to enable NADL to carry out due diligence on the Weatherford Business and assess whether it wishes to exercise the Weatherford Option. The due diligence process under this Clause 20.4 shall last for a maximum period of four months from the Due Diligence Commencement Date subject to Rosneft complying with its obligations to provide such information.

20.5
Rosneft hereby grants to NADL an option (the “Weatherford Option”) exercisable during the Weatherford Option Period, to require Rosneft to sell, or to require Rosneft to procure that such member(s) of the Retained Group as own(s) the Weatherford Business at the time of the exercise of the Weatherford Option sell, the Weatherford Business to NADL (or such member of the NADL Group as NADL shall designate in writing) on the sale terms set out in Clauses 20.8 to 20.13 (inclusive).

20.6
The Weatherford Option may be exercised by the giving of a notice in writing by NADL to Rosneft during the Weatherford Option Period (the “Weatherford Option Notice”). NADL shall be entitled to exercise the Weatherford Option only in respect of all of the Weatherford Business.

20.7
If the Weatherford Option is exercised in accordance with this Clause then, Rosneft (or the relevant member(s) of the Retained Group) shall sell and NADL (or a member of the NADL Group) shall purchase the Weatherford Business. If the Weatherford Option is not duly exercised during the Weatherford Option Period, it shall lapse and cease to have any further effect.

20.8
Each party undertakes to negotiate in good faith to agree whether the sale of the Weatherford Business should be subject to the satisfaction of any conditions. If it is agreed that any filings should be made and/or any regulatory or other third party approvals are necessary, the parties shall then co-operate in good faith and Rosneft and NADL shall use their respective reasonable endeavours to make any such filings or obtain any such regulatory or third party approvals.

20.9	The total consideration for the purchase of the Weatherford Business shall be an amount equal to the Weatherford Option Price.

20.10
The Weatherford Option Price shall be equal to the Weatherford Consideration, plus any capital invested by any member of the Retained Group into the Weatherford Business on or before exercise of the Weatherford Option, minus any dividends, distributions, returns of capital or other leakage (if any) paid out of the Weatherford Business to any member of the Retained Group on or before the date of exercise of the Weatherford Option. Each of the aforementioned cashflows shall be expressed in Dollars and shall be increased by an amount of interest equal to 13.3% per annum calculated from the date that the respective cashflow took place up to the exercise of the Weatherford Option.

20.11
The parties shall use their respective reasonable endeavours to procure that the Weatherford Option Price shall be agreed in good faith as soon as possible following the service of the Weatherford Option Notice and, in any event, within 20 (twenty) Business Days failing which, each matter in dispute shall be settled in accordance with Clause 34 of this Agreement.

20.12	Without prejudice to Clause 20.13, any transfer of the Weatherford Business shall be on the following terms:

(A)
completion of the transfer of the Weatherford Business shall take place within one hundred and twenty (120) calendar days after the date of the Weatherford Option Notice (or such longer period as may be required in order to obtain any Regulatory Approval(s)); and

(B)
the Retained Group shall do all such other things and execute all other documents (including any deed) as NADL may reasonably request to give effect to the sale and purchase of the Weatherford Business.

20.13	The parties agree that the sale and purchase of the Weatherford Business pursuant to the Weatherford Option Notice shall:

(A)	be effected on substantially the same terms as those set out in the Weatherford SPA (but, subject to Clause 20.10);

(B)	shall not include any terms similar to the completion accounts adjustment in the Weatherford SPA;

(C)
include warranties, indemnities and associated liability limitation provisions which are substantially similar to the warranties and indemnities and associated liability limitation provisions (including the date of expiry for bringing claims) contained in the Weatherford SPA, subject only to such changes as are necessary to reflect any differences in sale structure (if applicable); and

(D)
include a warranty from Rosneft that no facts, circumstances or events have arisen or occurred and nothing has been done or omitted to be done in relation to the Weatherford Business which would have given rise to a breach of any of the warranties contained in the Weatherford SPA during the period of the Retained Group’s ownership of the Weatherford Business provided that no claim shall be brought under such warranty unless written notice of such claim in accordance with Paragraph 2.1 of Part A of Schedule 7 (Limitations on Liability) shall have been given to Rosneft on or before the first anniversary of the completion of the transfer of the Weatherford Business to the NADL Group.

The warranties in respect of the Weatherford Business given by Rosneft to the relevant members of the NADL Group shall not be assignable by any such member of the NADL Group.

20.14
Subject to Clauses 20.8 to 20.13 (inclusive), if NADL exercises the Weatherford Option, the parties shall negotiate the terms of the documentation pursuant to which the transfer of the Weatherford Business will be effected in good faith and shall use their respective reasonable endeavours to agree all of the terms of the documentation as soon as reasonably practicable after the exercise of the Option Notice.

21.	BOOKS AND RECORDS
For a period of four years after Completion, Rosneft shall retain and provide, on request, copies of any Books and Records of the Sale Group or which relate exclusively to the Sale Group but which are held by Rosneft or a member of the Retained Group.

22.	EFFECT OF COMPLETION
Any provision of this Agreement and any other documents referred to in it which is capable of being performed after but which has not been performed at or before Completion and all representations and warranties and covenants and other undertakings contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion.

23.	REMEDIES AND WAIVERS

23.1	No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver of it.

23.2
The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

23.3
Save as otherwise provided in this Agreement, the rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law (save for the right to rescind).

24.	ASSIGNMENT

24.1
This Agreement is personal to the parties to it. Accordingly no party may, without the prior written consent of Rosneft (in the case of Seadrill and NADL) or NADL (acting with consent of Seadrill) (in the case of Rosneft), assign, grant any security interest over, hold on trust or otherwise transfer the benefit of all or any of another party’s obligations under this Agreement, save in accordance with Clause 24.2.

24.2	Subject to Clause 24.3:

(A)
Rosneft may, without the consent of the other parties, assign to a subsidiary the benefit of the whole or any part of this Agreement, provided that if the assignee ceases to be a subsidiary of Rosneft, it shall before ceasing to be so assign the benefit, so far as assigned to it, back to Rosneft or assign the benefit to another subsidiary of Rosneft; and

(B)
Seadrill and/or NADL may, without the consent of Rosneft, assign the benefit of the whole or any part of this Agreement to a member of the Seadrill Group or the NADL Group (as the case may be), provided that if the assignee ceases to be a member of the Seadrill Group or the NADL Group, it shall before ceasing to be so assign the benefit, so far as assigned to it, back to Seadrill, NADL or another member of the Seadrill Group or NADL Group.

24.3
If any assignment is made in accordance with Clause 24.2, the assignee shall not be entitled to benefit from any greater obligation, or to receive any greater amount, than that to which the assignor would have been entitled.

25.	ENTIRE AGREEMENT

25.1
The Transaction Documents, the documents referred to therein to be entered into on the Signing Date and the Completion Date and the Letter of Award constitute the whole and only agreement between the parties relating to the Transactions.

25.2
The Transaction Documents and the Letter of Award supersede any previous agreements (other than the Offshore Drilling Contracts) relating to the subject matter of the Transaction Documents, and set out the complete legal relationship of the parties arising from or connected with that subject matter.

25.3
Except in the case of fraud, each party acknowledges that it is entering into the Transaction Documents in reliance upon only the Transaction Documents and the Letter of Award and that it is not relying upon any other pre contractual statement.

25.4
For the purposes of this Clause 25 (Entire Agreement), “pre contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to this Agreement becoming legally binding.

25.5	A party’s only right or remedy under this Agreement in respect of a breach of any provision of this Agreement shall be for breach of this Agreement.

25.6	This Agreement may only be varied in writing signed by each of the parties.

25.7	At the Signing Date, the heads of agreement concluded by Rosneft and Seadrill and dated 31 March 2014 shall terminate, save for any rights of the parties accrued thereunder before the Signing Date.

25.8	In the event of any ambiguity or discrepancy between the provisions of this Agreement and any of the other Transaction Documents, the provisions of this Agreement shall prevail.

26.	NOTICES

26.1	A notice under this Agreement shall only be effective if it is in writing. E-mails are permitted.

26.2
Notices under this Agreement shall be sent to a party at its address and for the attention of the individual notified by each party to the other parties on or before the Signing Date, provided that a party may change its notice details on giving notice to the other parties of the change in accordance with this Clause 26 (Notices). That notice shall only be effective on the day falling five clear Business Days after the notification has been received or such later date as may be specified in the notice.

26.3	Any notice given under this Agreement shall be deemed to have been duly given as follows:

(A)	if delivered personally, on delivery;

(B)	if sent by airmail, six clear Business Days after the date of posting; and

(C)	if sent by e-mail, when sent/at the expiration of 48 hours after the time it was sent.

26.4
Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

27.	ANNOUNCEMENTS

27.1
Subject to Clause 27.2, the parties shall not make any announcement concerning the Transactions or any ancillary matter without the prior written approval of the other parties, such approval not to be unreasonably withheld or delayed.

27.2	A party may (and any member of the Retained Group or the Seadrill Group or the NADL Group may) make an announcement concerning the Transactions or any ancillary matter if required by:

(D)	law; or

(E)
any securities exchange or Authority or any Tax Authority to which that party (or member of the Retained Group or the Seadrill Group or the NADL Group) is subject or submits, wherever situated, whether or not the requirement has the force of law, in which case the relevant party shall (or shall procure that the member of the Retained Group or the Seadrill Group or the NADL Group shall) take all such steps as may be reasonable and practicable in the circumstances to agree the contents of the announcement with the other parties to this Agreement before making the announcement.

27.3	The restrictions contained in this Clause 27 (Announcements) shall continue to apply after Completion or the termination of this Agreement without limit in time.

28.	CONFIDENTIALITY

28.1
Each party shall treat as confidential (and Rosneft shall procure that each member of the Retained Group shall treat as confidential, Seadrill shall procure that each member of the Seadrill Group shall treat as confidential and NADL shall procure that each member of the NADL Group shall treat as confidential), all information received or obtained as a result of entering into or performing this Agreement which relates to:

(F)	the provisions of this Agreement;

(G)	the negotiations relating to this Agreement and the Transactions;

(H)	the subject matter of this Agreement; or

(I)	the other parties,
and Rosneft shall, from Completion, also treat as confidential any information relating to the Sale Group.

28.2	Notwithstanding the other provisions of this Clause 28 (Confidentiality), a party may disclose any such confidential information:

(A)	to the extent required by law or for the purpose of any judicial proceedings;

(B)
to the extent required by any securities exchange or Authority or any Tax Authority to which that party is subject or submits, wherever situated, whether or not the requirement for information has the force of law;

(C)	to the extent required to vest the full benefit of this Agreement in that party;

(D)	to its professional advisers, auditors and bankers provided they have a duty to keep such information confidential;

(E)	to the extent the information has come into the public domain through no fault of that party; or

(F)	to the extent the other parties have given prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed.
Any information to be disclosed pursuant to Clauses 28.2(A), 28.2(B), 28.2(C) or 28.2(D) shall be disclosed only after consultation with the other parties.

28.3	The restrictions contained in this Clause 28 shall continue to apply until three years after Completion or until three years after the termination of this Agreement (as applicable).

28.4	Rosneft acknowledges and agrees that:

(C)
if any information provided under Clause 9.3 constitutes material non-public information, then until such information has been made public it shall not (and shall procure that the members of the Retained Group shall not) engage in any behaviour while in possession of such information which would amount to insider trading, or market manipulation or other market abuse, for the purposes of U.S. federal and state securities laws, including Section 10(b) of the Exchange Act and Rules 10b-5, 10b5-1 and 10b5-2 promulgated thereunder (collectively, “U.S. Securities Laws”); and

(D)
some or all of the information referred to in (A) above may constitute material non-public information for the purposes of U.S. Securities laws. Rosneft hereby acknowledges that it is aware (and such members of the Retained Group as shall receive such information have been or will be advised by Rosneft) that the U.S. Securities Laws restrict both the purchase and sale of securities by persons who possess material non-public information relating to the issuer of such securities and the communication of such information to any other person under circumstances in which it is reasonably foreseeable that such other person is likely to purchase or sell such securities and further acknowledges that it shall not (and shall procure that the members of the Retained Group shall not) purchase or sell such securities while in possession of any such material non-public information, encourage another person to purchase or sell such securities or disclose such information to any other person under circumstances in which it is reasonably foreseeable that such other person is likely to purchase or sell such securities before such information has been made public.

29.	COSTS; EXPENSES AND TAX

29.1
Except as otherwise agreed, each party shall pay its own costs and expenses in relation to the negotiations leading up to the Transactions and the preparation, execution and carrying into effect of this Agreement and the other Transaction Documents and Rosneft confirms and undertakes that no expense of whatever nature relating to the Transactions has been or is to be borne by any member of the Sale Group.

29.2
All costs relating to the notarisation of the Russian SPA, certification of Rosneft’s (and its authorised representative’s) and NADL’s (and its authorised representative’s) signature on the Russian SPA, certification of Rosneft’s (and its authorised representative’s) signature on the Transfer Application Form, notification of the Company on transfer of the Shares to NADL and other related notarial services will be borne in equal proportions by NADL (on the one hand) and Rosneft (on the other hand).

29.3
Except as required by law, all payments made by any party (or any member of the NADL Group, member of the Seadrill Group or member of the Retained Group) pursuant to this Agreement shall be made free and clear of any deduction or withholding whether in respect of Tax or otherwise.

29.4
If any deductions or withholdings in respect of Tax are required by law to be made from any amounts due from any party pursuant to this Agreement then that party shall be obliged to pay the receiving party (or the relevant member of the NADL Group, member of the Seadrill Group or member of the Retained Group) such sum as shall, after the deduction or withholding has been made, leave the receiving party (or the relevant member of the NADL Group, member of the Seadrill Group or member of the Retained Group) with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

29.5
If any sum payable under this Agreement shall be subject to Tax in the hands of the receiving party (or any member of the NADL Group, member of the Seadrill Group or member of the Retained Group), then, except to the extent that the amount of such payment has been increased to take account of the Tax that will be charged on receipt of such payment and, except in relation to interest, the amount so payable shall be increased by such amount as shall ensure that after payment of the Tax so charged there shall be left a sum equal to the amount that would otherwise be payable under this Agreement.

29.6	Rosneft and NADL shall discuss an efficient mechanism for the issue of the Contract Shares and the NADL Additional Contract Shares.

29.7	Clauses 29.3 and 29.5 shall be subject to Clause 3.7(A)(ii) and Clause 5.9(A)(ii), which shall prevail.

30.	COUNTERPARTS

30.1	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

30.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

31.	INVALIDITY

31.1	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(E)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(F)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

32.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

32.1
Clauses 12.5, 13.4, 29.4 and 29.5 (the “Third Party Rights Clauses”) confer a benefit on certain persons named therein who are not a party to this Agreement (each for the purposes of this Clause 32 a “Third Party”) and, subject to the remaining provisions of this Clause, are intended to be enforceable by the Third Party by virtue of the Contracts (Rights of Third Parties) Act 1999.

32.2
The parties to this Agreement do not intend that any term of this Agreement, apart from the Third Party Rights Clauses, should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

32.3	Notwithstanding the provisions of Clause 32.1, this Agreement may be varied in any way and at any time by the parties to this Agreement without the consent of any Third Party.

33.	CHOICE OF GOVERNING LAW
This Agreement is to be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

34.	ARBITRATION

34.1
All disputes arising out of or in connection with the present Agreement (other than those in relation to the Completion Accounts) shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The seat, or legal place, of arbitration shall be Paris. The language of the arbitration proceedings shall be English.

34.2
In the event that, after a dispute has arisen and arbitration is commenced under Clause 34.1 (“First Arbitration”), another dispute arises between some or all of the same parties that concerns the same or substantially similar issues of law or fact as those at issue in the First Arbitration (“Related Conflict”), then, for the purpose of constituting the arbitral tribunal in the Related Conflict, the parties agree to nominate the same arbitrators as they nominated in the First Arbitration and to write jointly to the International Chamber of Commerce to request the appointment of the same arbitrators for the Related Conflict.

34.3
If, before or after the commencement of the First Arbitration, an arbitration is commenced under any Transaction Document other than this Agreement (“Transaction Document Conflict”), and any party to the First Arbitration contends that the Transaction Document Conflict raises similar issues of law or fact to those at issue in the dispute the subject of the First Arbitration (such that the issues should be resolved in one proceeding), then, provided that no date has been fixed for the final hearing in the First Arbitration, the arbitral tribunal appointed in the First Arbitration (“First Tribunal”) will have the absolute discretion to determine whether in the interests of justice and efficiency the proceedings will be consolidated and heard together.

34.4
In the event that the First Tribunal makes an order under Clause 34.3 consolidating two (2) or more arbitrations (“Consolidation Order”), then the composition of the First Tribunal will remain unchanged, unless any members of the First Tribunal are subject to a disqualifying conflict of interest. In such event, a new tribunal will be constituted for the consolidated proceeding (“New Tribunal”), and the members of the New Tribunal will be selected as follows:

(A)	the parties to the consolidated proceeding will agree on the composition of the New Tribunal; and

(B)	failing such agreement within thirty (30) days of the First Tribunal issuing its Consolidation Order, the International Chamber of Commerce will appoint all members of the New Tribunal.

34.5
Each party to the consolidated proceeding will be bound by the award rendered by the First Tribunal (or the New Tribunal, if one is constituted), even if it chooses not to participate in the consolidated proceeding.

35.	NATURE OF THIS AGREEMENT
The parties hereby acknowledge and agree that this Agreement is not and shall not be deemed to be a transaction directed at the disposal of a participatory interest for the purposes of paragraph 1 of Article 21(11) of the LLC Law, and no party will raise any argument to the contrary. The parties hereby further acknowledge and agree that Clause 2 (NADL Issuance) is a contract establishing an obligation to enter into a transaction directed at the disposal of a participatory interest, provided that certain circumstances have occurred or the counterparty has performed certain counter obligations, within the meaning of paragraph 3 of Article 21(11) of the LLC Law.

36.	LANGUAGE

36.1	Each notice, demand, request, statement, instrument, certificate, or other communication under or in connection with this Agreement shall be:

(A)	in English; or

(B)	if not in English, accompanied by an English translation made by a translator, and certified to be accurate by an officer of the party giving the notice.

36.2	The receiving party or its agent (as appropriate) shall be entitled to assume the accuracy of and rely upon any English translation of any document provided pursuant to Clause 36.1.

Schedule 1
(Conditions to Completion)

1.	Competition consents
NADL having obtained the FAS Approval either without any qualifications or conditions, or with such qualifications and conditions as are acceptable to NADL and Rosneft, each acting reasonably.

2.	Regulatory matters
No order or judgment of any court or Authority having been issued or made and no sanctions, embargoes, export controls or restrictive measures of any Authority having been imposed or expanded prior to Completion, and no legal or regulatory requirements remaining to be satisfied, other than the obtaining of any non-mandatory or post-Completion merger control consent, which has or have the effect of making unlawful or otherwise prohibiting the Completion of the Transactions or the execution or performance of any of the Drilling Contracts.

3.	Operation of rigs

(C)
All of the Land Rigs set out in Part A of Attachment 3 (Land Rigs) being: (i) operated by the Sale Group; (ii) fit for purpose on an as is basis; and (iii) the subject of an Onshore Drilling Contract with a term of at least five years or with a term equivalent to the remaining useful life of the relevant Land Rig.

(D)
The Sale Group having entered into the VTB Leases with VTB Leasing in accordance with Clause 4.2, each of the VTB Leases remaining in full force and effect and each of the VTB Rigs being the subject of an Onshore Drilling Contract with a term of at least 5 years.

(E)
The Existing VTB Leases remaining in place and Rosneft having obtained the consent of VTB Leasing to the change in ownership or control of the Sale Group pursuant to this Agreement and the Russian SPA and a waiver from VTB Leasing of:

(i)
any rights that VTB Leasing has or may have under the terms of each of the Existing VTB Leases or otherwise to terminate any of the Existing VTB Leases as a result of such change in ownership or control and;

(ii)
any rights that VTB Leasing has or may have under the terms of each of the Existing VTB Leases or otherwise to impose any consent fee, break fee, termination payments, penalties or similar liabilities as a result of such change in ownership or control.

4.	Tender process
Rosneft having undertaken a tender process pursuant to the Procurement Law and Procurement Documentation of the relevant members of the Retained Group and having awarded all of the Onshore Drilling Contracts.

5.	Compliance with Clause 8 (Rosneft Actions Pending Completion)
Rosneft has complied in all material respects with its obligations in Clause 8 (Rosneft Actions Pending Completion).

6.	Rosneft approval
The passing of:

(A)	a resolution of the Rosneft Board of Directors to approve the Rosneft Approval Documents (other than this Agreement); and

(B)	a resolution of the Rosneft Board of Directors or a Management Board (as applicable) to approve this Agreement, or, as may be applicable,

(C)	a resolution to approve the Rosneft Approval Documents at a duly convened and held general meeting of the shareholders of Rosneft.

7.	NYSE Listing
The Consideration Shares and the Subscription Shares shall have been approved for listing on the New York Stock Exchange, subject only to formal notice of issuance.

8.	Compliance with Clause 9 (NADL Actions Pending Completion)
Each of NADL and Seadrill has complied in all material respects with its obligations in Clause 9 (NADL Actions Pending Completion).

Schedule 2
(Rosneft Conduct of Business for the Sale Group before Completion)
The acts and matters referred to in Clause 8.1 are as follows:
Corporate matters

(A)
any creation, allotment or issue or any grant of any option over or other right to subscribe or purchase, or any redemption or purchase of, any share or loan capital or securities of any member of the Sale Group or securities convertible into any of the foregoing;

(B)
any alteration of the constitutional documents of any member of the Sale Group, or the adopting or passing of any further regulations or resolutions inconsistent with them unless required by applicable law;

(C)	the passing of any resolutions in general meeting or by way of written resolution for winding up of any member of the Sale Group;

(D)
any change to the accounting reference date of any member of the Sale Group or any of the accounting practices, bases, methodologies, formulae, techniques or principles by which the management accounts and accounting records of the Sale Group are drawn up;

General business conduct; financing

(E)
the making of any capital commitment which individually exceeds US$5,000,000 or which, together with all other capital commitments entered into between the Signing Date and the Completion Date, exceeds the sum of US$10,000,000 in aggregate;

(F)
any acquisition or disposal (not being a disposal in the ordinary course of business or on normal arm’s length terms) or creation or grant of any option, security or Encumbrance in respect of: (i) any interest in any material part of the business and undertaking of any member of the Sale Group; (ii) any asset or business which individually exceeds US$5,000,000; or (iii) any material Intellectual Property owned by the Sale Group;

(G)
the making of any loan which individually exceeds US$5,000,000 or which in aggregate exceed US$10,000,000 (other than the granting of trade credit in the ordinary course of business in accordance with the relevant member of the Sale Group’s normal practice) to any person (other than between members of the Sale Group);

(H)
any borrowing which individually exceeds US$5,000,000 or which in aggregate exceed US$10,000,000 (other than the receipt of trade credit in the ordinary course of business or pursuant to and in accordance with the limits subsisting at the Signing Date);

(I)	any material amendment, variation, waiver, termination (or giving of a notice of termination) of, or entry into:

(i)
any drilling programme commitments or drilling contracts which would result in any of the Land Rigs being unavailable for use pursuant to the Onshore Drilling Contracts from the anticipated date of commencement (as agreed between the parties);

(ii)	any guarantee or indemnity for the obligations of any person (other than any member of the Sale Group) which if called would result in a cost to any member of the Sale Group of US$5,000,000 or more;

(iii)	any transaction with any member of the Retained Group other than in the normal course of business or on arm’s length terms;

(iv)	any contract or commitment that is or would, if it were in written form, be a Material Contract;

(J)	any failure to take any action required to maintain any of the insurances in force as at the Signing Date or knowingly do anything to make any such policy of insurance void or voidable;

(K)
making any substantial change in the nature or organisation of the business of any member of the Sale Group or discontinuing or ceasing to operate all or a material part of the business of any member of the Sale Group;

(L)	the commencement, compromise, settlement, withdrawal or abandonment of any Dispute Resolution Process involving a claim or liability in excess of US$1,000,000;
Employees

(M)	any offer by any member of the Sale Group to engage:

(i)
a new General Director or any of the General Director's direct reports or a new Region Manager (or its equivalent) or any of the Region Manager's (or such equivalent's) direct reports, in each case, of the Company or Orenburg; or

(ii)	any new employee or consultant at an annual salary or fee per employee or consultant (on the basis of full time employment or consultancy) in excess of US$200,000 per annum;

(N)	any dismissal of:

(i)
the General Director or any of the General Director's director reports or the Region Manager or any of the Region Manager's direct reports, in each case, of the Company, Orenburg or any division of the Sale Group; or

(ii)	any employee earning in excess of US$200,000 per annum by any member of the Sale Group, other than for cause or unless not to do so would damage the business of the Sale Group;

(O)
any amendment, including any increase in emoluments (including pension contributions, bonuses, commissions and benefits in kind), to the terms of employment of any category of employees of any member of the Sale Group which would increase the aggregate remuneration of such category by more than 5% (five per cent.) save for increases in emoluments made in accordance with the normal practice of the Sale Group;

General

(P)	the acquisition or disposal of any interest in real property which individually exceeds US$1,000,000 or which in aggregate exceed US$5,000,000;

(Q)	the changing of the residence of any member of the Sale Group for Tax purposes; and

(R)	the entering into of any agreement (conditional or otherwise) to do any of the foregoing.

Schedule 3
(NADL Conduct of Business before Completion)
The acts and matters referred to in Clause 9.1 are as follows:
Part A

(A)
except for the ordinary established dividend capped to US$0.235 per calendar quarter, any declaration, authorisation, making or payment of a dividend (in cash or in specie) or other distribution of a similar nature or taxed in the same way as a dividend or any reduction of capital (other than lawfully made by any member of the NADL Group to NADL);

(B)
any creation, allotment or issue or any grant of any option over or other right to subscribe or purchase, or any redemption or purchase of, any share or loan capital or securities of any member of the NADL Group or securities convertible into any of the foregoing;

(C)
any material amendment, variation, waiver, termination (or giving of a notice of termination) of, or entry into any drilling programme commitments or drilling contracts or any disposal which would result in the Offshore Rigs being unavailable for use pursuant to the Offshore Drilling Contracts from the anticipated date of commencement;

(D)
any material acquisition or material disposal (not being a disposal: (i) in the ordinary course of business; or (ii) on normal arm’s length terms;) by any member of the NADL Group which individually exceeds US$10,000,000;

(E)	any disposal of any drilling unit;

(F)
any material amendment, variation, waiver, termination (or giving of a notice of termination) of, or entry into any guarantee, security arrangement or indemnity for the obligations of any person (other than any member of the NADL Group) which if called would result in a cost to any member of the NADL Group of US$10,000,000 or more, other than any guarantee, security arrangement or indemnity for the obligations of any member of the Seadrill Group where the benefit received by NADL as a result of such amendment, variation, waiver, termination or entry is proportionate to the guarantee, security arrangement or indemnity provided;

(G)	changing the jurisdiction of incorporation of any member of the NADL Group;

Part B

(H)
any alteration of the constitutional documents of any member of the NADL Group, or the adopting or passing of any further bye-laws or resolutions inconsistent with them unless required by applicable law;

(I)
the passing of any resolutions in general meeting or by way of written resolution for winding up, or to capitalise any profits or any sum standing to the credit of any reserve, of any member of the NADL Group;

(J)
making any substantial change in the nature or organisation of the business of any member of the NADL Group or discontinuing or ceasing to operate all or a material part of the business of any member of the NADL Group; and

(K)	the entering into of any agreement (conditional or otherwise) to do any of the foregoing in Paragraphs (A) to (J).

Schedule 4
(Completion arrangements)
Part A (Rosneft’s Obligations)
At Completion, Rosneft shall:

1.	execute, in the presence of the Notary, three (3) counterparts of the Russian SPA;

2.	execute, in the presence of the Notary, one (1) counterpart of the Transfer Application Form in relation to the Russian SPA;

3.
procure that the Russian SPA and the Transfer Application Form in relation to the Russian SPA are duly notarised and provide or procure to be provided any documents necessary or reasonably requested by the Notary for the purposes of notarising the Russian SPA and the Transfer Application Form in relation to the Russian SPA in accordance with applicable Russian laws (to the extent such documents relate to Rosneft or the Company);

4.	deliver to NADL or Seadrill’s Solicitors:

(A)	duly notarised certified original counterpart of a pre-emption right waiver in the agreed form by the Company in respect of transfer of the Shares to NADL;

(B)
as evidence of the authority of each person executing the Rosneft Approval Documents and any other documents referred to in this Schedule 4 on behalf of Rosneft or the relevant member of the Retained Group or the relevant member of the Sale Group (as applicable):

(i)
originals of the written resolutions of the competent management bodies authorising the execution, delivery and performance of such Transaction Documents and each such other documents and all transactions contemplated therein, including, if applicable, as a major transaction (in Russian – крупная сделка) and/or related party transaction (in Russian – сделка, в совершении которой имеется заинтересованность) or, if not applicable, original confirmation letters from the general director of the respective companies in the agreed form that the respective documents and transactions contemplated therein do not constitute a major transaction (in Russian – крупная сделка) and related party transaction (in Russian – сделка, в совершении которой имеется заинтересованность) for such companies, and, if applicable, the issue of powers of attorney in favour of such person signing any of the foregoing on behalf of Rosneft, the relevant member of the Retained Group or the relevant member of the Sale Group; and

(ii)	originals of each power of attorney referred to in Paragraph (B)(i) above in the agreed form (if applicable).

5.
deliver to NADL an extract from the Register recording, and a copy of the relevant Russian law share purchase agreement effecting, the transfer by RN-Innostrannye Proyekty of the participatory interest in Orenburg not currently held by a member of the Sale Group to a member of the Sale Group;

6.	deliver to Seadrill a counterpart of the Shareholders’ Agreement duly executed by Rosneft;

7.	deliver to NADL a counterpart of each of the Onshore Drilling Contracts duly executed by Rosneft or other relevant member of the Retained Group and the relevant member of the Sale Group;

8.
deliver to NADL a signed letter of consent from each of the Rosneft directors who will be appointed to the board of directors of NADL from Completion in accordance with the Shareholders’ Agreement agreeing to act as a director of NADL;

9.	make available to NADL at the registered office of the relevant member of the Sale Group (to the extent not already there):

(A)
the statutory books (which shall be written up to but not including the Completion Date), the certificate of incorporation (and any certificate of incorporation on change of name) and common seal (if any) of each member of the Sale Group, constitutional documents and all amendments thereto, and all registration certificates of the Sale Group members with relevant Authorities, including certificates of registration appearing on the register, Tax registration, and registration with state funds and statistics authorities, as well as all papers, books, banking books, records, cheque books, corporate bank cards, stamps, accounting records (including 1-S-bookkeeping data), contracts, correspondence with Authorities and counterparties, tax declarations, balance sheets and forms, tax registers/ledgers, accounting registers/ledgers, all other documents construing (as per RAS) the accounting primary documents, ledgers and records of promissory notes (or any other kind of document of the same kind) issued and/or received by a Sale Group member, ledgers and records of all powers of attorneys issued by a Sale Group member, all electronic data (including: accounting database, electronic registers of any kind, software of any kind licensed for the use by a Sale Group member) and information needed for access to and use of (including all keys, codes, logins and passwords) all electronic data of the Sale Group members, including accounts, internet banking systems, bank accounts and any web-based data, all minutes of (decisions by) management bodies and staff lists;

(B)	the Books and Records referred to in Clause 21;

(C)	originals of the Material Contracts;

(D)	originals of the Accounts;

(E)	originals of the title documents for the Relevant Properties which will include ownership certificates with respect to each of the Relevant Properties;

10.	deliver to NADL:

(A)
an original decision (in the agreed form) of Rosneft as the sole participant of the Company evidencing the approval by Rosneft as the sole participant of the Company of the resignation of the existing general director of the Company with effect as of the Completion Date and the appointment of the person designated by NADL;

(B)
an original minutes (in the agreed form) of the general participants’ meeting of Orenburg evidencing the approval of the general participants’ meeting of Orenburg of the resignation of the existing general director of Orenburg with effect as of Completion Date and appointment of the person designated by NADL;

(C)
an original decision (in the agreed form) of the sole participant of Orenburg Subsidiary evidencing the approval by sole participant of Orenburg Subsidiary of the resignation of the existing general director of Orenburg Subsidiary with effect as of Completion Date and appointment of the person designated by NADL;

(D)
an original minutes (in the agreed form) of the general participants’ meeting of Orenburg approving the termination of powers of the board of directors of Orenburg with effect as of Completion Date and appointment of the board of directors comprising the persons designated by NADL in writing 15 calendar days prior to Completion;

(E)
two (2) executed original agreements in the agreed form between the Company and the general director of the Company providing for the mutual termination of the employment agreement of the general director of the Company;

(F)
two (2) executed original agreements in the agreed form between Orenburg and the general director of Orenburg providing for the mutual termination of the employment agreement of the general director of Orenburg;

(G)
two (2) executed original agreements in the agreed form between Orenburg Subsidiary and the general director of Orenburg Subsidiary providing for the mutual termination of the employment agreement of the general director of Orenburg Subsidiary;

(H)
originals of statements in the agreed form from each of the resigning general directors of the Company, Orenburg and Orenburg Subsidiary to the following banks informing the respective bank about his/her resignation and requesting and authorising the bank not to accept or act upon any request, order or instruction from him/her with regard to any bank account of the Company, Orenburg and Orenburg Subsidiary opened with such respective bank or any funds on such bank account:

(i)	the Company:

(a)	OJSC Russian Regional Development Bank (Moscow)

(b)	OJSC Far Eastern Bank, Krasnoyarsk branch (Krasnoyarsk)

(c)	OJSC Far Eastern Bank (Vladivostok)

(d)	OJSC Russian Regional Development Bank, Nefteyugansk branch (Nefteyugansk)

(e)	OJSC Far Eastern Bank, Sakhalin branch (Nogliki village)

(f)	OJSC Russian Regional Development Bank, Nefteyugansk branch (Gubkinskiy)

(g)	OJSC Russian Regional Development Bank, Krasnodar branch (Krasnodar)

(h)	OJSC Russian Regional Development Bank, Usinsk branch (Usinsk)

(i)	OJSC Far Eastern Bank, Irkutsk branch (Irkutsk)

(ii)	Orenburg:

(a)	OJSC Sberbank of Russia, Orenburg branch (Orenburg)

(b)	OJSC Sberbank of Russia, Saratov branch (Stepnoe)

(c)	OJSC VTB, Nizhniy Novgorod branch (Orenburg)

(d)	CJSC UniCredit Bank (Moscow)

(e)	OJSC Alfa Bank, Nizhegorodskiy branch (Orenburg)

(f)	OJSC Bank of Moscow, Nizhegorodskiy branch (Orenburg)

(g)	OJSC Bank of Moscow (Moscow)

(h)	OJSC OJSC Russian Regional Development Bank (Moscow)

(iii)	the Orenburg Subsidiary:

(a)	OJSC VTB (Orenburg)

(b)	OJSC Alfa Bank, Nizhegorodskiy branch (Orenburg)

(c)	OJSC OJSC Russian Regional Development Bank (Moscow); and

(I)	originals of the notarised power of attorneys in the agreed form issued by each resigning general director of the Company, Orenburg and Orenburg Subsidiary to the persons designated by NADL.
For the avoidance of doubt, the general directors of the members of the Sale Group shall be replaced on Completion as further envisaged by this Paragraph 10 only if the relevant request on replacement is delivered by NADL to Rosneft 15 calendar days prior to Completion and the Completion Accounts shall be prepared on the basis that NADL shall be liable for any payments by the members of the Sale Group as a result of such termination; and

11.	deliver to NADL a counterpart of the registration rights agreement substantially in the form set out in Schedule 12 duly executed by Rosneft.

Part B (Seadrill and NADL’s Obligations)

1.	At Completion, Seadrill shall:

(A)	deliver (or shall procure that the relevant member of the Seadrill Group shall deliver) to Rosneft a counterpart of the Shareholders’ Agreement duly executed by Seadrill; and

(B)
deliver to Rosneft or Rosneft’s Solicitors a copy of the minutes of duly held meetings or unanimous written resolutions of the directors of Seadrill authorising the execution of each of the Transaction Documents to which it is a party (such copy minutes or unanimous written resolutions being certified as true and correct by the secretary);

(C)	deliver to Rosneft a legal opinion in the agreed form in respect of the valid issuance of the Consideration Shares and the Subscription Shares and the future issuance of the Contract Shares; and

(D)
deliver (or shall procure that NADL delivers) to Rosneft a copy of the minutes of duly held meetings or written resolutions of the members of NADL approving the changes to the board of directors of NADL to reflect the terms of the Shareholders’ Agreement.

2.	At Completion, NADL shall:

(A)	execute, in the presence of the Notary, three (3) counterparts of the Russian SPA;

(B)
provide or procure to be provided to the Notary any documents necessary or reasonably requested by the Notary for the purposes of notarising the Russian SPA in accordance with applicable Russian laws (to the extent such documents relate to NADL);

(C)	deliver to Rosneft a copy of the FAS Approval and the BMA Consent; and

(D)
deliver a share certificate for the Consideration Shares and the Subscription Shares in the name of Rosneft (and at Completion or on the Business Day immediately following the Completion Date a certified copy of the updated register of members of NADL showing Rosneft as the registered holder of the Consideration Shares and the Subscription Shares);

(E)
deliver to Rosneft or Rosneft’s Solicitors a copy of the minutes of duly held meeting of the directors of NADL and the NADL Conflicts Committee authorising the execution of each of the NADL Approval Documents and the allotment and issue of the Consideration Shares, the Subscription Shares and the Contract Shares (such copy minutes or written resolutions being certified as true and correct by the secretary) and approving the changes to be made to the board of directors of NADL to reflect the terms of the Shareholders’ Agreement; and

(F)	deliver to Rosneft a counterpart of the registration rights agreement substantially in the form set out in Schedule 12 duly executed by NADL.

Schedule 5
(Rosneft Representations and Warranties)
Part A
Company Warranties

1.	Ownership of the Shares and shares in other members of the Sale Group

(A)	Rosneft is the sole legal and beneficial owner of the Shares. The Shares constitute the entire charter capital of the Company.

(B)	The Company's (and each other member of the Sale Group’s) charter capital has been fully paid up within the time periods established by Russian law.

(C)
There is no option, right to acquire, pledge or other form of security or encumbrance or equity on, over or affecting the Shares or shares held by any member of the Sale Group in any other member of the Sale Group or any of them and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any.

(D)
Neither Rosneft’s rights to the Shares or any part thereof nor any other member of the Sale Group’s rights to any shares in any other member of the Sale Group are being challenged either out-of-court or in court proceedings.

(E)
The Shares and all shares held by any member of the Sale Group in any other member of the Sale Group have been validly issued and allotted and are fully paid up, excluding for the avoidance of doubt shares in Orenburg and the Orenburg Subsidiary.

(F)
There is no agreement or commitment outstanding which calls for the allotment, issue or transfer of, or accords to any person the right to call for the allotment, issue or transfer of, any shares (including the Shares) or debentures in or securities of any member of the Sale Group.

(G)	None of the Shares nor any shares held by any member of the Sale Group in any other member of the Sale Group are subject to any rights of pre-emption or restrictions on transfer.

(H)
The information given in Part A of Attachment 1 (Basic information about the Company) and Part B of Attachment 1 (Basic information about the Subsidiaries) is true and accurate in all material respects and no member of the Sale Group has any interest in any other body corporate, unincorporated body, undertaking or association which is not a member of the Sale Group and so listed.

(I)	No member of the Sale Group has given any power of attorney or other authority (express, implied or ostensible) which is still outstanding or effective.

(J)
The copies of the constitutional documents of each member of the Sale Group which are attached to the Current Rosneft Disclosure Letter are complete and accurate in all respects, have attached to them copies of all resolutions and other documents required by law to be so attached and fully set out the rights and restrictions attaching to each class of share capital of the member of the Sale Group to which they relate. Each member of the Sale Group has complied with its constitutional documents in all material respects.

(K)
The statutory books (including all registers and minute books) of each member of the Sale Group have been properly kept in all material respects and contain an accurate and complete record of the matters which should be dealt with in those books and no notice or allegation that any of them is incorrect or should be rectified has been received.

(L)
There are no circumstances which are reasonably likely to give, or reasonably likely to have given, grounds to any person or authority to make any claims or initiate any proceedings or any other acts seeking to challenge Rosneft's ownership of the Shares or any other member of the Sale Group’s ownership of the shares in any other member of the Sale Group.

(M)
All transactions with participatory interests in the charter capital of the Company and each other member of the Sale Group have been concluded in accordance with Russian law (including civil, corporate, antimonopoly and family law) and the obligations under such transactions have been properly performed by the respective parties thereto.

(N)
Each member of the Sale Group is validly existing and is a company duly incorporated, and registered under the laws of the Russian Federation and has full power and authority under its constitutional documents and Russian law to conduct its business as it is presently carried on and to own, lease and operate its assets and properties.

(O)	No member of the Sale Group has repaid, redeemed or purchased any of its own participatory interest, reduced its charter capital, or agreed to do any of such actions.

(P)	No member of the Sale Group:

(i)	is the owner of, or has agreed to acquire, any shares, securities or other interests in any company (other than the participatory interest of a member of the Sale Group);

(ii)	is or has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations);

(iii)	is a party to any profit sharing agreement; or

(iv)	is a party to or the subject of any shareholders' agreement (in Russian – договор об осуществлении прав участников общества).

(Q)	No member of the Sale Group has any branch, agency or permanent establishment in any foreign jurisdiction outside the Russian Federation.

1.	Company Accounts

(A)	The Company Accounts:

(i)	were prepared in all material respects in accordance with applicable law and accounting principles and practices generally accepted in the Russian Federation at the time they were audited;

(ii)
comply with RAS in force on the date they were prepared (for the avoidance of any doubt, the Company Accounts were prepared in accordance with RAS on a consistent basis subject only to applicable changes caused by changes in accounting standards);

(iii)
subject to Paragraph 2(A)(i) and (A)(ii), were prepared on the same basis and in accordance with the same accounting principles and practices, consistently applied, as the audited financial statements for the previous three financial periods; and

(iv)
show in all material respects a true view of the assets and liabilities, including all contingent liabilities (if required pursuant to RAS) and the state of affairs of the Company and of the profits or losses of the Company for the accounting period to which the Company Accounts relate.

2.	Company Management Information
The numbers set out against each line item in Attachment 6 (Company Management Information) are accurate allowing for a margin of error of 10% (ten per cent.).

3.	Events since the Accounts Date
Save in each case for any matter consented to by Seadrill or NADL for the purposes of Clause 8, since the Accounts Date:

(A)
there has been no material adverse change in the financial or trading position or prospects of any member of the Sale Group and so far as Rosneft is aware no circumstance has arisen which will give rise to any such change;

(B)	the business of each member of the Sale Group has been carried on in the ordinary and usual course and in the same manner (including nature and scope) as in the past in all material respects;

(C)	no resolution in general meeting or written resolution of shareholders of any member of the Sale Group has been passed;

(D)	no change in the accounting reference period of any member of the Sale Group has been made;

(E)
save for the Orenburg Acquisition, no member of the Sale Group has acquired or disposed of or agreed to acquire or dispose of any business or any material asset other than in the ordinary course of business and no contract involving material expenditure by it on capital account has been entered into by any member of the Sale Group; and

(F)
no material debtor has been released by any member of the Sale Group on terms that he pays materially less than the book value of any debt and no material debt has been written off or has proved to be irrecoverable to any extent.

4.	Contracts and commitments

(A)
Copies of all Material Contracts are in Folders 1.2.8, 1.2.15.4.1 to 1.2.15.4.3 (inclusive), 1.2.15.5.1 to 1.2.15.5.6 (inclusive), 2.2.3.4 and 3.2.5.4 in the Rosneft Data Room and those copies are accurate and complete in all respects. Each such agreement was entered into in the ordinary course of business.

(B)
Rosneft is not aware of any breach, invalidity, or grounds for determination, rescission, avoidance or repudiation of any Material Contract or of any allegation of such a thing and no notice of termination or intention to terminate has been received by Rosneft (or any member of the Sale Group) in respect thereof.

(C)	Other than the Material Contracts referred to in Paragraph 5 (A), no member of the Sale Group is a party to or has any material actual or contingent liability under:

(i)	any guarantee, indemnity, surety relationship, promissory note, bill of exchange or letter of credit;

(ii)	any material contract for rent, lease, hire, hire purchase, credit sale, conditional sale or purchase by instalments;

(iii)	any material agency, distributorship or management agreement;

(iv)
any contract or arrangement which, directly or indirectly, restricts its freedom to carry on its business in a material respect in any part of the world in such manner as it may think fit or the ability to transfer the whole or any part of its business;

(v)	any joint venture agreement or arrangement, partnership or any other agreement or arrangement under which it participates with any other person in any business in a material respect;

(vi)
any material contract or arrangement which relates to matters not within the ordinary business of that member or constitutes a commercial transaction or arrangement deviant from the usual pattern for that member or is not entirely on arm’s length terms;

(vii)	any contract or arrangement which is of three years’ or greater duration; or

(viii)	any contract or arrangement which can be terminated in the event of any change in the underlying ownership or control of that member.

5.	Insurances

(A)
Full details of the insurance policies in respect of which any member of the Sale Group has an interest are included in Folders 1.2.15.6, 2.2.3.5 and 3.2.5.5 in the Rosneft Data Room and all such policies are written in the name of the relevant member of the Sale Group, are in full force and effect and are not void or voidable, and no claims are outstanding and, so far as Rosneft is aware, no event has occurred which might give rise to any claim other than included in the Folders in the Rosneft Data Room.

(B)	Each member of the Sale Group has maintained adequate insurance cover:

(i)
against all risks normally insured against by companies carrying on a similar business in Russia, and in particular has maintained all insurance required by statute (including civil liability insurance under Federal Law of the Russian Federation No. 225-FZ of 27 July 2010 “On Compulsory Insurance of Civil Liability of the Owner of a Hazardous Object for Inflicting Damage as a Result of an Accident at the Hazardous Object”) and adequate environmental liability insurance;

(ii)	for the full residual value of their assets (free from any deduction or excess) and for such amount in respect of their businesses as would in the circumstances be prudent.

6.	Arrangements between the Sale Group and Rosneft

(A)
Full details of any material goods and services (including management and other head office services) supplied by any member of the Retained Group to any member of the Sale Group, or properties provided by any member of the Retained Group for the use by any member of the Sale Group, or supplied or provided (as the case may be) by any member of the Sale Group to or for the use of any member of the Retained Group are contained in Folders 1.2.15.7.1 to 1.2.15.7.3 (inclusive) and 2.2.3.6.1 of the Rosneft Data Room.

(B)
Save for the Inter-Company Payables details of which are set out in the Current Rosneft Disclosure Letter, no financial indebtedness (actual or contingent) and no contract or arrangement (in particular, but without limitation, any contract or arrangement in connection with loans or borrowings, Property, Intellectual Property, Business Information, supply arrangements or seconded employees) is outstanding between any member of the Sale Group and any member of the Retained Group.

(C)	No member of the Sale Group has agreed to guarantee or provide any securities or indemnities in relation to any debt or obligation of any member of the Retained Group.

7.	Bank accounts and borrowings

(A)	Full details of all bank accounts maintained by each member of the Sale Group are set out in the Current Rosneft Disclosure Letter.

(B)
Full details of all overdraft, loan and other financial facilities available to any member of the Sale Group and the amounts outstanding under them are set out in the Current Rosneft Disclosure Letter and, so far as Rosneft is aware, neither Rosneft nor any member of the Sale Group has done anything whereby the continuance of any of those facilities might be affected or prejudiced. Details of all debentures, charges, guarantees and indemnities given to secure those facilities are set out in the Current Rosneft Disclosure Letter.

(C)
The total amount borrowed by each member of the Sale Group from its bankers does not exceed its financial facilities and the total amount borrowed from whatsoever source does not exceed any limitation on its borrowing contained in the relevant member’s constitutional documents.

(D)
So far as Rosneft is aware, no event which is or, with the passing of any time or the giving of any notice, certificate, declaration or demand, would become an event of default under or any breach of any of the terms of any loan capital, borrowing, debenture or financial facility of any member of the Sale Group or would entitle any third party to call for repayment prior to normal maturity has occurred or been alleged or is continuing.

(E)
No member of the Sale Group has lent or agreed to lend any money which has not been repaid to it or has the benefit of any debt present or future (other than debts due to it in respect of the sale of trading stock in the normal course of trading).

8.	Insolvency

(A)	No order has been made, no petition has been presented, no meeting has been convened to consider a resolution and no resolution has been passed for the winding up of any member of the Sale Group.

(B)
There is no action or request pending to declare any member of the Sale Group bankrupt or insolvent. No member of the Sale Group is subject to any order, petition or resolution with respect to insolvency or bankruptcy proceedings, or any similar actions or proceedings, and, so far as Rosneft is aware, there is no fact, matter, event or circumstance which could give rise to any of the foregoing.

(C)
No administration order has been made or petition presented or application made for such an order and no administrator has been appointed or notice given or filed or, so far as Rosneft is aware, step taken or procedure commenced with a view to the appointment of an administrator in respect of any member of the Sale Group.

(D)	No administrator (in Russian – арбитражный управляющий) has been appointed in respect of any member of the Sale Group or all or any of its assets.

(E)
No member of the Sale Group is insolvent, or has failed to pay, secure or compound for any sum exceeding US$500,000 so as to entitle any of its creditors to initiate insolvency proceedings, or is unable to pay or has stopped paying its debts as they fall due and the value of the assets of any member of the Sale Group is not less than the amount of its liabilities, taking into account its contingent and prospective liabilities.

(F)	No unsatisfied judgment is outstanding against any member of the Sale Group.

(G)
No Insolvency Event has occurred in relation to any member of the Sale Group, and there are no circumstances which are likely to result in an Insolvency Event in relation to any member of the Sale Group.

9.	Licences

(A)
So far as Rosneft is aware, all material licences, permits, consents and other permissions and approvals required for the carrying on of the business now being carried on by each member of the Sale Group have been obtained and remain in full force and effect, are not subject to onerous conditions and have at all times been complied with in all material respects.

(B)
All reports, returns and information required by law or as a condition of any licence, consent, permit permission or approval to be made or given to any person or authority in connection with the business of any member of the Sale Group have been made or given to the appropriate person or authority.

(C)
So far as Rosneft is aware, there is no circumstance which indicates that any licence, consent, permit, permission or approval is reasonably likely to be varied, revoked or not renewed, or which is reasonably likely to confer a right of variation or revocation.

10.	Ownership of assets

(A)	The particulars of the Land Rigs set out in Part A of Attachment 3 (Land Rigs) are true, complete and accurate in all respects.

(B)
Each of the assets included in the Company Accounts or acquired by any member of the Sale Group since the Accounts Date (other than current assets sold, realised or applied in the normal course of trading) and each of the Land Rigs set out in Part A of Attachment 3 (Land Rigs) is owned or in the case of the Leased Rigs leased by a member of the Sale Group free from any Encumbrances and any third party rights other than as disclosed, and each of those assets capable of possession is in the possession of a member of the Sale Group.

(C)
Subject to normal wear and tear, all plant and machinery (including fixed plant and machinery and Land Rigs set out in Part A of Attachment 3 (Land Rigs)), vehicles and office equipment used by any member of the Sale Group in connection with its business are capable of being efficiently and properly used in connection with the business of the relevant member of the Sale Group.

(D)	No member of the Sale Group has any actual or contingent liability in respect of any activities of the Sale Group which do not form part of or are not related or ancillary to the Drilling Business.

11.	Property

(A)	The particulars of the Relevant Properties set out in Attachment 2 (Relevant Properties) are true, complete and accurate in all respects.

(B)
In relation to each Relevant Property, the relevant member of the Sale Group is the sole and absolute owner of such Relevant Property and has good and marketable title to it. There are no leases, servitudes, rights or means of access, mortgages (or agreements to grant any of the foregoing) or agreements for sale or other disposal, affecting any of the Relevant Properties and, so far as Rosneft is aware, no person has or claims to have any right in respect of any of the Relevant Properties.

(C)	There are no outstanding disputes, actions, claims, demands or complaints in respect of any Relevant Property.

(D)
No notices, complaints or requirements have been issued or made by any third party or by any competent authority or undertaking exercising statutory or delegated powers in respect of the Relevant Properties and where such notices, complaints or requirements may have a material adverse effect on the business of the Company.

(E)
No member of the Sale Group has any actual or contingent liability in respect of any estate or interest in real property whether arising as original tenant, assignee, guarantor or otherwise, other than in respect of the Relevant Properties.

(F)	All title documentation relating to the Relevant Properties is in the possession of the relevant Sale Group members.

12.	Environmental and Health and Safety

(A)	In this Paragraph:

“EHS Claim”
means any investigation, inquiry, warning, notice, order, action, proceedings, litigation, claim or complaint by any regulatory body or any person under EHS Laws or in relation to EHS Matters that relate or apply to the activities, business or assets of the Sale Group;

“EHS Laws”
means all applicable laws of the Russian Federation (including all international treaties ratified by the Russian Federation or which apply in the Russian Federation) insofar as they relate to or apply to EHS Matters and apply to the activities, business or assets of the Sale Group;

“EHS Matters”
means:
(i) pollution or contamination;
(ii) the disposal, release, spillage, deposit, escape, discharge, leak or emission of, Hazardous Materials or Waste;
(iii) exposure of any person to Hazardous Materials or Waste;
(iv) abstraction of water;
(v) matters related to health and safety at work;
(vi) the creation or existence of any noise, vibration, radiation, common law or statutory nuisance, or other adverse impact on the Environment; and/or
(vii) any other matters relating to human health and safety or the condition, protection, maintenance, restoration or replacement of the Environment or any part of it;

“EHS Permits”
means any permit, agreement, exemption, approval, registration, certification, licence, consent, declaration, franchise, surcharge, credit, allowance or authorisation in relation to EHS Matters or required by EHS Laws to carry on the business of any member of the Sale Group or in relation to any Relevant Properties or other assets of any member of the Sale Group;

“Environment”
means all or any part of the air (including the air within buildings and the air within other natural or man-made structures above or below ground), water and land and any living organisms or systems supported by those media;

“Hazardous Material”
means anything which alone or in combination with other things is capable of causing harm or damage to the Environment, property or to man or to any other organism supported by the Environment including any hazardous or toxic substances or pollutants, or which is regulated, controlled, prohibited or restricted by law or regulation relating to the Environment or EHS Matters; and

“Waste”
means any substance or material which is regulated, controlled, prohibited or restricted by law or regulation as “waste” including anything which is abandoned, unwanted or surplus irrespective of whether it is capable of being recovered or recycled or has any value; and

“Works”
means the carrying out of:
(i) inspection, investigation, sampling and monitoring works; and
(ii) any works, including the installation, operation, repair or replacement of plant or equipment, in order to manage, remove, remediate or contain any EHS Matter or in order to prevent an EHS Matter from arising.

(B)
All material EHS Permits which are required under EHS Laws for the carrying on of the business of any member of the Sale Group have been obtained in the name of such member of the Sale Group and are valid, subsisting and in full force and effect.

(C)	So far as Rosneft is aware, each member of the Sale Group has complied with EHS Law and the EHS Permits at all times in all material respects.

(D)	So far as Rosneft is aware:

(i)	there have been no acts or omissions of any member of the Sale Group in relation to EHS Matters; and

(ii)	no EHS Matters exist or have arisen at or about any of the Relevant Properties;
which could give rise to material fines, penalties, losses, damages, costs, expenses or liabilities or could require any material Works.

(E)
No material capital expenditure is proposed in relation to EHS Matters or is likely to be required in order to comply with, extend, renew or obtain any EHS Permit or obtain any new or additional EHS Permit or comply with EHS Laws during the period ending five years from the Signing Date in relation to the carrying on of the business of the Sale Group substantially as it is presently carried on.

(F)	So far as Rosneft is aware:

(i)	there has been no landfilling or burial of Hazardous Materials or Waste at any Relevant Property; and

(ii)	there are no underground storage tanks at any Relevant Property.

(G)
So far as Rosneft is aware, there has been no transfer, treatment or disposal of Hazardous Materials or Waste by or on behalf of any member of the Sale Group in circumstances which could give rise to any EHS Claim or any material fines, penalties, losses, damages, costs, expenses or liabilities or could require any material Works.

(H)
No member of the Sale Group is currently involved in or subject to any EHS Claim, none is threatened and, so far as Rosneft is aware, none is reasonably likely to arise. No member of the Sale Group has received any notice, communication or information alleging any material liability in relation to EHS Matters or that any material Works are required or stating or suggesting that there is or might be any pollution, contamination or nuisance at or from any Relevant Property.

(I)
Complete and accurate copies of all audits, assessments, surveys, searches, reviews, reports and compliance, liability or remediation cost studies or estimates in the possession or control of Rosneft or any member of the Sale Group which relate to:

(i)	an outstanding material breach of EHS Law or an EHS Permit by a member of the Sale Group; and/or

(ii)	an outstanding material liability or potential material liability for a member of the Sale Group under EHS Law, an EHS Permit or otherwise in respect of EHS Matters;
are included in Folders 1.2.15.13, 1.2.15.14.1 and 2.2.3.12.1 of the Rosneft Data Room.

(J)
So far as Rosneft is aware, no member of the Sale Group has any material liability in respect of EHS Matters arising out of or in connection with (i) any act or omission of any former subsidiary, subsidiary undertaking or affiliate or any former or predecessor business or any formerly owned, occupied or used property; or (ii) any contract or other agreement whether relating to the sale or other disposal or grant of any interest or rights in relation to any shares, land or other asset or otherwise.

13.	Litigation

(A)
Except as claimant in the collection of debts arising in the ordinary course of business, no member of the Sale Group (or any of its directors in connection with the business of the Sale Group) is engaged in any litigation, arbitration or other dispute resolution process, or administrative or criminal proceedings, whether as claimant, defendant or otherwise. No litigation, arbitration or other dispute resolution process, or administrative or criminal proceedings by or against any member of the Sale Group (or any of its directors in connection with the business of the Sale Group) is pending, threatened or expected. So far as Rosneft is aware, there is no fact or circumstance likely to give rise to any litigation, arbitration, mediation or administrative or criminal proceedings.

(B)
No member of the Sale Group has received notification that any investigation or inquiry is being or has been conducted by any Authority or other body in respect of the affairs of any member of the Sale Group. Rosneft is not aware of any circumstances which would give rise to such investigation or inquiry.

(C)
No member of the Sale Group (or any of its directors in connection with the business of the Sale Group) has committed or is liable for any criminal, illegal, unlawful or unauthorised act or breach of any material obligation or duty whether imposed by or pursuant to statute, contract or otherwise, and no claim that it has or is remains outstanding against any such member.

(D)
No inducement (financial or otherwise) has been given to any person by or on behalf of any member of the Sale Group with a view to that member of the Sale Group entering into any contract or other arrangement or obtaining any benefit.

14.	Data Protection

(A)
Each member of the Sale Group complies in all material respects with all applicable laws, guidelines and industry standards relating to the processing of personal data and privacy, including provisions of the Russian Civil Code and Federal Law of the Russian Federation No. 152-FZ of 27 July 2006 “On Personal Data”.

15.	Employment

(A)
Save as disclosed in the Current Rosneft Disclosure Letter, no trade union, works council, staff association or other body representing employees is recognised in any way for bargaining, information or consultation purposes in relation to their respective employees by either the Company or any Subsidiary and there are no agreements for collective bargaining or recognition with any such representative body.

(B)
No employee or former employee of either the Company or any Subsidiary has brought any existing, or threatened to bring any material claims against them in respect of their employment or any other matter arising from their employment and so far as Rosneft is aware there are no facts or matters which could give rise to such claims.

(C)
Each of the Company and the Subsidiaries has complied in all material respects with the terms of all relevant contracts of employment, policies, benefits and applicable laws, codes of conduct, collective agreements and orders and declarations relevant to its respective employees.

(D)
Since the Accounts Date no material change has been made or proposed to the remuneration or other terms of employment of any Key Employee or to employees which in aggregate for those employees could have a material effect and no such change and no request for such change is due or expected within 6 months from the Signing Date.

(E)
There is no material obligation or material amount due to any employee of the Company or the Subsidiaries in connection with or arising from his employment (or to any other relevant third party in respect of any such employee) which is in arrears or unsatisfied at the Signing Date (other than his normal salary for part of the month current).

(F)
Full details of any (i) non-cash benefits or (ii) variable pay arrangements including bonus and commission arrangements or (iii) long term incentive or share option arrangements which in each case are provided to employees of the Company and the Subsidiaries have been disclosed.

(G)
No Key Employee has given or received a notice in writing terminating his/her employment or engagement or is entitled (without giving prior notice) to terminate his/her employment or engagement with the relevant member of the Sale Group or will become so entitled by reason of the contribution of the Shares under this Agreement.

(H)
No employee of either the Company or any Subsidiary is a party to or entitled to become a party to any agreement or arrangement that entitles such employee to receive from any member of the Sale Group any compensation on termination of employment or service other than as prescribed by mandatory provisions of the Russian law.

16.	Pensions

(A)
Other than any compulsory state pension scheme and the disclosed arrangements in relation to Neftegarant, there is no arrangement to which either the Company or the Subsidiaries contribute or may be liable to contribute under which benefits of any kind are payable to or in respect of any of their employees or former employees on retirement, death, disability, the attainment of a specified age or on the completion of a specified number of years’ service.

(B)
All contributions by the Company or the Subsidiaries or by any of their employees in respect of any state pension scheme, Neftegarant or any other pension arrangement to which it has or may be liable to contribute have at all times been made in accordance with the relevant provisions of the relevant scheme and those which fall due for payment before Completion will have been paid by that date.

(C)
The pension schemes for the employees of the Company and the Subsidiaries have been operated in all material respects in accordance with all applicable laws, their terms and have all applicable governmental and regulatory approvals which are necessary.

(D)
Any pension schemes for the employees of the Company and the Subsidiaries are appropriately funded in accordance with local laws and have sufficient assets to meet their liabilities in accordance with the applicable accounting standards’ valuation principles.

(E)
There are not in respect of any pension arrangements to which the Company or any Subsidiary contributes or has contributed or may become liable to contribute any material actions, suits or claims existing or, so far as Rosneft is aware, pending or threatened.

17.	Tax
The Accounts and Tax

(A)
The Company does not have any liability in respect of Tax (whether actual or contingent) in respect of the accounting period of the Company to which the Company Accounts relate that is not fully disclosed and provided for in the Company Accounts in each case as prepared in accordance with the accounting standards relevant for such Accounts.

Tax returns, disputes, records and claims, etc.

(B)
Each member of the Sale Group has duly filed all Tax returns, forms and/or reports which are required under applicable law to be filed within the applicable time limits and such returns, forms and/or reports are correct and duly account for all transactions carried out by the Sale Group which are required under applicable law to be disclosed in such returns, forms and/or reports.

(C)
All Tax (including any interest, penalties and surcharges) due and payable by each member of the Sale Group in accordance with applicable law (including those required to have been paid by way of withholding of Tax) prior to Completion Date have been paid on time and in full.

(D)
There is no dispute or disagreement outstanding nor is any contemplated at the date of this Agreement with any Tax Authority regarding the Tax affairs of any member of the Sale Group and there are no circumstances which make it likely that any such dispute or disagreement will commence.

(E)
Each member of the Sale Group has kept and maintained all records relevant to its Tax affairs as required by applicable law. However no claim may be made under this warranty in respect of any unavailability of Tax Relief.

(F)	Each member of the Sale Group has duly submitted all claims and disclaimers or withdrawals of claims relating to Tax which have been assumed to have been made for the purposes of its Accounts.

(G)
The amount of Tax chargeable on any member of the Sale Group under any return or assessment that remains open to audit or enquiry as at the Completion Date has not, to any material extent, depended on any concession, agreement or other formal or informal arrangement with any Tax Authority. No transaction in respect of which any consent, ruling, advanced agreement, confirmation or clearance (each a ruling) was required to be sought from any Tax Authority has been entered into or carried out by any member of the Sale Group without such ruling having first been properly obtained and all transactions in respect of which any consent, ruling, advanced agreement, confirmation or clearance (each a ruling) was obtained from any Tax Authority were carried out in accordance with the terms prescribed by such ruling.

(H)
No member of the Sale Group has received any notice from any Tax Authority which requires or will or may require such member to withhold Tax from any payment made since the Accounts Date or which will or may be made after the date of this Agreement.

(I)
No member of the Sale Group benefits from any preferential Tax regime, granted by law or by special authorisation issued by any Tax Authority or by any other authority, which could in whole or in part be affected by the signature of this Agreement.

Tax avoidance, etc.

(J)	No member of the Sale Group is party to any transaction which is fraudulent or a sham or which has as its main purpose or one of its main purposes the avoidance of a liability to Tax.

(K)
No member of the Sale Group has violated, breached or infringed any anti-abuse or similar rule in relation to Tax in any jurisdiction where any relief from Tax has been claimed for the benefit of any member of the Sale Group under domestic laws or any applicable double taxation treaty.

Value added tax

(L)
Each member of the Sale Group has complied in all material respects with its obligations relating to VAT. Each member of the Sale Group that is required to be registered for the purposes of VAT has been so registered at all times that it has been so required, and such registration is not subject to any conditions imposed by or agreed with the relevant Tax Authority.

(M)	Full, complete, correct and up-to-date records, invoices and other documents relating to VAT have been made, given, obtained and kept in each case in accordance with applicable law.
Duties, etc.

(N)
All VAT, import and export duties, royalties and other taxes or charges payable by any member of the Sale Group to any Tax Authority relating to the production of hydrocarbons or the importation or export of goods and assets and all excise duties payable to any Tax Authority in respect of any assets (including trading stock) imported, exported, produced, owned or used by any member of the Sale Group have been duly declared and paid in full.

Deductions and withholdings

(O)
Each member of the Sale Group has made all deductions in respect, or on account, of any Tax from any payments made by it which it is obliged to make under applicable law and has accounted in full to the appropriate authority for all amounts so deducted.

Residence

(P)
Each member of the Sale Group is resident for Tax purposes in the Russian Federation and the Russian Federation is the only jurisdiction whose Tax Authorities seek to charge Tax on the worldwide profits or gains of such member. No member of the Sale Group has any agency, branch or permanent establishment in any jurisdiction except as the same are branches or representative offices as specified in Attachment 1 (Sale Group Information) in relation to such member.

Tax Grouping

(Q)
Except as provided in its Accounts, no member of the Sale Group is, nor will it be, under any obligation to make any payment to anyone (including but not limited to members of the Retained Group but excluding any member of the Sale Group) under any Tax grouping, Tax sharing, fiscal consolidation or similar arrangements.

Non-arm’s length transactions

(R)
No member of the Sale Group is or has been a party to any transaction or arrangement under which it may be required to pay for any asset or services or facilities of any kind an amount which is in excess of the market value of that asset or services or facilities or will receive any payment for any asset or services or facilities of any kind that it has supplied or provided or is liable to supply or provide which is less than the market value of that asset or services or facilities and in consequence of which it is or will be liable to Tax in relation to such excess or undervalue, and for the purposes of this warranty, market value shall be taken to mean market value determined for the purposes of and in accordance with any requirements of applicable transfer pricing legislation and this warranty shall apply only to any transaction or arrangement which falls under the transfer pricing regulation.

18.	Intellectual Property

(A)
Details of all registered Intellectual Property and material unregistered Intellectual Property owned or used by any member of the Sale Group are set out in the Current Rosneft Disclosure Letter and the specified member of the Sale Group:

(i)	is the sole legal and beneficial owner of such Intellectual Property; or

(ii)	uses such Intellectual Property pursuant to and within the terms and provisions of a valid, subsisting written contractual agreement or licence to which it is a party.

(B)
All renewal, application and other official registry fees and steps required for the maintenance, protection and enforcement of the Intellectual Property owned by any member of the Sale Group have been paid or taken.

(C)
Copies of all material licences, agreements and arrangements relating to Intellectual Property entered into by any member of the Sale Group are set out in Folders 1.2.15.19 and 2.2.3.11 of the Rosneft Data Room and no such material licences, agreements or arrangements are capable of termination as a result of the change in the underlying ownership or control of any member of the Sale Group.

(D)	No member of the Sale Group nor, so far as Rosneft is aware, any other party is in material breach of any of the licences, agreements and arrangements disclosed pursuant to Paragraph 19(A).

(E)
So far as Rosneft is aware, no third party is infringing or making unauthorised use of any Intellectual Property or rights in Business Information owned by any member of the Sale Group (or owned by any member of the Retained Group and relating to the business of any member of the Sale Group).

(F)
So far as Rosneft is aware, the activities of the Sale Group do not infringe or make unauthorised use of, and have not infringed or made unauthorised use of, the Intellectual Property of any third party.

(G)	No member of the Retained Group owns or is licensed to use any Intellectual Property or information which is also used by any member of the Sale Group.

(H)
None of the Intellectual Property is the subject of any litigation, dispute, claim, opposition or administrative proceeding and, so far as Rosneft is aware, no such litigation, dispute, claim, opposition or administrative proceeding is expected or reasonably likely.

19.	Information Technology

(A)
Details of all material Information Technology which is owned by any member of the Sale Group or which is used by, or on behalf of, any member of the Sale Group are set out in the Current Rosneft Disclosure Letter and the specified member of the Sale Group:

(i)	is the sole legal and beneficial owner of such Information Technology free from all Encumbrances; or

(ii)	uses such Information Technology pursuant to and within the terms and provisions of a valid, subsisting written contractual arrangement or licence to which it is a party.

(B)
Copies of all material agreements relating to Information Technology entered into by any member of the Sale Group are set out in Folders 1.2.15.19 and 2.2.3.11 in the Rosneft Data Room and no such material agreements are capable of termination as a result of the change in the underlying ownership or control of any member of the Sale Group.

(C)	No member of the Sale Group nor, so far as Rosneft is aware, any other party is in material breach of any of the agreements disclosed pursuant to Paragraph 20(B).

(D)
None of the Information Technology is the subject of any litigation, dispute, claim, opposition or administrative proceeding and, so far as Rosneft is aware, no such litigation, dispute, claim, opposition or administrative proceeding is expected or reasonably likely.

(E)
There has been no material disruption to the commercial activities of the Sale Group (taken as a whole) in the six months prior to the Signing Date which has been caused only by any failure or breakdown of any Information Technology used by the Sale Group.

20.	Anti-corruption

21.1	For the purposes of this Paragraph 21:
“Anti-Corruption Rules” means: (i) all laws, regulations and administrative requirements in the Russian Federation relating to the prevention and/or penalisation of bribery, money laundering and other forms of corrupt behaviour or practices or terrorism and anti-corruption internal policies, by-laws and other similar documents adopted by any member of the Sale Group as disclosed in Folder 4.1 of the Rosneft Data Room; and; (ii) the Company Policy for Combating Involvement in corrupt Practices put into effect at the Company under order dated 31 August 2012 No.199;
“associated person” means any officer, employee, consultant, agent or other person who performs services or otherwise acts for or on behalf of any member of the Sale Group;
“financial or other advantage” means any payment or other advantage in whatever form and however characterised (including any bribe, rebate, pay-off, influence payment, kickback, inducement or gift);
“government official” means: (i) any person that permanently, temporarily or under special authority performs the functions of a representative of any state or municipal authority; (ii) any person that permanently, temporarily or under special authority performs administrative or organisational functions of any public authority, local authority, national or municipal body, the Armed Forces of the Russian Federation or any other military unit of the Russian Federation; (iii) any officer or employee of a commercial organisation that is fully or partially owned by the state or municipal authority; or (iv) any candidate / applicant to fill any public or municipal office or post in the civil or municipal service, including any post in the government;
“public official” means: (i) any official or employee of a public body; or (ii) any candidate / applicant to fill any office in a public body.
“unlawful” in relation to any financial or other advantage, means that the offer, giving, promise, request or acceptance of, or agreement to receive, such financial or other advantage is or is reasonably likely to be in breach of Anti-Corruption Rules;

21.2
Except as disclosed in the Current Rosneft Disclosure Letter, none of the members of the Sale Group, their respective officers, directors or employees has, and so far as Rosneft is aware, none of the Sale Group’s other associated persons has, at any time directly or indirectly:

(A)	offered, given, promised or paid any unlawful financial or other advantage to any person; or

(B)
requested, agreed to receive or accepted any unlawful financial or other advantage or acted or omitted to act (or influenced another to act or omit to act) in anticipation or in consequence of doing so; or

(C)
made or offered to make any payment, or given or offered to give anything of value, to any government official or public official, in order to secure any improper advantage or to obtain or retain business for the Sale Group.

21.3
The Sale Group has such systems and controls as are necessary to ensure compliance by it and its associated persons with Anti-Corruption Rules and, so far as Rosneft is aware, there has been no breach by the Sale Group or any of its associated persons of any such systems or controls.

21.4
Except as disclosed in the Current Rosneft Disclosure Letter, neither Rosneft nor any member of the Sale Group has within the last six years received any enquiry regarding or report or complaint of, or initiated any investigation or disciplinary proceedings in connection with, any breach or possible breach of Anti-Corruption Rules by any member of the Sale Group or any of its associated persons.

21.5
Except as disclosed in the Current Rosneft Disclosure Letter, neither Rosneft nor any member of the Sale Group has within the last six years, been subject to any investigation, inquiry, enforcement proceedings or sanction relating to any member of the Sale Group by any Authority relating to Anti-Corruption Rules.

21.	Broker fees
No member of the Sale Group is liable for any finder's fee, brokerage or other commission or advisers' fees, costs or expenses in connection with this Agreement or any other Transaction Document.

22.	Effect of the acquisition
The entry into and performance of this Agreement and other Transaction Documents will not:

(A)	result in any member of the Sale Group losing the benefit of any of the Relevant Properties, any Land Rig or any other material asset or material right or privilege which it now enjoys;

(B)
conflict with, or result in a breach of, or give rise to an event of default under, or require the consent of any person under any agreement, contract, arrangement, judgment, order, decree, award, demand, ruling, injunction or decision to which any member of the Sale Group is subject or bound; or

(C)	result in any payment or other benefit to any employee of any member of the Sale Group.

23.	Compliance with Laws
So far as Rosneft is aware, no member of the Sale Group has any liability, or is liable to give up or surrender any right or asset, as a result of any fraudulent act or omission on the part of any member of the Sale Group or any employee of the Sale Group in their capacity as such an employee.

24.	Competition

25.1	So far as Rosneft is aware, no member of the Sale Group is or has over the course of the last five years:

(A)
insofar as it may materially affect the business of the Sale Group, the NADL Group or the Seadrill Group, been a party to or is or has been concerned in any agreement or arrangement or is conducting or has conducted itself (whether by omission or otherwise) in a manner which:

(i)	infringes any anti-trust legislation in any jurisdiction in which any member of the Sale Group has assets or carries or intends to carry on business or where its activities may have an effect; or

(ii)
is unenforceable or void (whether in whole or in part) or renders any other member of the Sale Group or any Key Employees liable to civil, criminal or administrative proceedings by virtue of any anti-trust legislation or any undertakings given or orders made under such legislation in any jurisdiction in which any member of the Sale Group has assets or carries on business;

(B)
given an undertaking to, or is subject to any order of or investigation by, or has received any request for information from, any court or Authority (including any national competition authority and any sectoral regulator) under any anti-trust legislation in any jurisdiction in which any member of the Sale Group has assets or carries on business; or

(C)	received notice that any enforcement actions by any Authority are in progress or contemplation relating to any breach of any relevant statutory or licence requirements or conditions of the Sale Group.

Part B
Orenburg Warranties

1.
The Company is the sole owner of the Orenburg Shares, the Orenburg Shares have been lawfully acquired and there are no Encumbrances existing or threatening to occur with respect to the Orenburg Shares.

2.
The waivers of all members of Orenburg, other than the Orenburg Sellers (and of Orenburg, as appropriate), from their pre-emptive rights to purchase the Orenburg Shares or part thereof in connection with the Orenburg Acquisition were duly obtained and were not revoked before the Orenburg Completion Date.

3.
Orenburg is the sole owner of 100% (one hundred per cent.) of the shares in the Orenburg Subsidiary (hereinafter, the “Orenburg Subsidiary Shares”), the Orenburg Subsidiary Shares have been lawfully acquired and there are no Encumbrances existing or threatening to occur with respect to the Orenburg Subsidiary Shares and there are no agreements, understandings or commitments creating such Encumbrances.

4.	As at the Orenburg Completion Date, the Orenburg Sellers had full right and authority to sell the Orenburg Shares.

5.	Orenburg and the Orenburg Subsidiary are duly incorporated and existing and there are no grounds for winding up or dissolution of Orenburg or the Orenburg Subsidiary.

6.
All applicable tax obligations of Orenburg and the Orenburg Subsidiary have been duly satisfied by Orenburg or the Orenburg Subsidiary, in due time, to the extent required by applicable law and in all jurisdictions.

7.	All accounting books, records and other statements of Orenburg and the Orenburg Subsidiary are up-to-date and are kept in accordance with applicable law in all material respects.

8.	The financial statements and tax returns of Orenburg and the Orenburg Subsidiary are kept and filed in accordance with applicable law in all material respects.

9.
There are no current guarantees, warranties, or indemnities other than indemnities made under drilling contracts in the normal course of business, or security obligations made by Orenburg or the Orenburg Subsidiary with respect to the obligations of any person, other than Orenburg, the amount of which in each case (separately or jointly under several interrelated obligations) exceeds RUB 15,000,000.

10.
There are no actual obligations of Orenburg or the Orenburg Subsidiary that have occurred in the normal course of business the amount of which, in each case, exceeds RUB 15,000,000  (separately or jointly under several interrelated obligations) and there are no other actual obligations of Orenburg or the Orenburg Subsidiary the amount of which, in each case, exceeds RUB 15,000,000  (separately or jointly under several interrelated obligations) other than those disclosed.

11.
Orenburg and the Orenburg Subsidiary have no accounts payable the amount of which, in each case, exceeds RUB 15,000,000  (separately or jointly under several interrelated obligations) other than those disclosed.

12.	Orenburg’s and the Orenburg Subsidiary’s assets constitute all assets necessary to efficiently operate the business of Orenburg and the Orenburg Subsidiary in all material respects.

13.
Each agreement with respect to a transaction the value of which exceeds RUB 25,000,000, to which any of Orenburg or the Orenburg Subsidiary is a party, is valid and enforceable and is complied with by Orenburg or the Orenburg Subsidiary and, to the best of Rosneft’s knowledge, by its counterparty in all material respects.

14.	There are no agreements entered into by Orenburg or the Orenburg Subsidiary with any member of the Retained Group, other than as disclosed.

15.
There are no current proceedings with respect to Orenburg or the Orenburg Subsidiary the amount of which exceeds RUB 15,000,000  and there are no written notices of pending proceedings with respect to Orenburg or the Orenburg Subsidiary the amount of which exceeds RUB 15,000,000  other than those disclosed.

16.	Orenburg and the Orenburg Subsidiary are solvent and do not qualify for insolvency as defined by Russian law.

17.
All immovable property and Material Orenburg Movable Property is owned by Orenburg or the Orenburg Subsidiary (as applicable) under full unencumbered ownership title or lease (and there are no agreements, understandings or commitments creating such Encumbrances) other than disclosed and/or otherwise lawfully operated and is suitable for use for its intended purposes and is in good repair and technical condition subject to normal depreciation.

18.
The total amount payable by Orenburg and the Orenburg Subsidiary under all agreements entered into with any employees or other natural persons does not exceed RUB 15,000,000  for any period of 12 months (other than salaries payable to such employees in the normal course of business).

19.	Each of Orenburg and the Orenburg Subsidiary has all licenses and other permits required to carry out its business in all material respects.

20.
Orenburg and the Orenburg Subsidiary have complied and continue to comply with environment protection laws in all material respects and Orenburg and the Orenburg Subsidiary have no environmental obligations such as fines and penalties assessed by environmental authorities in the course of inspections or outstanding orders of inspecting environmental authorities.

21.
Orenburg and the Orenburg Subsidiary have made no guarantees or indemnities other than indemnities made under drilling contracts in the normal course of business, warranties or other securities with respect to the obligations of their subsidiaries or third parties, under which outstanding indebtedness exists.

22.	The value of Orenburg’s assets comprising immovable property located in the Russian Federation constitutes no more than 50% (fifty per cent.) of the Orenburg asset value.

23.	Orenburg and the Orenburg Subsidiary have not disposed of or Encumbered any property after 1 January 2014 (other than any property disposable in the normal course of business).

24.
Lease Agreements No. ДА-212/32-14/250 and No. ДА-212/33-14/251 entered into by Orenburg with respect to drilling rigs, the lease agreements with respect to which (No. ДЛ212/01-12 and No. ДЛ212/02-12) were terminated in 2014, have been made on the terms and conditions not less favourable than the terms and conditions of other lease agreements entered into by Orenburg and the Orenburg Subsidiary effective as at 1 January 2014.

25.	Orenburg Seller 1 obtained conditional consent of the FAS No. ЦА/12008/14 dated March 31, 2014 to effect the Orenburg Acquisition.

26.
Since the Orenburg Completion Date no facts, circumstances or events have arisen or occurred and nothing has been done or omitted to be done in relation to Orenburg, the Orenburg Subsidiary or their respective operations, assets and businesses which would have given rise to a breach of any of the Company Warranties had the Company Warranties been given in respect of or applied to Orenburg, the Orenburg Subsidiary or their respective operations, assets and businesses for the period starting from the Orenburg Completion Date.

27.
No facts, circumstances or events have arisen or occurred and nothing has been done or omitted to be done by or in relation to Orenburg, the Orenburg Subsidiary or their respective operations, assets and businesses which would give rise to a breach of any of the Company Warranties set out in paragraphs 12(D), 14(C), 15, 16(C), 17(C) or (D), 18, 21, 23(B), 24 or 25 of Part A of Schedule 5 insofar as such warranties relate to compliance in all material respects with applicable law or regulation.

For the purposes of this Part B of Schedule 5:
“material” used with respect to the transaction value or the amount of potential liability means, respectively, the transaction value or amount of potential liability equal to or exceeding RUB 15,000,000  (or an equivalent amount in any other currency at the exchange rate of the Central Bank of the Russian Federation as at the date of relevant transaction or circumstances which served as grounds for the occurrence of liability).

Schedule 6
(NADL Representations and Warranties)
NADL Warranties

1.	Consideration Shares and the Subscription Shares

(S)
The Consideration Shares and the Subscription Shares will be validly allotted and issued and will on issue be credited as fully paid, with the same rights and ranking pari passu in all respects with the existing fully paid common shares of par value US$5 each in the share capital of NADL.

(T)
The issue of the Consideration Shares and the Subscription Shares as well as the entry into and consummation of the Transactions will comply with all agreements to which any member of the NADL Group is a party or by which it or any of them or any of their respective properties or assets is bound and will not infringe any restrictions or the terms of any contract, obligation or commitment of any member of the NADL Group.

(U)
NADL has the power to allot and issue the Consideration Shares and the Subscription Shares in the manner contemplated by this Agreement without any sanction or consent by members of NADL or any class of them and, subject to the passing of the resolutions of the board of directors of NADL referred to in Schedule 3 and Part B of Schedule 4 authorising the allotment and issue of the Consideration Shares and the Subscription Shares, and (save for the BMA Consent which will be outstanding as at the Signing Date and subject to customary conditions as at the Completion Date), there are no consents or approvals required by NADL for the allotment and issue of the Consideration Shares and the Subscription Shares which have not been irrevocably and unconditionally obtained.

2.	NADL

(A)	The information given in Attachment 5 (Basic information about NADL) is true and accurate in all material respects.

3.	Assets; Intellectual Property

(A)
NADL has full legal title (including ownership and lease rights) to or otherwise has the right to use, free from any current Encumbrances (or Encumbrances which, so far as Seadrill is aware, will come into effect after Completion) in relation to the real estate and material moveable assets used by NADL and there is no agreement, arrangement or obligation to create such Encumbrances and no claim has been received by NADL in respect of any such Encumbrance.

(B)	Subject to normal wear and tear, all of the Offshore Rigs owned by the NADL Group are capable of being efficiently and properly used in connection with the NADL business.

(C)
The assets of NADL comprise all such assets necessary for the carrying out of the business of NADL in all material respects in the manner in, and the extent to, which it is presently conducted. The ownership or use by NADL of the Offshore Rigs does not infringe the Intellectual Property of any third party to a material extent.

4.	Tax
The Accounts and Tax

(A)
No member of the NADL Group has any liability in respect of Tax (whether actual or contingent) in respect of its last accounting period ended prior to the Completion Date that is not fully disclosed and provided for in the accounts relating to such period, in each case as prepared in accordance with the accounting standards relevant for such accounts.

Tax returns, disputes, records and claims, etc.

(B)
Each member of the NADL Group has duly filed all Tax returns, forms and/or reports which are required under applicable law to be filed within the applicable time limits and such returns, forms and/or reports are correct and duly account for all transactions carried out by the NADL Group which are required under applicable law to be disclosed in such returns, forms and/or reports.

(C)
All Tax (including any interest, penalties and surcharges) due and payable by each member of the NADL Group in accordance with applicable law (including those required to have been paid by way of withholding of Tax) prior to Completion Date have been paid on time and in full.

(D)
There is no dispute or disagreement outstanding nor is any contemplated at the date of this Agreement with any Tax Authority regarding the Tax affairs of any member of the NADL Group and there are no circumstances which make it likely that any such dispute or disagreement will commence.

(E)
The amount of Tax chargeable on any member of the NADL Group under any return or assessment that remains open to audit or enquiry as at the Completion Date has not, to any material extent, depended on any concession, agreement or other formal or informal arrangement with any Tax Authority. No transaction in respect of which any consent, ruling, advanced agreement, confirmation or clearance (each a ruling) was required to be sought from any Tax Authority has been entered into or carried out by any member of the NADL Group without such ruling having first been properly obtained and all transactions in respect of which any consent, ruling, advanced agreement, confirmation or clearance (each a ruling) was obtained from any Tax Authority were carried out in accordance with the terms prescribed by such ruling.

(F)
No member of the NADL Group benefits from any preferential Tax regime, granted by law or by special authorisation issued by any Tax Authority or by any other authority, which could in whole or in part be affected by the signature of this Agreement.

Tax avoidance, etc.

(G)	No member of the NADL Group is party to any transaction which is fraudulent or a sham or which has as its main purpose or one of its main purposes the avoidance of a liability to Tax.

(H)
No member of the NADL Group has violated, breached or infringed any anti-abuse or similar rule in relation to Tax in any jurisdiction where any relief from Tax has been claimed for the benefit of any member of the NADL Group under domestic laws or any applicable double taxation treaty.

Value added tax

(I)
Each member of the NADL Group has complied in all material respects with its obligations relating to VAT. Each member of the NADL Group that is required to be registered for the purposes of VAT has been so registered at all times that it has been so required, and such registration is not subject to any conditions imposed by or agreed with the relevant Tax Authority.

(J)	Full, complete, correct and up-to-date records, invoices and other documents relating to VAT have been made, given, obtained and kept in each case in accordance with applicable law.
Duties, etc.

(K)
All VAT, import and export duties, royalties and other taxes or charges payable by any member of the NADL Group to any Tax Authority relating to the production of hydrocarbons or the importation or export of goods and assets and all excise duties payable to any Tax Authority in respect of any assets (including trading stock) imported, exported, produced, owned or used by any member of the NADL Group have been duly declared and paid in full.

Deductions and withholdings

(L)
Each member of the NADL Group has made all deductions in respect, or on account, of any Tax from any payments made by it which it is obliged to make under applicable law and has accounted in full to the appropriate authority for all amounts so deducted.

Residence

(M)
Each member of the NADL Group is resident for Tax purposes in the jurisdiction of its incorporation, which is the only jurisdiction whose Tax Authorities seek to charge Tax on the worldwide profits or gains of such member. No member of the NADL Group has any agency, branch or permanent establishment in any jurisdiction except that North Atlantic Norway Ltd has a branch in Norway and North Atlantic Drilling UK Ltd has branches in the Republic of Ireland and in the Russian Federation.

Tax Grouping

(N)
Except as provided in its Accounts, no member of the NADL Group is, nor will it be, under any obligation to make any payment to anyone (including but not limited to members of the Seadrill Group but excluding any member of the NADL Group) under any Tax grouping, Tax sharing, fiscal consolidation or similar arrangements.

Non-arm’s length transactions

(O)
No member of the NADL Group is or has been a party to any transaction or arrangement under which it may be required to pay for any asset or services or facilities of any kind an amount which is in excess of the market value of that asset or services or facilities or will receive any payment for any asset or services or facilities of any kind that it has supplied or provided or is liable to supply or provide which is less than the market value of that asset or services or facilities and in consequence of which it is or will be liable to Tax in relation to such excess or undervalue, and for the purposes of this warranty, market value shall be taken to mean market value determined for the purposes of and in accordance with any requirements of applicable transfer pricing legislation and this warranty shall apply only to any transaction or arrangement which falls under the transfer pricing regulation.

5.	Financial Position

(A)
NADL has not agreed to guarantee or provide any security or indemnity in relation to any debt or obligation of any person who is not a member of the NADL Group in each case or collectively exceeding US$10,000,000.

(B)
NADL is not insolvent, and no insolvency or administration proceedings of any kind have been instituted in respect of NADL and, NADL is not aware of any reasons for initiating any procedures under applicable law which may result in NADL being insolvent.

6.	Contracts

(A)
NADL is not aware of any material breach, invalidity, or grounds for determination, rescission, avoidance or repudiation of any NADL Material Contract to which NADL is a party or of any allegation of such a thing and no notice of termination or intention to terminate has been received by NADL (or any member of the NADL Group) in respect thereof.

(B)
Save as disclosed in the Current NADL Disclosure Letter, there are no material contracts between NADL and Seadrill or any member of the Seadrill Group or any NADL contract or arrangement in which any director of any member of the Seadrill Group or any person connected with any such director is interested, either directly or indirectly.

(C)
Save as disclosed in the Current NADL Disclosure Letter, since the Accounts Date, NADL has not (unless in all material respects in the ordinary course of business) (i) entered into any material contract, (ii) acquired or disposed of any material asset; (iii) changed any material terms of employment of, or dismissed, any NADL Key Employee; or (iv) taken any other material action with respect to NADL's business.

7.	Compliance with Law

(D)
So far as NADL is aware, NADL has complied and is in compliance with environmental laws applicable to it, in each case in all material respects. So far as NADL is aware, NADL is not obliged to pay any material fines or penalties for any violation of such environmental laws.

(E)
So far as NADL is aware, all material licences, permits, consents and other permissions and approvals required for the carrying on of the business now being carried on by NADL in all material respects have been obtained and remain in full force and effect, are not subject to onerous conditions and have at all times been complied with in all material respects. So far as NADL is aware, there is no circumstance which indicates that any such licence, permit, consent, permission or approval is reasonably likely to be varied, revoked or not renewed, or which is reasonably likely to confer a right of variation or revocation.

8.	No litigation
Save as disclosed in the Current NADL Disclosure Letter, no member of the NADL Group is engaged in any litigation, arbitration or other dispute resolution process, or administrative or criminal proceedings, whether as claimant, defendant or otherwise the amount of which exceeds US$10,000,000. So far as NADL is aware, no such litigation, arbitration or other dispute resolution process, or administrative or criminal proceedings by or against any member of the NADL Group is pending, threatened or expected.

9.	Securities Laws

(A)
The Prospectus and Bonds Prospectus contained all of the information required to be included in it by applicable law and regulation. Since 29 January 2014, NADL has made all filings it has been required to make under, and complied with, all applicable rules of the New York Stock Exchange, the Bermuda Monetary Authority and any other securities exchange whose rules apply to NADL.

(B)
NADL’s common shares are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 (“Exchange Act”) and NADL has taken no action that is likely to have the effect of terminating the registration of the common shares under the Exchange Act. NADL has filed all material reports, forms and other documents (“SEC Documents”) required to be filed by it with the U.S. Securities and Exchange Commission (“SEC”) under the Securities Act of 1933 (“Securities Act”) and the Exchange Act. Such SEC Documents (a) were filed on a timely basis; (b) at the time filed, were in compliance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules of the SEC thereunder; and (c) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact in order to make the statements in such SEC Documents, in the light of the circumstances under which they were made, not misleading.

(C)	The offer, sale and issuance of the Consideration Shares does not require registration under the Securities Act, any state securities laws or any foreign securities laws.

10.	Share options
No member of the NADL Group has, or is proposing to introduce, any share incentive scheme, share option scheme or profit sharing, bonus, commission or other such incentive scheme for any directors or employees, save as disclosed in the Original NADL Disclosure Letter.

Schedule 7
(Limitations on Liability)
Part A: Liability of Rosneft

1.	Limitation on quantum and general

1.3
Rosneft shall not be liable under this Agreement in respect of any individual claim (except under Clauses 2.1, 2.5, 2.11, 3.5(A), 3.6(B), 3.7(A), 5.7(A), 5.8(B), 5.9(A), 5.16(A), 5.17(B), 5.23, 5.29 to 5.33 (inclusive), 10.8, 11, 16.9, 17.1 to 17.3 (inclusive), 19, 20.1 and 29.1 to 29.5 (inclusive)):

(A)	for less than ***** (excluding interest and costs); and

(B)	unless and until the aggregate amount of all such individual claims exceeds *****, in which case Rosneft shall be liable for the whole amount, and not only in respect of the excess over such sum.

1.4
The aggregate liability of Rosneft in respect of all claims made under this Agreement (but excluding any Orenburg Warranty Claim and any claim in respect of a Fundamental Rosneft Warranty and claims under Clauses 2.1, 2.5, 2.11, 3.5(A), 3.6(B), 3.7(A), 4, 5.7(A), 5.8(B), 5.9(A), 5.16(A), 5.17(B), 5.23, 5.29 to 5.33 (inclusive), 10.8, 11, 16.9, 17.1 to 17.3 (inclusive), 19 and 20.1) shall not in any event exceed an amount equal to 50% (fifty per cent.) of the Consideration.

1.5	The aggregate liability of Rosneft in respect of all Orenburg Warranty Claims shall not in any event exceed:

(A)	in respect of all claims under Paragraph 1 of Part B of Schedule 5, *****; and

(B)	in respect of all other claims, *****.

1.6
The aggregate liability of Rosneft in respect of all claims made in respect of a Fundamental Rosneft Warranty and claims under Clauses 2.1, 2.5, 2.11, 4, 5.23, 10.8, 11, 16.9 and 19 shall not in any event exceed an amount equal to 100% (one hundred per cent.) of the Consideration.

1.7	The aggregate liability of Rosneft in respect of all claims made under Clauses 17.1 to 17.3 (inclusive) shall not in any event exceed *****.

1.8	Each provision of this Part A of Schedule 7 shall be read and construed without prejudice to each of the other provisions of this Part A of Schedule 7.

1.9
Nothing in this Schedule shall or shall be deemed to relieve or abrogate any member of the Seadrill Group or any member of the NADL Group of any common law or other duty to mitigate any loss or damage.

1.10	The financial limitations contained in Paragraphs 1.1, 1.3 and 1.5 above shall not apply in the event of any fraudulent act or omission on the part of Rosneft.

2.	Time limits for bringing claims

2.12
No claim shall be brought against Rosneft under this Agreement (other than Clauses 3, 5, 16.9, 20, 21, 24, 27 and 29) unless a member of the Seadrill Group or a member of the NADL Group shall have given to Rosneft written notice of such claim specifying (in reasonable detail) the matter which gives rise to the claim, the nature of the claim and the amount claimed in respect thereof (if known) and a reasonable estimate of the loss thereby alleged to have been suffered by it:

(F)	subject to Paragraphs 2.1(B), 2.1(C), 2.1(D) and 2.1(E) below, on or before the second (2nd) anniversary of the Completion Date;

(G)	in respect of any claims under the Fundamental Rosneft Warranties, Environmental Warranties or the Anti-Corruption Warranties, on or before the third (3rd) anniversary of the Completion Date;

(H)
in respect of any Orenburg Warranty Claim, on or before the first (1st) anniversary of the Completion Date, save for any Orenburg Warranty Claim under the Orenburg Warranty set out in Paragraph 27 of Part B of Schedule 5;

(I)
in respect of any claims under the Rosneft Tax Warranties on or before the later of the third (3rd) anniversary of the Completion Date and the date following three months after the expiry of the period specified by applicable law during which an assessment of the relevant liability to Tax may be issued by the relevant Tax Authority;

(J)	in respect of any claims under Clause 28 (Confidentiality), on or before the third (3rd) anniversary of the Completion Date;

(K)	in respect of any claims under Clauses 17.1 to 17.3 (inclusive), on or before the seventh (7th) anniversary of the Completion Date;

(L)
in respect of any claims under Clauses 20.4 to 20.14 (inclusive), on or before the earlier of: (i) the first (1st) anniversary of the exercise of the Weatherford Option; and (ii) the third (3rd) anniversary of the Completion Date,

PROVIDED THAT the liability of Rosneft in respect of such claim shall absolutely determine (if such claim has not been previously satisfied, settled or withdrawn) if legal proceedings in respect of such claim shall not have been commenced within twelve months of the service of such notice and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon Rosneft.

3.	Exclusion of liability for disclosed matters
Subject to Clause 12.1, Rosneft shall not be liable for any claim under the Rosneft Warranties in respect of any fact, matter, event or circumstance to the extent that such fact, matter, event or circumstance has been disclosed in this Agreement or the Current Rosneft Disclosure Letter.

4.	No liability if loss is otherwise compensated for

4.5	No liability shall attach to Rosneft under this Agreement to the extent that:

(A)
the same loss has been recovered by Seadrill or NADL (as the case may be) under a claim pursuant to any other Rosneft Warranty or term of this Agreement or any other document entered into pursuant hereto and accordingly Seadrill or NADL (as the case may be) may only recover once in respect of the same loss;

(B)	the amount of the liability has been specifically allowed, provided for or reserved for in respect of the matter giving rise to the loss in the Accounts;

(C)	the liability is taken into account (including by the increase of any liability or outgoing or the reduction of any asset or receipt) in calculating the Completion Accounts; or

(D)	after Completion, the same loss has been recovered by the Company from one or more of the Orenburg Sellers.

4.6
No liability shall attach to Rosneft in respect of a claim under Part A of Schedule 5 in respect of any litigation, arbitration or other dispute resolution process, or administrative or criminal proceedings (a “Litigation Claim”) if any liability in respect of that same claim is taken into account (including by the increase of any liability or outgoing or the reduction of any asset or receipt) in calculating the Completion Accounts and notwithstanding that the amount of the liability that has been taken into account in calculating the Completion Accounts is less than the value of the Litigation Claim.

5.	Insurance
Rosneft shall not be liable in respect of any claim to the extent that the losses in respect of which such claim is made are covered by a policy of insurance and the insurer under that policy of insurance makes payment in respect of that claim to a member of the Seadrill Group or a member of the NADL Group.

6.	No liability unless Rosneft given opportunity to remedy breaches
A breach by Rosneft which is capable of remedy shall not entitle Seadrill or NADL to compensation unless Rosneft is given written notice of such breach and such breach is not remedied within 30 days after the date on which such notice is served on Rosneft.

7.	No liability if Company sold by NADL
Rosneft shall not be liable to satisfy any claim under this Agreement which shall be made after the Company shall cease to be a direct or indirect subsidiary of NADL unless Rosneft has consented to the sale or transfer of the Company out of the NADL Group.

8.	No right of set-off
Each of Seadrill and NADL hereby waives and relinquishes any right of set-off or counterclaim, deduction or retention which any of them might otherwise have in respect of any claim under this Agreement or out of any payments which any of them may be obliged to make (or procure to be made) to Rosneft pursuant to this Agreement or otherwise.

9.	Third party claims

9.4
Upon Seadrill, NADL or any member of the Sale Group becoming aware of any matter which is likely, in the reasonable opinion of Seadrill or NADL, to give rise to any claim against Rosneft under this Agreement, Seadrill or NADL (as the case may be) shall and shall procure (if relevant) that the Sale Group shall:

(B)
notify Rosneft by written notice as soon as reasonably practicable (save that any failure to give such notice shall not preclude Seadrill or NADL from making a claim against Rosneft, but Rosneft shall not be liable to Seadrill or NADL in respect of such claim to the extent that the amount of it is increased, or is not reduced, as a result of such failure);

(C)
consult with Rosneft regarding the conduct of any such claim and shall make (and shall procure that the Sale Group makes) no admission of liability, agreement, settlement or compromise with any third party in relation to any such claim or adjudication without the prior written consent of Rosneft (such consent not to be unreasonably withheld);

(D)
subject to being fully indemnified to its reasonable satisfaction by Rosneft, take such action as Rosneft may reasonably request to avoid, dispute, resist, appeal, compromise or defend such third party claim or any adjudication in respect of that third party claim; and

(E)
subject to being fully indemnified to its reasonable satisfaction by Rosneft, if so required by Rosneft in writing, place Rosneft in a position to take on or take over the conduct of all proceedings and/or negotiations of whatsoever nature arising in connection with the third party claim in question and provide such information and assistance as Rosneft may reasonably require in connection with the preparation for and conduct of such proceedings and/or negotiations.

9.5
Where Rosneft wishes the NADL Group to apply for interim measures ("obespechitelnye mery") to the Russian arbitrage court (an “Interim Measures Application”) in respect of the said matter and the provision of a bank guarantee or deposit is required or desirable in connection with such an Interim Measures Application, then Rosneft's rights under Paragraph 9.1 (other than Paragraph 9.1(A)) shall be conditional upon Rosneft, within the applicable time period required by the relevant Russian arbitrage court, notifying NADL in writing that it wishes the NADL Group to make an Interim Measures Application and providing funds to the NADL Group:

(M)	to meet such costs as the NADL Group shall reasonably incur from time to time in order to obtain a bank guarantee for provision to the Russian arbitrage court and to maintain such guarantee; or

(N)	in the form of a loan for payment of a deposit to the Russian arbitrage court, in each case for such amount as is required by the Russian arbitrage court or otherwise considered desirable by Rosneft. No member of the NADL Group shall be obliged to make any Interim Measures Application or take any steps to preserve its rights to avoid, dispute, resist, appeal, compromise or defend any tax assessment unless Rosneft has complied with this Paragraph and Paragraph 9.1.
In the event that the relevant tax assessment is successfully avoided, disputed, resisted, appealed, compromised or defended and (i) the deposit funded by Rosneft is returned to the relevant member of the NADL Group or (ii) the bank guarantee is no longer required by the Russian arbitrage court, the relevant member of the NADL Group shall, in the case of (i), repay such amount to Rosneft within five Business Days following receipt from the relevant Russian arbitrage court, or, in the case of (ii), notify Rosneft and the respective bank as soon as possible following notification from the relevant Russian arbitrage court that the bank guarantee is no longer required.

9.6
Notwithstanding any other provision of this Paragraph 9, Seadrill and NADL shall not be required to take, permit or omit, or procure the taking, permitting or omission of, any step or action in relation to any third party claim, action or demand if and to the extent that Seadrill or NADL reasonably believes that the taking, permitting or omission of the relevant step or action would have an adverse effect on the reputation or goodwill of any member of the Seadrill Group or NADL Group.

10.	Recovery from third parties

10.9
Where any member of the Seadrill Group or NADL Group is at any time entitled to recover from some other person any sum in respect of any matter giving rise to a claim under this Agreement (whether by payment, discount, credit, relief or otherwise), Seadrill or NADL shall, or shall procure that the relevant member of the Seadrill Group or NADL Group (as the case may be) shall, take reasonable steps to enforce such recovery. In the event that the Seadrill Group or NADL Group shall recover any amount from such other person, the amount of the claim against Rosneft shall be reduced by the amount so recovered less all reasonable costs of recovery and any Tax thereon.

10.10
If under Clause 16.9 Rosneft settles at any time to the Seadrill Group or the NADL Group an amount pursuant to a claim under this Agreement and the Seadrill Group or NADL Group (as the case may be) subsequently recovers from some other person any sum in respect of any matter giving rise to such claim (whether by payment, discount, credit, relief or otherwise), the Seadrill Group or NADL Group (as the case may be) shall repay to Rosneft the lesser of: (i) the amount settled by Rosneft to the Seadrill Group or the NADL Group (as the case may be); and (ii) the sum recovered from such other person less all reasonable costs of recovery and any Tax thereon.

11.	Losses
Rosneft shall not be liable under this Agreement in respect of any loss of profit, loss of revenue, loss of goodwill or any indirect or consequential loss.

12.	Matters arising subsequent to this Agreement
Without prejudice to the provisions of Clause 12, Rosneft shall not be liable under this Agreement in respect of any matter, act, omission or circumstance (or any combination thereof), including the aggravation of a matter or circumstance, and any losses arising therefrom, to the extent that the same would not have occurred but for:

(A)	any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement, at the request in writing or with the approval in writing of any of Seadrill or NADL;

(B)
any act, omission or transaction of Seadrill or NADL or any member of the Seadrill Group or any member of the NADL Group or any member of the Sale Group, or their respective directors, officers, employees or agents or successors in title, after Completion (unless in the ordinary course of business or pursuant to a legally binding obligation to which a member of the Sale Group is subject);

(C)
the passing of, or any change in, after Completion, any law, rule, regulation or administrative practice of any relevant practice of any relevant jurisdiction or Authority including (without prejudice to the generality of the foregoing) any increase in the rates of taxation or any imposition of taxation or any withdrawal of relief from tax not actually (or prospectively) in effect at Completion or any change after Completion of any generally accepted interpretation or application of any legislation; or

(D)
any change in accounting or taxation policy, bases or practice of any member of the Sale Group introduced or having effect after Completion save for any change approved by Rosneft prior to Completion where such change has effect after Completion.

13.	Right to recover
Rosneft shall not be liable unless and until the liability in respect of which a claim is made has become due and payable or has been agreed between Rosneft and Seadrill (with the consent of NADL). NADL and Seadrill shall not be entitled to recover from Rosneft under this Agreement more than once in respect of the same loss.

14.	No liability for Rosneft Warranty Claims unless brought under relevant Rosneft Warranty
Rosneft shall not be liable for any Rosneft Warranty Claim, to the extent that it relates to Orenburg or the Orenburg Subsidiaries unless it is brought under Part B of Schedule 5.

15.	Reduction of Consideration
All settlements under Clause 16.9 made by Rosneft under this Agreement shall, to the extent possible, be paid by way of a reduction to the Consideration payable under this Agreement.

16.	Orenburg Tax
Rosneft shall not be liable for any claim arising out of Part B of Schedule 5 for or in connection with any Tax liability (and no Orenburg Warranty Claim may be made for or in connection with any Tax liability) arising prior to 1 January 2012 or by reference to or as a result of any event occurring prior to 1 January 2012.
Part B: Liability of Seadrill and NADL

1.	Limitation on quantum and general

1.11
NADL shall not be liable under this Agreement in respect of any individual claim (except under Clauses 2.1, 2.3, 2.5, 2.7, 3.1, 3.2, 3.3, 3.6(A), 3.7(B), 3.8, 5.4, 5.5, 5.8(A), 5.9(B), 5.21, 5.24, 5.29 to 5.33 (inclusive), 10.8, 11, 20.1 and 29.1 to 29.5 (inclusive)):

(D)	for less than ***** (excluding interest and costs); and

(E)	unless and until the aggregate amount of all such individual claims exceeds *****, in which case NADL shall be liable for the whole amount, and not only in respect of the excess over such sum.

1.12	Seadrill shall not be liable under this Agreement in respect of any individual claim (except under Clauses 2.3, 2.7, 5.13, 5.14, 5.17(A), 10.8, 11, 16.8 and 29.1 to 29.5 (inclusive)):

(F)	for less than ***** (excluding interest and costs); and

(G)
unless and until the aggregate amount of all such individual claims under the Seadrill Warranty exceeds *****, in which case Seadrill shall be liable for the whole amount, and not only in respect of the excess over such sum.

1.13
The aggregate liability of Seadrill and NADL in respect of all claims made under this Agreement (but excluding any claim in respect of any Fundamental NADL Warranty and claims under Clauses 2.1, 2.2, 2.3, 2.5, 2.7, 3.1, 3.2, 3.3, 3.6(A), 3.7(B), 3.8, 5.4, 5.5, 5.8(A), 5.9(B), 5.13, 5.14, 5.17(A), 5.21, 5.24, 5.29 to 5.33 (inclusive), 10.8, 11, 16.8 and 20.1) shall not in any event exceed an amount equal to 50% (fifty per cent.) of the Consideration.

1.14
The aggregate liability of Seadrill and NADL in respect of all claims made in respect of any Fundamental NADL Warranty and under Clauses 2.1, 2.2, 2.3, 2.5, 2.7, 5.21, 5.24, 10.8, 11 and 16.8 shall not in any event exceed an amount equal to 100% (one hundred per cent.) of the Consideration.

1.15	Each provision of this Part B of Schedule 7 shall be read and construed without prejudice to each of the other provisions of this Part B of Schedule 7.

1.16	Nothing in this Schedule 7 shall or shall be deemed to relieve or abrogate Rosneft or any member of the Retained Group of any common law or other duty to mitigate any loss or damage.

1.17	The financial limitations contained in Paragraphs 1.1 and 1.2 above shall not apply in the event of any fraudulent act or omission on the part of NADL in the giving of the NADL Warranties.

2.	Time limits for bringing claims

2.13
No claim shall be brought against Seadrill or NADL under this Agreement (other than Clauses 3, 5, 16.9, 19, 20, 21, 24, 27 and 29) unless Rosneft shall have given to Seadrill or NADL written notice of such claim specifying (in reasonable detail) the matter which gives rise to the claim, the nature of the claim and the amount claimed in respect thereof (if known) and Rosneft’s reasonable estimate of the loss thereby alleged to have been suffered by it:

(A)	subject to Paragraph 2.1(B),2.1(C) and 2.1(D) below, on or before the second (2nd) anniversary of the Completion Date;

(B)	in respect of any claim under the Fundamental NADL Warranties, on or before the third (3rd) anniversary of the Completion Date;

(C)
in respect of the NADL Tax Warranties on or before the later of the third (3rd) anniversary of the Completion Date and the date following three months after the expiry of the period specified by applicable law during which an assessment of the relevant liability to Tax may be issued by the relevant Tax Authority;

(D)	in respect of any claims under Clause 28 (Confidentiality), on or before the third (3rd) anniversary of the Completion Date;

(E)
in respect of any claims under Clauses 20.4 to 20.14 (inclusive), on or before the earlier of: (i) the first (1st) anniversary of the exercise of the Weatherford Option; and (ii) the third (3rd) anniversary of the Completion Date,

PROVIDED THAT the liability of NADL or Seadrill (as the case may be) in respect of such claim shall absolutely determine (if such claim has not been previously satisfied, settled or withdrawn) if legal proceedings in respect of such claim shall not have been commenced within twelve months of the service of such notice and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon NADL or Seadrill (as the case may be).

3.	Exclusion of liability for disclosed matters
Subject to Clause 13.1, NADL shall not be liable for any claim under the NADL Warranties in respect of any fact, matter, event or circumstance to the extent that such fact, matter, event or circumstance has been disclosed in this Agreement or the Current NADL Disclosure Letter.

4.	No liability if loss is otherwise compensated for

4.7	No liability shall attach to Seadrill or NADL under this Agreement to the extent that:

(A)
the same loss has been recovered by Rosneft under a claim pursuant to any other NADL Warranty, Seadrill Warranty or term of this Agreement or any other document entered into pursuant hereto and accordingly Rosneft may only recover once in respect of the same loss; or

(B)	the amount of the liability has been specifically allowed, provided for or reserved for in respect of the matter giving rise to the loss in the NADL Accounts.

5.	Insurance
None of Seadrill or NADL shall be liable in respect of any claim to the extent that the losses in respect of which such claim is made are covered by a policy of insurance and the insurer under that policy of insurance makes payment in respect of that claim to Rosneft (or any member of the Retained Group).

6.	No liability unless NADL/Seadrill given opportunity to remedy breaches
A breach by NADL or Seadrill which is capable of remedy shall not entitle Rosneft to compensation unless NADL or Seadrill (as the case may be) is given written notice of such breach and such breach is not remedied within 30 days after the date on which such notice is served on NADL or Seadrill (as the case may be).

7.	No right of set-off
Rosneft hereby waives and relinquishes any right of set-off or counterclaim, deduction or retention which it might otherwise have in respect of any claim under this Agreement or out of any payments which it may be obliged to make (or procure to be made) pursuant to this Agreement or otherwise.

8.	Third party claims

8.4
Upon Rosneft or any member of the Retained Group becoming aware of any matter which is likely, in the reasonable opinion of Rosneft, to give rise to any claim against Seadrill or NADL under this Agreement, Rosneft shall and shall procure that the Retained Group shall:

(F)
notify Seadrill or NADL (as the case may be) by written notice as soon as reasonably practicable (save that any failure to give such notice shall not preclude Rosneft from making a claim against Seadrill or NADL, but Seadrill and NADL shall not be liable to Rosneft in respect of such claim to the extent that the amount of it is increased, or is not reduced, as a result of such failure);

(G)
consult with NADL and Seadrill regarding the conduct of any such claim and shall make (and shall procure that the Retained Group makes) no admission of liability, agreement, settlement or compromise with any third party in relation to any such claim or adjudication without the prior written consent of NADL and Seadrill (such consent not to be unreasonably withheld);

(H)
subject to being fully indemnified to its reasonable satisfaction by NADL and Seadrill, take such action as NADL and Seadrill may reasonably request to avoid, dispute, resist, appeal, compromise or defend such third party claim or any adjudication in respect of that third party claim; and

(I)
subject to being fully indemnified to its reasonable satisfaction by NADL and Seadrill, if so required by NADL and Seadrill in writing, place NADL and Seadrill in a position to take on or take over the conduct of all proceedings and/or negotiations of whatsoever nature arising in connection with the third party claim in question and provide such information and assistance as NADL and Seadrill may reasonably require in connection with the preparation for and conduct of such proceedings and/or negotiations.

8.5
Notwithstanding any other provision of this Paragraph 8, Rosneft shall not be required to take, permit or omit, or procure the taking, permitting or omission of, any step or action in relation to any third party claim, action or demand if and to the extent that Rosneft reasonably believes that the taking, permitting or omission of the relevant step or action would have an adverse effect on the reputation or goodwill of any member of the Retained Group.

9.	Recovery from third parties

9.7
Where Rosneft (or any member of the Retained Group) is at any time entitled to recover from some other person any sum in respect of any matter giving rise to a claim under this Agreement (whether by payment, discount, credit, relief or otherwise), Rosneft shall, or shall procure that the relevant member of the Retained Group shall, take reasonable steps to enforce such recovery. In the event that Rosneft (or any member of the Retained Group) shall recover any amount from such other person, the amount of the claim against Seadrill and NADL shall be reduced by the amount so recovered less all reasonable costs of recovery and any Tax thereon.

9.8
If Seadrill or NADL (or any member of the Seadrill Group or any member of the NADL Group) pays at any time to Rosneft an amount pursuant to a claim under this Agreement and Rosneft (or any member of the Retained Group) subsequently recovers from some other person any sum in respect of any matter giving rise to such claim (whether by payment, discount, credit, relief or otherwise), Rosneft shall repay to Seadrill or NADL (or the relevant member of the Seadrill Group or NADL Group (as the case may be)) the lesser of: (i) the amount paid to Rosneft; and (ii) the sum recovered from such other person less all reasonable costs of recovery and any Tax thereon.

10.	Losses
None of Seadrill or NADL shall be liable under this Agreement in respect of any loss of profit, loss of revenue, loss of goodwill or any indirect or consequential loss.

11.	Matters arising subsequent to this Agreement

11.7
Without prejudice to the provisions of Clause 13 (NADL Warranties and Covenants), none of Seadrill or NADL shall be liable under this Agreement in respect of any matter, act, omission or circumstance (or any combination thereof), including the aggravation of a matter or circumstance, and any losses arising therefrom, to the extent that the same would not have occurred but for:

(A)	any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement, at the request in writing or with the approval in writing of Rosneft;

(B)	any act, omission or transaction of Rosneft or any member of the Retained Group, or their respective directors, officers, employees or agents or successors in title, after Completion; or

(C)
the passing of, or any change in, after Completion, any law, rule, regulation or administrative practice of any relevant practice of any relevant jurisdiction or Authority including (without prejudice to the generality of the foregoing) any increase in the rates of taxation or any imposition of taxation or any withdrawal of relief from tax not actually (or prospectively) in effect at Completion or any change after Completion of any generally accepted interpretation or application of any legislation.

12.	Right to recover
None of Seadrill or NADL shall be liable unless and until the liability in respect of which a claim is made has become due and payable or has been agreed between Rosneft and Seadrill or NADL (as the case may be). Rosneft shall not have the right to recover from Seadrill or NADL under this Agreement more than once in respect of the same loss.

13.	Reduction of Consideration
All payments made by the Seadrill Group or NADL Group under this Agreement shall, to the extent possible, be paid by way of a reduction to the Consideration under this Agreement.

Schedule 8
(Completion Accounts)
Part A: Preparation and determination of Completion Accounts; payment provisions

1.	Preparation of Draft Completion Accounts

1.18
NADL shall procure the preparation by the Sale Group of stand-alone balance sheets of each of the Company, Orenburg and the Orenburg Subsidiary prepared as at immediately prior to Completion on the Completion Date and aggregation of these balance sheets into an aggregated balance sheet in accordance with this Schedule 8 and in the form set out in Part D (Balance Sheet) of this Schedule 8 and including a completion statement specifying:

(A)	the Completion Working Capital Amount;

(B)	the Completion Cash Amount;

(C)	the Completion Debt Amount;

(D)	the Net Cash / Debt Amount,
(the “Draft Completion Accounts”). The Draft Completion Accounts shall be delivered to Rosneft by NADL in accordance with Clause 26 (Notices) as soon as reasonably practicable and in any event within 75 calendar days following Completion. For the purposes of Clauses 2.9, 2.10 and 2.11, the Net Cash / Debt Amount and the Completion Net Working Capital Amount shall be converted into USD at the official RUB/USD rate of exchange of the Central Bank of Russia as at immediately prior to Completion on the Completion Date.

1.19
The Draft Completion Accounts shall be prepared in accordance with those accounting policies, principles, practices, bases and methodologies set out in Part B (Accounting policies, principles, practices, bases and methodologies) of this Schedule 8.

1.20
Rosneft shall, and shall procure that the Retained Group, provide without charge such reasonable access to their personnel (who shall be instructed to give information and explanations promptly), Books and Records as NADL or NADL’s Accountants and advisers may request in connection with the preparation of the Draft Completion Accounts.

1.21	Save in accordance with the provisions of Paragraph 4.2, no amendment shall be made to the Draft Completion Accounts after their delivery to Rosneft in accordance with Paragraph 1.1.

1.22
No amendment to the Draft Completion Accounts shall be made, and no Dispute Notice shall be served under Paragraph 3 below, if the amendment would result in a Consideration Deficit of less than US$250,000 under Clause 2.10 but if such amount is exceeded, the amendment shall be for the whole amount, and not only in respect of the excess over such amount.

2.	Review of Draft Completion Accounts
NADL shall, and shall procure that each member of the NADL Group (including each member of the Sale Group) shall, provide without charge such reasonable access to their personnel (who shall be instructed to give information and explanations promptly) and Books and Records as Rosneft or Rosneft’s accountants and advisers may request in connection with their review of the Draft Completion Accounts.

3.	Dispute mechanism

3.12
Subject to Paragraph 1.5 above, Rosneft may dispute the Draft Completion Accounts by notice in writing (in this Paragraph, the “Dispute Notice”) delivered to NADL in accordance with Clause 26 (Notices) within 25 calendar days or 15 Business Days (whichever greater) of receiving the Draft Completion Accounts.

3.13
The Dispute Notice shall specify (a) which items of the Draft Completion Accounts are disputed, (b) the reasons therefor and, to the extent practicable, (c) the effect that Rosneft believes that the items in dispute have on:

(A)	the Completion Working Capital Amount;

(B)	the Completion Cash Amount;

(C)	the Completion Debt Amount;

(D)	the Net Cash / Debt Amount; and

(E)	the Completion Adjustment Amount,
those items or amounts specified in the Dispute Notice being referred to as the “Disputed Items”.

3.14
Only the Disputed Items shall be treated as being in dispute and no amendment may be made by either party, or any Expert appointed pursuant to Paragraph 4.2 below, to any items or amounts which are not Disputed Items.

3.15	Notwithstanding the other provisions of this Paragraph 3, if in preparing the Draft Completion Accounts NADL has:

(D)
included in the calculation of the Completion Working Capital Amount a category of liability which was not included in the calculation of the Minimum Working Capital Amount as evidenced by Part E of this Schedule 8; and/or

(E)
excluded from the calculation of the Completion Working Capital Amount a category of asset which was not excluded in the calculation of the Minimum Working Capital Amount as evidenced by Part E of this Schedule 8, then in the Dispute Notice Rosneft may include an amended calculation of the Minimum Working Capital Amount that includes its good faith determination of the effect of the inclusion of such category of liability or exclusion of such category of asset, as the case may be, on the amount of the Minimum Working Capital Amount and, in the absence of fraud or manifest error, such amended Minimum Working Capital Amount shall be the Minimum Working Capital Amount for all purposes under this Agreement.
Notwithstanding the above, Rosneft shall not include in any amended calculation of the Minimum Working Capital Amount liabilities of the type described in Paragraphs 15 and 17 of Part C of Schedule 8.

4.	Finalisation of Completion Accounts

4.8	If Rosneft does not serve the Dispute Notice under Paragraph 3.1 above, the Draft Completion Accounts shall constitute the Completion Accounts.

4.9	If Rosneft does serve the Dispute Notice under Paragraph 3.1 above, then NADL and Rosneft shall use their reasonable endeavours to resolve the Disputed Items and either:

(H)
if Rosneft and NADL reach agreement on all Disputed Items within 20 Business Days of the Dispute Notice being served (or such longer period as Rosneft and NADL may agree in writing), the Draft Completion Accounts shall be amended to reflect such agreement and shall then constitute the Completion Accounts; or

(I)
if Rosneft and NADL do not reach agreement in accordance with Paragraph (A) above, Rosneft or NADL may refer the dispute in respect of only the Disputed Items still remaining in dispute (and not those items of the Draft Completion Accounts that have been agreed between Rosneft and NADL in accordance with Paragraph (A) above) to such individual at one of KPMG or Ernst & Young as Rosneft and NADL may agree or, failing such agreement within 10 calendar days of expiry of the period described in Paragraph (A) above, to such independent firm of international standing as the President of the Institute of Chartered Accountants in England and Wales may, on the application of either Rosneft or NADL, nominate (the “Expert”), on the basis that the Expert is to make a decision on the dispute and notify Rosneft and NADL of its decision within 60 Business Days of receiving the reference or such longer reasonable period as the Expert may determine.

4.10	Each party shall bear its own costs with respect to the finalisation of the Completion Accounts. The costs of the Expert shall be borne by Rosneft and NADL as set out in Paragraph 4.4 below.

4.11	In any reference to the Expert in accordance with Paragraph 4.2 above:

(F)
the Expert shall act as an expert and not as an arbitrator and shall be directed to determine any dispute by reference to the accounting policies, principles, practices bases and methodologies set out in Part B (Accounting policies, principles, practices, bases and methodologies) of this Schedule 8;

(G)
the decision of the Expert shall, in the absence of fraud or manifest error, be final and binding on Rosneft and NADL and the Completion Accounts shall be the Draft Completion Accounts amended as necessary to reflect the decision of the Expert and, as amended, signed by the Expert;

(H)	the costs of the Expert shall be paid by Rosneft and NADL equally or as otherwise determined by the Expert; and

(I)	each of Rosneft and NADL shall respectively provide or procure the provision to the Expert of all such information as the Expert shall reasonably require including:

(i)	by their respective accountants and advisers;

(ii)	in the case of NADL, the Books and Records and personnel of the Sale Group; and

(iii)	in the case of Rosneft, the Books and Records and personnel of the Retained Group.

5.	Following determination of the Completion Accounts

5.34	Following determination of the Completion Accounts, the amount of the:

(A)	the Completion Working Capital Amount;

(B)	the Completion Cash Amount;

(C)	the Completion Debt Amount; and

(D)	the Net Cash / Debt Amount
shall be determined by reference to the Completion Accounts.

Part B: Accounting policies, principles, practices, bases and methodologies
The Draft Completion Accounts shall:

1.	be prepared in accordance with the specific accounting principles, practices and policies set out in Part C of this Schedule 8;

2.
to the extent not inconsistent with Paragraph 1 above, be prepared in accordance with the accounting principles, policies, procedures, assets recognition bases, methods, practices and estimation techniques (including in respect of the exercise of management judgment in respect of the same or similar underlying fact patterns or circumstances) adopted in the Company Accounts (for the Company), in the audited RAS accounts of Orenburg as at the Accounts Date (for Orenburg) and in the audited RAS accounts of Orenburg Subsidiary as at the Accounts Date (for the Orenburg Subsidiary) (the “Reference Accounts”), (the “Consistent Policies”) (Orenburg and the Orenburg Subsidiary, together “OBK”); and

3.	subject to Paragraphs 1 and 2 above, be prepared in accordance with RAS as in force at the Accounts Date.
For the avoidance of doubt, Paragraph 1 shall take precedence over Paragraph 2 and Paragraph 3, and Paragraph 2 shall take precedence over Paragraph 3.
Part C: Specific accounting principles, practices and policies
The Draft Completion Accounts shall be prepared:

1.
on the basis of the trial balances of the Company, Orenburg and Orenburg Subsidiary as at immediately prior to Completion on the Completion Date (the “Effective Time”). No account shall be taken of events taking place after the Effective Time, except that Adjusting Events as defined in ПБУ7/98 (“PBU 7/98”) (“Events after the Reporting Date”) shall be taken into account up until the time NADL delivers the Draft Completion Accounts to Rosneft (the “Cut-off Time”);

2.	in RUB, rounded to the nearest million;

3.
subject to Paragraphs 30.a, 30.b, 30.d, 30.e and 30.g of Part C of Schedule 8, on the basis that the Sale Group is a going concern and shall exclude the effect of change of control or ownership of the Sale Group and shall not take into account the effects of any post-Completion reorganisations or the post-Completion intentions or obligations of the Seadrill Group or the NADL Group, including any change in management strategy, direction or priority or possible closure of any business (or part thereof) which results from the change of ownership (provided that the valuation of a business, and its assets, shall be conducted in the context of the relevant business at Completion without taking into account any change of ownership thereof or the Seadrill Group or the NADL Group’s intentions with respect to the conduct of any business after Completion);

4.	so that the Completion Date is treated as an accounting and tax year-end;

5.
so that no item may be included in the Draft Completion Accounts more than once or in a manner which results in double-counting (and the provisions of this Schedule 8 shall be interpreted so as to avoid double-counting);

6.
so that none of the following categories of assets, liabilities or equity (as reported in the Reference Accounts) shall be included in the Completion Cash Amount, the Completion Debt Amount or the Completion Working Capital Amount: intangible assets, research and development, intangible exploration assets, tangible exploration assets, fixed assets, investment property and equipment, long-term financial investments, deferred tax assets, long-term trade and other receivables, other non-current assets, deferred tax liabilities, share capital, treasury shares, reserve for the revaluation of non-current assets, additional paid-in capital, reserve capital and retained earnings;

7.
subject to Paragraphs 6 and 12 on the basis that corporate profit tax which shall be included in the Draft Completion Accounts and classified within the Completion Debt Amount, shall be limited to amounts which, as at Completion, have been incurred or are required to be recognised as a liability on the balance sheet less any prepayments of such corporate profit tax made prior to Completion or amounts receivable in relation to corporate profit tax already paid, provided in all cases consistent with Tax law in force at Completion. Notwithstanding the previous sentence, the corporate profit tax should include corporate profit tax amounts calculated by reference to revenue and expenses recognised in the Draft Completion Accounts up to the Effective Time which otherwise would not qualify for recognition for current corporate profit tax purposes due to acts of acceptance and/or other documents being outstanding from customers and/or suppliers as at Draft Completion Accounts date;

8.
subject to Paragraph 30.d of Part C of Schedule 8 so as to take no account of the costs of the Seadrill Group or the NADL Group, in each case in relation to the preparation, negotiation, execution or carrying into effect of any of the Transaction Documents (including the costs of the preparation, delivery, review and resolution of the Completion Accounts);

9.
so as to include no provision with respect to any matter which is the subject of an indemnity claim, in favour of the Seadrill Group or the NADL Group under the terms of this Agreement or any of the other Transaction Documents;

10.
so as to include no provision or accrual or other liability created for any amount that is recovered by the Seadrill Group or the NADL Group under a Rosneft Warranty Claim made between the Completion Date and the date when Rosneft has served a Dispute Notice under Paragraph 3.1 of this Schedule 8;

11.	so that balances between legal entities comprising the Sale Group shall be reconciled and any unreconciled differences shall be investigated and eliminated;

12.	so that no amounts shall be included in the Net Cash / Debt Amount or the Completion Working Capital Amount in relation to deferred tax assets or deferred tax liabilities;

13.
so that an amount shall be included in the Completion Working Capital Amount in relation to prepayments made by the Sale Group for fixed assets or assets under construction not yet received or constructed as at the Effective Time;

14.
so that no amounts shall be included in the Completion Working Capital Amount in respect of trade and other receivables or assets of the Sale Group in relation to trade and other receivables or assets that are collectable or recoverable in over 365 days from the Completion Date or which are otherwise in the nature of, or classified in the Reference Accounts as, fixed assets or intangible assets;

15.
so that a liability of the Sale Group shall be included in the Completion Working Capital Amount in relation to fixed assets, assets under construction or similar non-current assets acquired or constructed but not paid for or otherwise settled as at the Effective Time. If such capital expenditure of the Sale Group (including an acquisition or construction of fixed assets, assets under construction or similar non-current assets) is formally agreed between the parties in writing (such agreement to reference this Paragraph 15 of Part C of Schedule 8) no liability shall be included in the Draft Completion Accounts in relation to such capital expenditure;

16.	so that no item shall be included in, or excluded from, the Draft Completion Accounts solely on the grounds of materiality;

17.
so that a provision shall be accrued in the Draft Completion Accounts and included in the Completion Debt Amount for any loss-making contracts (other than the Onshore Drilling Contracts) of the Sale Group;

18.
so that a liability in relation to amounts received by the Sale Group shall be recognised in the Completion Working Capital Amount equal to such amounts received by the Sale Group (including contract advances) to the extent that no revenue has been recognised by the Effective Time in relation to such amounts received;

19.
so that no provision shall be made in the Draft Completion Accounts for trade and other receivables to the extent they have been collected in cash by the Sale Group or otherwise settled prior to the Review Date;

20.
so that full provision shall be made (without duplication) against the following receivables outstanding as at the Effective Time (other than those due to the Sale Group by the Retained Group) to the extent that they have not been collected in cash by the Sale Group or otherwise settled prior to the Review Date:

a.
amounts due from counterparties in administration, liquidation or receivership, or bankrupt as of the Cut-off Time and which remain being in administration, liquidation or receivership, or bankrupt or have been liquidated as at the Review Date;

b.	amounts due to the Company from Intaneft to the extent that such amounts are overdue as at the Effective Time;

c.	amounts due to the Company from TransServis to the extent that such amounts are overdue as at the Effective Time;

d.	amounts due to the Company from OOO Novator to the extent that such amounts are overdue as at the Effective Time;

e.	amounts due to the Company from OAO Tyumenenergobank to the extent that such amounts are overdue as at the Effective Time;

f.	amounts due to the Company from OOO Uralneftemash to the extent that such amounts are overdue as at the Effective Time;

g.	amounts due to the Company from ZAO GlobalTel to the extent that such amounts are overdue as at the Effective Time;

h.	amounts due to Orenburg from SANEKO to the extent that such amounts are overdue as at the Effective Time;

i.	amounts due to the Orenburg Subsidiary which are overdue at the Effective Time by more than 90 days;

21.	so that a provision shall be made within the Completion Working Capital Amount for work in progress of the Sale Group that is not recoverable from customers;

22.	so that a provision shall be made within the Completion Working Capital Amount for defective or damaged or obsolete materials;

23.
so that a provision shall be included in the Completion Working Capital Amount for any unrealised profit margin accrued as a result of a sale and purchase of inventory between the companies of the Sale Group to the extent that such inventory remains on the balance sheet of the purchasing company of the Sale Group as at the Effective Time;

24.
so that a full provision shall be included in the Completion Working Capital Amount for any receivable, accrued income or work in progress in each case due from, or incurred in favour of, Severneft-Urengoy as at the Effective Time in relation to the Severneft-Urengoy master contract (and any related contracts or work orders with Severneft-Urengoy), except to the extent formally accepted by the customer prior to the Review Date;

25.
so that the Completion Cash Amount shall comprise amounts at the Effective Time which are available to be lent, spent, or distributed by the Sale Group in the ordinary course of business at the Effective Time or which subsequently become freely available prior to the Review Date;

26.
so that prepayments issued by the Sale Group shall comprise amounts paid by the Sale Group prior to the Effective Time in respect of goods and services, other assets and benefits receivable by the Sale Group after the Effective Time. To the extent that after Completion the Sale Group will not be eligible to benefit from the prepayments made by the Sale Group prior to the Effective Time, but would be eligible to receive a refund or rebate in relation to such prepayments, an asset shall be included in the Completion Working Capital Amount in the amount of such rebate or refund;

27.
so that an accrual for liability shall be made in the Completion Working Capital Amount for goods and services delivered to the Sale Group on or before the Effective Time which have not been paid for or otherwise settled by the Effective Time;

28.
so that no leases classified as operating leases in the Reference Accounts shall be reclassified as finance or capital leases. No leases classified as finance or capital leases in the Reference Accounts shall be reclassified as operating leases. Lease agreements entered into after 31 December 2013 shall be accounted for in accordance with the Consistent Policies and subject thereto, RAS and subject always to the agreed treatment of any Rig Leases as stated in the definition of Debt. For the avoidance of doubt, if lease agreements entered by the Sale Group prior to or on 31 December 2013 have been subsequently (but up to Completion) amended, including a revision of the underlying leasing terms and conditions which require a reclassification of a lease from operating to financial or vice versa, then such amendment or modification of the lease agreement shall be considered a new lease agreement for the purposes of the Draft Completion Accounts;

29.
so that a liability shall be included in the Completion Working Capital Amount for any unpaid costs incurred by the Sale Group (or which are required to be recognised as a liability on the balance sheet) in relation to employee or contractor related costs, including salaries and overtime payable, bonuses, severance costs, insurance and holiday pay (including any such amounts arising on or as a consequence of Completion);

30.
so that a liability or an asset shall be included in the Completion Debt Amount or Completion Cash Amount, as appropriate (to the extent not already included in the Completion Working Capital Amount) in respect of the following:

a.
intercompany non-trading balances owed by the Sale Group to the Retained Group or by the Retained Group to the Sale Group, including all dividends and distributions payable (but excluding any such balances that are converted into equity or are waived prior to or at the Effective Time and hence are no longer payable or receivable by the Sale Group on or after Completion);

b.	any penalties or early termination fees payable on the termination of the following contracts only:

(i)	contracts in relation to indebtedness or borrowings of the Sale Group; and

(ii)	drilling contracts of the Sale Group with Gazpromneft-Noyabrskneftegaz and Gazpromneft Orenburg as a consequence of the change in control at Completion, and which have not been waived, otherwise forgiven, paid or otherwise settled at the Effective Time;

c.
a provision shall be made for any claims payable by the Sale Group as at the Effective Time that shall be recognised on the balance sheet on the basis consistent with the provisions of Paragraph 2 of Part B of this Schedule 8 and subject thereto, in accordance with RAS;

d.
any transaction bonuses, costs and advisory fees (including taxes thereon) to the extent incurred by the Sale Group (or incurred by the Retained Group and recharged to the Sale Group) before or on Completion that remain unpaid as at the Effective Time in relation to the transaction contemplated by this Agreement;

e.	any unpaid costs incurred by the Sale Group before Completion that remain unpaid as at the Effective Time in relation to the acquisition of Orenburg from the Orenburg Sellers;

f.	a liability in respect of any shortfall in

(i)
actual capital expenditure (other than in respect of the acquisition of new rigs) incurred from 1 January 2014 to Completion inclusive either in the form of cash payments or the accrual of liabilities within the Completion Working Capital Amount or the Completion Debt Amount,

compared to

(ii)	budgeted capital expenditure (other than in respect of the acquisition of new rigs) (the “Capex Budget”).
For these purposes, the Capex Budget shall be an amount of

(i)	***** for the period from 1 January 2014 to 31 October 2014, if Completion occurs on or before 31 October 2014,
or

(ii)
if Completion occurs after 31 October 2014 but on or before 30 November 2014, ***** plus an amount of ***** for each calendar day between 31 October 2014 (excluding day of 31 October 2014) and Completion (including day of Completion),

or

(iii)
if Completion occurs after 30 November 2014 but on or before 31 December 2014, ***** plus an amount of ***** for each calendar day between 30 November 2014 (excluding day of 30 November 2014) and Completion (including day of Completion);

For the avoidance of doubt, amounts stated in this Paragraph 30.f are gross of the VAT and “capital expenditure” in Paragraph 30.f shall only include expenditure which would be treated as capital expenditure on a basis consistent with Paragraph 2 of Part B to this Schedule, but subject to the specific policy in Paragraph 30.f(i) above; and

g.
any liabilities of the Sale Group in respect of derivatives, hedging arrangements or other financial instruments entered into prior to Completion and measured at the amount that would be required to settle these at Completion; and

31.
for the avoidance of doubt in the event of a conflict between various provisions of this Part C of Schedule 8, so that a more specific accounting policy shall prevail over a less specific accounting policy.

Part D: Balance Sheet. Balance sheet presentation for illustrative purposes on the basis that the definitions and accounting policies set forth in the Agreement, including Schedule 8 shall prevail.
*****

Part E: Minimum Working Capital Amount calculation

*****

Schedule 9
(Pro forma Onshore Drilling Contract)

Schedule 10
(Offshore Drilling Contracts)
Part A

Identity of Offshore Rig	Name of service provider	PRE INITIAL TERM				INITIAL TERM
		Completion	Mobilisation (days)	Yardstay (days)	Holding period (days	Moving *****	Standby *****	Operating *****	Expected cap.
			*****	*****	*****	*****	*****	*****	*****
West Navigator	North Atlantic Drilling Russia L.L.C. and North Atlantic Navigator Ltd.	*****	*****	*****	*****	*****	*****	*****	*****
Estimated Drilling Revenue			*****	*****	*****	*****	*****	*****	*****
West Alpha	North Atlantic Drilling Russia L.L.C. and North Atlantic Alpha Ltd.	*****	*****	*****	*****	*****	*****	*****	*****
Estimated Drilling Revenue			*****	*****	*****	*****	*****	*****	*****
West Rigel	North Atlantic Drilling Russia L.L.C. and North Atlantic Rigel Ltd.	*****	*****	*****	*****	*****	*****	*****	*****
Estimated Drilling Revenue			*****	*****	*****	*****	*****	*****	*****
		Completion	Mobilisation (days)	Yardstay (days)	Holding period (days	Moving *****	Standby *****	Operating *****	Expected cap.
			*****	*****	*****	*****	*****	*****	*****
Energy Endeavour	Energy Endeavour Ltd. and North Atlantic Drilling Russia L.L.C.	*****	*****	*****	*****	*****	*****	*****	*****
Estimated Drilling Revenue			*****	*****	*****	*****	*****	*****	*****
CJ-54 I	North Atlantic Drilling Russia L.L.C.	*****	*****	*****	*****	*****	*****	*****	*****
Estimated Drilling Revenue			*****	*****	*****	*****	*****	*****	*****
CJ-54 II	North Atlantic Drilling Russia L.L.C.	*****	*****	*****	*****	*****	*****	*****	*****
Estimated Drilling Revenue			*****	*****	*****	*****	*****	*****	*****

Part B

Settlement Period	Estimated Drilling Revenue
*****	*****

Part C

Settlement Period	Estimated Drilling Revenue
	West Navigator	West Alpha	West Rigel	Energy Endeavour	CJ-54 I	CJ-54 II
*****	*****	*****	*****	*****	*****	*****

Schedule 11
(Russian SPA)

ROSNEFT OIL COMPANY / НЕФТЯНАЯ КОМПАНИЯ РОСНЕФТЬ

AND / И

NORTH ATLANTIC DRILLING LTD. / НОРТ АТЛАНТИК ДРИЛЛИНГ ЛТД.

CONTRIBUTION AGREEMENT
/
ДОГОВОР О ВНЕСЕНИИ ВКЛАДА В УСТАВНЫЙ КАПИТАЛ

in relation to the contribution of the participation interest in RN-Burenie, LLC to the share capital of North Atlantic Drilling Ltd.
/
в отношении внесения доли в уставном капитале ООО «РН-Бурение» в уставный капитал Норт Атлантик Дриллинг Лтд.

CONTRIBUTION AGREEMENT	договор о внесении вклада в уставный капитал
[●] 2014	[●] 2014
OJSC ROSNEFT OIL COMANY, an open joint stock company incorporated and existing under the laws of the Russian Federation, having its main state registration number 1027700043502 and located at Russian Federation, 115035 Moscow, 26/1 Sofiyskaya embankment, hereinafter referred to as “Rosneft”, represented by [●] (passport issued on [●] by [●], whose residence is at [●]), acting on the basis of [●],

ОАО «НК «РОСНЕФТЬ», открытое акционерное общество, созданное и действующее в соответствии с законодательством Российской Федерации, имеющее основной государственный регистрационный номер 1027700043502 и находящееся по адресу: Россия, 115035, Москва, Софийская набережная, 26/1, именуемое в дальнейшем «Роснефть», в лице [•] (паспорт [•], выдан [•] [•], зарегистрирован по адресу [•]), действующего на основании [•],

and	и
NORTH ATLANTIC DRILLING LTD., an exempted limited company incorporated and existing under the laws of the Islands of Bermuda, having its official number 45094 and located at Par-la-Ville Place, 14 Par-la-ville Road, Hamilton HM08, Bermuda, hereinafter referred to as “NADL”, represented by [●] (passport issued on [●] by [●], whose residence is at [●]), acting on the basis of [●],

НОРТ АТЛАНТИК ДРИЛЛИНГ ЛТД. (NORTH ATLANTIC DRILLING LTD.), компания с ограниченной ответственностью, созданная и действующая в соответствии с законодательством Бермудских островов, имеющая официальный номер 45094 и находящаяся по адресу: Бермудские острова, Гамильтон НМ08, Пар-ла-вилль Роуд 14, Пар-ла-Вилль Плейс, в дальнейшем именуемая «НАДЛ», в лице [•] (паспорт [•], выдан [•] [•], зарегистрирован по адресу [•]), действующего на основании [•],

each a “Party” and together the “Parties”, have entered into this contribution agreement (the “Agreement”) and agreed on transfer of the participation interest in the charter capital of the Company (as defined below) by making a contribution to the share capital of NADL under the following conditions:

каждая из которых далее именуется «Сторона», а при совместном именовании «Стороны», заключили настоящий договор о внесении вклада в уставный капитал (далее - «Договор») и согласились передать долю в уставном капитале Общества (как определено ниже) путем внесения вклада в уставный капитал НАДЛ на следующих условиях:

1. SUBJECT MATTER OF THE AGREEMENT	1. ПРЕДМЕТ ДОГОВОРА

1.1.    Rosneft shall transfer to NADL the participation interest in the charter capital of LLC RN-Burenie, a limited liability company incorporated and exising under the laws of the Russian Federation, having its main state registration number 1067746404681 and located at 26/1 Sofiyskaya naberezhnaya, Moscow, 115035, Russia (the “Company”), representing 100% of the charter capital of the Company with the nominal value of four billion three hundred seventy-four million nine hundred twenty-three thousand seven hundred thirty-six (4,374,923,736) rubles held by Rosneft on the basis [decision on incorporation] dated [●] (the “Interest”) by way of a contribution in kind to the share capital of NADL as payment for shares in the share capital of NADL to be allotted to Rosneft.

1.1.    Роснефть передает НАДЛ долю в уставном капитале ООО «РН-Бурение», общества с ограниченной ответственностью, созданного и действующего в соответствии с законодательством Российской Федерации, имеющего основной государственный регистрационный номер 1067746404681, находящегося по адресу: Россия, 115035, Москва, Софийская набережная, 26/1, (далее - «Общество»), составляющую 100% уставного капитала Общества, номинальной стоимостью 4 374 923 736 (четыре миллиарда триста семьдесят четыре миллиона девятьсот двадцать три тысячи семьсот тридцать шесть) рублей, принадлежащую Роснефти на основании [решения о создании Общества] от [●] (далее - «Доля»), путем внесения в качестве неденежного вклада в уставный капитал НАДЛ в качестве оплаты акций НАДЛ размещаемых в пользу Роснефти.

1.2.    Upon the transfer of the Interest, NADL shall issue to Rosneft common shares of par value US$5 each in the share capital of NADL credited as fully paid at an issuance price of 9.25 US dollars per share (the “Shares”) pursuant to the terms and conditions of this Agreement.

1.2.    При передаче Доли НАДЛ выпустит в пользу Роснефти обыкновенные акции НАДЛ, имеющие номинальную стоимость 5 долларов США каждая, которые будут учтены как полностью оплаченные, по цене выпуска 9,25 долларов США за акцию (далее – «Акции») в соответствии с условиями настоящего Договора.

1.3. At the time of the notarial certification of this Agreement, NADL shall issue in favor of Rosneft a number of [●] Shares (the “Number of Shares”).	1.3. В момент нотариального удостоверения настоящего Договора NADL выпускает в пользу Роснефти Акции в количестве [●] штук (далее - «Количество Акций»).
1.4.    Based on the results of an analysis of the financial statements of the Company, the value of the Interest and the total number of Shares to be issued in favor of Rosneft upon the transfer of the Interest may be adjusted by the Parties downward as agreed by the Parties after the notarial certification of this Agreement (the “Adjustment”).

1.4.    По результатам анализа финансовой отчетности Общества, стоимость Доли и общее количество Акций, подлежащих выпуску в пользу Роснефти при передаче Доли может быть скорректировано Сторонами в меньшую сторону, как будет согласовано Сторонами после нотариального удостоверения настоящего Договора (далее - «Корректировка»).

1.5.    For the purposes of reflecting the results of the Adjustment (if any), the Parties shall enter into such supplementary agreement to this Agreement as may be necessary to reflect the agreed Adjustment and respective obligations of the Parties thereby, including in relation to Rosneft’s obligation to pay to NADL for any excess of Shares issued to Rosneft at the time of the notarial certification of this Agreement.

1.5.    Для целей отражения результатов Корректировки (если она имеет место) Стороны обязуются заключить такое дополнительное соглашение к настоящему Договору, которое может быть необходимо для отражения согласованной Корректировки и соответствующих обязательств Сторон по ней, в том числе в отношении обязательства Роснефти оплатить НАДЛ за излишек Акций, выпущенных в пользу Роснефти в момент нотариального удостоверения настоящего Договора.

1.6. The register of members of NADL shall be updated to reflect issuance of Shares to Rosneft.	1.6. В реестр участников НАДЛ должны быть внесены изменения, отражающие выпуск Акций в пользу Роснефти.
1.7. The Parties confirm that the provision in relation to the Shares to be issued by NADL to Rosneft has been agreed in full and the Parties has no disagreements in this respect.	1.7. Стороны подтверждают, что условие о выпускаемых НАДЛ в пользу Роснефти Акциях является согласованным в полном объеме и между Сторонами отсутствуют разногласия по этому поводу.
1.8.    The Parties agree that Rosneft acquires no right of pledge over the sold Interest of 100% in the charter capital of the Company under clause 5 of article 488 (Payment for Goods Sold on Credit) of the Civil Code of the Russian Federation.

1.8.    Стороны договорились, что право залога у Роснефти на проданную Долю в размере 100% уставного капитала Общества в соответствии с пунктом 5 статьи 488 (Оплата товара, проданного в кредит) Гражданского кодекса Российской Федерации не возникает.

1.9. The Parties shall take all necessary steps for the effective issue and allotment of the Shares to Rosneft.	1.9. Стороны предпримут все необходимые действия для осуществления действительного выпуска и распределения Акций в пользу Роснефти.
2. RIGHTS AND OBLIGATIONS OF THE PARTIES	2. ПРАВА И ОБЯЗАННОСТИ СТОРОН
2.1. Rosneft shall:	2.1. Роснефть обязана:
2.1.1. sign an application for the change in the Unified State Register of the Legal Entities related to the information on participants of the Company at the Effective Date (as defined below);	2.1.1. в Дату Заключения Договора (как определено ниже) подписать заявление о внесении изменений в Единый государственный реестр юридических лиц в части сведений об участниках Общества;
2.1.2. cooperate with and to do all acts necessary in relation to the issue and allotment of the Shares to it.	2.1.2. сотрудничать и совершить все необходимые действия в отношении выпуска и размещения Акций в пользу Роснефти;
2.2. NADL shall:	2.2. НАДЛ обязана:
2.2.1. cooperate with and to do all acts necessary in relation to the issue and allotment of the Shares to Rosneft;	2.2.1. сотрудничать и совершить все необходимые действия в отношении выпуска и размещения Акций в пользу Роснефти;

2.2.2. procure that NADL shareholder(s) pass(es) a resolution approving the issue and allotment of the Shares to Rosneft upon the transfer of the Interest by Rosneft to NADL;	2.2.2. обеспечить принятие решения акционерами НАДЛ о выпуске и размещении Акций в пользу Роснефти при передаче Доли Роснефтью в пользу НАДЛ;
2.2.3. deliver to Rosneft a Share certificate for the Number of Shares in the name of Rosneft;	2.2.3. передать Роснефти сертификат на Акции в отношении Количества Акций на имя Роснефти;
2.2.4.    update its register of members as necessary to reflect the issuance of the Number of Shares and immediately thereafter each such event deliver a certified copy of such register of members to Rosneft.
2.2.4. внести изменения в реестр участников, необходимые для отражения выпуска Количества Акций и незамедлительно после этого передать Роснефти заверенную копию такого реестра участников.
3. INTEREST TRANSFER	3. ПЕРЕХОД ДОЛИ
3.1. The Interest transfers to NADL at the date of the certification of the execution of this Agreement by a Russian notary (the “Effective Date”).	3.1. Доля переходит в пользу НАДЛ в момент нотариального удостоверения настоящего Договора российским нотариусом («Дата Заключения Договора»).
3.2.    A notary certifying the Agreement is to effectuate a notary action to file the application for the change in the Unified State Register of the Legal Entities related to the information on participants of the Company duly signed by Rosneft to the authorized governmental body within 3 days from the Effective Date.

3.2.    В течение трех дней с Даты Заключения Договора, нотариус, совершивший его нотариальное удостоверение, совершает нотариальное действие по передаче в орган, осуществляющий государственную регистрацию юридических лиц, заявления о внесении соответствующих изменений в Единый государственный реестр юридических лиц в части сведений об участниках Общества, подписанного Роснефтью.

3.3.    A notary certifying the Agreement is to effectuate a notary action to transfer a copy of the application referred to in clause 3.2 of the Agreement to the Company within 3 days from the Effective Date.

3.3.    В течение 3 дней с Даты Заключения Договора, нотариус, совершивший его нотариальное удостоверение, совершает нотариальное действие по передаче Обществу копии заявления, указанного в пункте 3.2 Договора.

4. LIABILITY	4. ОТВЕТСТВЕННОСТЬ СТОРОН
4.1. The Parties bear responsibility as set forth by the laws of the Russian Federation.	4.1. За невыполнение своих обязательств Стороны несут ответственность в соответствии с действующим законодательством Российской Федерации.
4.2.    Nothing in this Agreement prevents a Party suffered from a breach of the Agreement from taking any actions contemplated by the applicable law or other binding agreements the Parties are parties to.

4.2.    Ничто в Договоре не препятствует Стороне, право которой нарушено, предъявить другой Стороне любые требования, предусмотренные применимым законодательством или иными соглашениями, сторонами которых являются Стороны.

4.3.    Notwithstanding anything stated to the contrary in this Agreement and subject to issuance of the Number of Shares to Rosneft pursuant to clause 1.3, in no case shall Rosneft be entitled to claim return of the Interest from NADL, including as a result of termination of this Agreement for whatever reason.

4.3.    Несмотря на что-либо иное, указанное в настоящем Договоре, и при условии выпуска Количества Акций в адрес Роснефти в соответствии с пунктом 1.3, Роснефть ни при каких обстоятельствах не будет иметь право требовать от НАДЛ возврата Доли, в том числе в результате расторжения настоящего Договора по какой-либо причине.

5. DISPUTE RESOLUTION	5. ПОРЯДОК РАЗРЕШЕНИЯ СПОРОВ
All disputes arising out of or in connection with the present Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The language of the arbitration proceedings shall be English. The seat of arbitration shall be Paris, France.

Все споры, возникающие из настоящего Договора или в связи с ним, подлежат окончательному урегулированию в соответствии с Арбитражным регламентом Международной торговой палаты одним или несколькими арбитрами, назначенными в соответствии с этим регламентом. Языком арбитражного разбирательства является английский. Местом арбитражного разбирательства должен быть Париж, Франция.

6. MISCELLANOUS	6. РАЗНОЕ
6.1.    The Parties are explained with a content of article 167 of the Civil Code of the Russian Federation, articles 8, 9 14, 21, 46 of the Federal Law of the Russian Federation dated 8 February 1998 No. 14-FZ “On limited liability companies” and article 28 of the Federal Law of the Russian Federation dated 26 July 2006 No. 135-FZ “On protection of competition” by a notary.

6.1.    Содержание статьи 167 Гражданского кодекса Российской Федерации, статей 8, 9, 14, 21, 46 Федерального закона Российской Федерации от 8 февраля 1998 года № 14-ФЗ «Об обществах с ограниченной ответственностью» и статьи 28 Федерального закона Российской Федерации от 26 июля 2006 года № 135-ФЗ «О защите конкуренции» нотариусом Сторонам разъяснено.

6.2.     Rosneft warrants that the Interest is fully paid and prior signing hereof the Interest has not been sold, granted, pledged, encumbered by third parties’ rights, arrested, the title on the Interest has not disputed.

6.2.    Роснефть гарантирует, что Доля полностью оплачена и до подписания настоящего Договора Доля никому другому не продана, не подарена, не заложена, не обременена правами третьих лиц, в споре и под арестом не состоит.

6.3. The present Agreement has been read aloud to the Parties.	6.3. Настоящий Договор прочитан Сторонам вслух.
6.4. The Agreement is governed and treated in accordance with the law of the Russian Federation with the exception of rules of conflict of laws.	6.4. Настоящий Договор регулируется и подлежит толкованию в соответствии с законодательством Российской Федерации, за исключением его коллизионных норм.
6.5. The Parties do not waive, cease or restrain any rights and obligations arising out of any other agreements the Parties are parties to.	6.5. Стороны не отказываются, не отменяют и не ограничивают никакие свои права и обязанности, возникающие из иных соглашений, заключенных с участием Сторон.

6.6.    All state duties and notary fees chargeable for the notary certification of the Agreement and for other notary actions effectuated by a Russian notary and pertaining to the Agreement (including for the notary actions to transfer the application referred to in clause 2.1.1 and a copy thereof) are payable in equal proportions by NADL and Rosneft.

6.6.    Все расходы по уплате государственной пошлины или нотариального тарифа за нотариальное удостоверение Договора и за иные нотариальные действия, совершаемые российским нотариусом в связи с заключением Договора (в том числе за нотариальные действия по передаче заявления, указанного в пункте 2.1.1, и его копии) Роснефть и НАДЛ несут в равных долях.

6.7.    All transfer taxes, stamp duties, registration charges and other similar taxes, duties and charges (as the case may be) chargeable for the issuance, allotment and transfer of Shares are payable by NADL.

6.7.    Все расходы по уплате налогов, связанных с передачей имущества, регистрационных сборов и пошлин или других схожих налогов, сборов или пошлин (в зависимости от того, что применимо) за выпуск, размещение и передачу Акций несет НАДЛ.

6.8.    The Agreement is executed in 3 copies in the Russian and English languages each. One of them shall be kept in folder of a notary. In the case of discrepancy between the English and Russian versions the Russian version shall prevail.

6.8.    Настоящий Договор совершен в 3 экземплярах на русском и английском языках каждый. Один из них хранится в делах нотариуса. В случае противоречия между текстами на русском и английском языках русский текст будет иметь преимущество.

Signatures / Подписи Сторон
OJSC Rosneft Oil Company / ОАО «НК «Роснефть»	North Atlantic Drilling Ltd. / Норт Атлантик Дриллинг Лтд.
Name / Имя:	Name / Имя:
Title / Должность:	Title / Должность:
Signature / Подпись	Signature / Подпись
___________________________________	___________________________________

Город Москва.
_______________________ две тысячи четырнадцатого года
Настоящий договор удостоверен мной, [●], нотариусом города Москвы. Договор подписан в моем присутствии. Личность подписавших договор установлена, их дееспособность, а также полномочия представителей проверены.
Зарегистрировано в реестре под № _______________________
Взыскано по тарифу: _______________________ рублей.
Взыскано за правовую и техническую работу: _______________________ рублей.
Нотариус

Schedule 12
(Registration Rights Agreement)
REGISTRATION RIGHTS AGREEMENT
REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [             ], 2014, by and between Seadrill Limited, a company organized under the laws of Bermuda ( “Seadrill”), Rosneft Oil Company, an open joint stock company organized under the laws of the Russian Federation (“Rosneft”), and North Atlantic Drilling Ltd., a company organized under the laws of the Bermuda (the “Company”).
WHEREAS, in connection with that certain Framework Agreement dated the date hereof (the “Framework Agreement”), the Company has, among other things, agreed to grant to the Holders (as defined below) and any of their respective Affiliates who from time to time own Registrable Securities certain registration rights applicable to Registrable Securities (as defined below) held by the Holders, and the parties hereto desire to enter into this Agreement to set forth the terms of such registration rights; and
WHEREAS, the execution and delivery of this Agreement by the parties hereto is a condition to the obligations of each of Rosneft, Seadrill and the Company under the Framework Agreement; and
NOW, THEREFORE, upon the premises and based on the mutual promises contained herein and in the Framework Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
1.Certain Definitions. As used in this Agreement, the following initially capitalized terms shall have the following meanings:
(a)“Affiliate” means, with respect to any person, any subsidiary of such person that is controlled by such person; and “controlled by” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.
(b)“Common Shares” means the Company’s Common Shares, par value $5.00 per share.
(c)“Company Securities” has the meaning set forth in Section 3 hereof.
(d)“Holder” means (i) Rosneft and any Affiliate of Rosneft (other than the Company or any of its Subsidiaries) who from time to time owns Registrable Securities, or (ii) any Permitted Transferee and any Affiliate of such Permitted Transferee who from time to time owns Registrable Securities.
(e)“Initiating Holders” has the meaning set forth in Section 3(b) hereof.
(f)“Initiating Holder Securities” has the meaning set forth in Section 3(b) hereof.
(g)“Maximum Marketable Amount” means, when used in connection with an underwritten offering, the aggregate number or principal amount of securities which, in the opinion of the managing underwriter for such offering, can be sold in such offering without materially and adversely affecting the offering (within a price range acceptable to holders a majority of Registrable Securities that have been requested for inclusion in such offering).
(h)“Other Holders” has the meaning set forth in Section 3(b) hereof.
(i)“Other Securities” has the meaning set forth in Section 3 hereof.
(j)“Permitted Transferee” has the meaning set forth in Section 11 hereof.
(k)“Person” means any individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other entity of whatever nature.
(l) “Registrable Securities” means any of the following held by a Holder (i) the Common Shares issued and sold pursuant to the Framework Agreement, (iii) any stock or other securities into which or for which such Common Shares may hereafter be changed, converted or exchanged, and (iv) any other securities issued to holders of such Common Shares (or such stock or other securities into which or for which such Common Shares are so changed, converted or exchanged) upon any reclassification, share combination, share subdivision, share dividend, share split, merger, consolidation, reorganization or similar transaction or event, provided that any such securities shall cease to be Registrable Securities when (a) such securities are transferred or sold in any manner to a person who is not a Permitted Transferee or after the registration rights with respect to the Holder thereof has expired pursuant to Section 12(h), (b) a Registration Statement covering such securities has been declared effective by the Commission and such securities have been disposed of pursuant to such effective Registration Statement, (c) such securities are have been under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met, (d) such securities are otherwise transferred and such securities may be resold without subsequent registration under the Securities Act or (e) such securities shall have ceased to be outstanding.
(m)“Registration Expenses” means all out-of-pocket expenses incurred in connection with any registration of Registrable Securities pursuant to this Agreement (other than Selling Expenses), including, without limitation, the following; (i) all SEC, stock exchange, Financial Industry Regulatory Authority, Inc. (“FINRA”) and other registration, listing and filing fees and expenses; (ii) all fees, disbursements and expenses of the Company’s counsel(s) and accountant(s) in connection with the registration of the Registrable Securities to be disposed of and the reasonable fees, disbursements and expenses of one firm of attorneys for the Holders (selected by the Selling Holders who hold a majority of the Registrable Securities to be included in such registration statement), which fees shall not exceed (i) $40,000 per Registration Statement with respect to any underwritten offering and (ii) $15,000 with respect to any piggyback registration; (iii) all expenses in connection with the preparation, printing and filing of the registration statement, any preliminary prospectus or final prospectus and any free writing prospectus (as defined in Rule 405 under the Securities Act) and amendments and supplements thereto and the mailing and delivering of copies thereof to any Holders, underwriters and dealers and all expenses incidental to delivery of the Registrable Securities; (iv) the cost of printing or producing any underwriting agreement, agreement among underwriters, agreement between syndicates, selling agreement, blue sky or legal investment memorandum or other document in connection with the offering, sale or delivery of the Registrable Securities to be disposed of; (v) all expenses in connection with the qualification of the Registrable Securities to be disposed of for offering and sale under state or non-U.S. securities laws in jurisdictions reasonably selected by the Holders that have requested registration of the Common Shares to be disposed of, including the reasonable fees and disbursements of counsel for the underwriters in connection with such qualification and the preparation of any blue sky and legal investments surveys (which fees and disbursements shall not exceed $40,000); (vi) transfer agents’, depositaries’ and registrars’ fees and the fees of any other agent appointed in connection with such offering; (viii) all security engraving and security printing, messenger, telephone and delivery expenses, (ix) internal expenses of the Company (including all salaries and expenses of employees of the Company performing legal or accounting duties); and (xi) all expenses incurred in connection with “roadshow” presentations and holding meetings with potential investors to facilitate the distribution and sale of Registrable Securities.
(n)“Rule 144” means Rule 144 promulgated under the Securities Act, or any successor rule to similar effect.
(o)“SEC” means the United States Securities and Exchange Commission.
(p)“Securities Act” means the Securities Act of 1933, as amended, or any successor statute.
(q)“Selling Expenses” means all underwriting discounts and commissions, selling concessions and stock transfer taxes applicable to the sale by the Holders of Registrable Securities pursuant to this Agreement.
(r)“Selling Holder” has the meaning set forth in Section 5(e) hereof.
2.Demand Registration.
(a)    At any time prior to such time as the rights under this Section 2 terminate with respect to a Holder as provided in Section 12(h) hereof, upon written notice from such Holder in the manner set forth in Section 12(j) hereof requesting that the Company effect the registration under the Securities Act of any or all of the Registrable Securities held by such Holder or any of its Affiliates, which notice shall specify the intended method or methods of disposition of such Registrable Securities, the Company shall use its reasonable best efforts to effect, in the manner set forth in Section 5, the registration under the Securities Act of such Registrable Securities for disposition in accordance with the intended method or methods of disposition stated in such request (including (1) in an offering on a delayed or continuous basis under Rule 415 (or any successor rule of similar effect) promulgated under the Securities Act and accordingly requiring the filing of a “shelf” registration statement (a “Shelf Registration”) and/or (2) sales for cash or dispositions upon exchange or conversion of securities or dispositions for any form of consideration or no consideration), provided that:
(i)if, while a registration request is pending pursuant to this Section 2(a), the Company determines, following consultation with and receiving advice from its legal counsel, that the filing of a registration statement would require the disclosure of material information that the Company has a bona fide business purpose for preserving as confidential and the disclosure of which the Company determines reasonably and in good faith would have a material adverse effect on any active proposal by the Company or its Subsidiaries to engage in any material acquisition, merger, consolidation, tender offer, business combination, reorganization or other material transaction, the Company shall not be required to effect a registration pursuant to this Section 2(a) until the earlier of (A) the date upon which such material information is otherwise disclosed to the public or ceases to be material and (B) 30 days after the Company makes such determination, provided, however, that the Company shall not be permitted to delay a requested registration in reliance on this clause (i) more than once in any 12-month period; provided, further, that, notwithstanding the foregoing, no such delay shall exceed such number of days that the Company determines in good faith to be reasonably necessary;
(ii)the Company shall not be obligated to file a registration statement relating to a registration request pursuant to this Section 2: (A) before the end of any applicable lock-up period; or (B) on more than three separate occasions; and
(iii)the Company shall not be required to file a separate registration statement, but may file one registration statement covering the Registrable Securities held by more than one Holder.
(b)    Notwithstanding any other provision of this Agreement to the contrary, a registration requested by a Holder pursuant to this Section 2 shall not be deemed to have been effected (and, therefore, not requested for purposes of Section 2(a)), (i) unless the registration statement filed in connection therewith has become effective (and each Holder shall be permitted to withdraw all or part of such Holder’s Registrable Securities from a registration pursuant to this Section 2 at any time prior to the effective date thereof), (ii) if after such registration statement has become effective, it becomes subject to any stop order, or there is issued an injunction or other order or decree of the SEC or other governmental agency or court for any reason other than a misrepresentation or an omission by such Holder, which injunction, order or decree prohibits or otherwise materially and adversely affects the offer and sale of the Registrable Securities so registered, or if the registration is otherwise prohibited by applicable law, prior to the completion of the distribution thereof in accordance with the plan of distribution set forth in the registration statement or (iii) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied other than by reason of some act, misrepresentation or omission by a Holder and are not waived by the purchasers or underwriters.
(c)    In the event that any registration pursuant to this Section 2 shall involve, in whole or in part, an underwritten offering, Holders owning at least a majority of the Registrable Securities to be registered in connection with such offering shall have the right to designate an underwriter reasonably satisfactory to the Company as the lead managing underwriter of such underwritten offering.
(d)    The Company shall have the right to cause the registration of additional securities for sale for the account of any person (including the Company) in any registration of Registrable Securities requested by any Holder pursuant to Section 2(a); provided, however, that if the managing underwriter or other independent marketing agent for such offering (if any) determines that, in its opinion, the additional securities proposed to be sold will materially and adversely affect the offering and sale of the Registrable Securities to be registered in accordance with the intended method or methods of disposition then contemplated by such Holder, only the number or principal amount of such additional securities, if any (in excess of the number or principal amount of Registrable Securities), which, in the opinion of such underwriter or agent, can be so sold without materially and adversely affecting such offering shall be included in such registration. The rights of a Holder to cause the registration of additional Registrable Securities held by such Holder in any registration of Registrable Securities requested by another Holder pursuant to Section 2(a) shall be governed by the agreement of the Holders with respect thereto as provided in Section 11(a).
3.Piggyback Registration. If the Company proposes to register any of its Common Shares or any of its other securities (such Common Shares and other securities collectively, “Other Securities”) under the Securities Act, whether or not for sale for its own account, in a manner which would permit registration of Registrable Securities under the Securities Act, it will at such time give prompt written notice to each Holder of its intention to do so (and, in any event, no later than 15 business days prior to the anticipated filing date of the registration statement relating to such registration). Such notice shall offer each such Holder the opportunity to include in such registration statement such number of Registrable Securities as each such Holder may request. Upon the written request of any such Holder made within 10 business days after the receipt of the Company’s notice (which request shall specify the number of Registrable Securities intended to be disposed of and the intended method of disposition thereof), the Company shall effect, in the manner set forth in Section 5, in connection with the registration of the Other Securities, the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register, to the extent required to permit the disposition (in accordance with such intended methods thereof) of the Registrable Securities so requested to be registered, provided that:
(a)    if at any time after giving written notice of its intention to register any securities and prior to the effective date of such registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to the Holders and, thereupon, (A) in the case of a determination not to register, the Company shall be relieved of its obligation to register any Registrable Securities in connection with such registration and (B) in the case of a determination to delay such registration, the Company shall be permitted to delay registration of any Registrable Securities requested to be included in such registration for the same period as the delay in registering such Other Securities, but, in either such case, without prejudice to the rights of the Holders under Section 2;
(b)    %4 if the registration referred to in the first sentence of this Section 3 is to be a registration in connection with an underwritten offering on behalf of any of the Company, holders of securities (other than Registrable Securities) of the Company (“Other Holders”) or Holders of Registrable Securities, and the managing underwriter for such offering advises the Company in writing that, in such firm’s opinion, such offering would be materially and adversely affected by the inclusion therein of Registrable Securities requested to be included therein pursuant to this Section 3 because such Registrable Securities are not of the same type, class or series as the securities to be offered and sold in such offering on behalf of the Company, the Other Holders and/or the Holders of Registrable Securities, the Company may exclude all such Registrable Securities requested to be included therein pursuant to this Section 3 from such offering;
(i)if the registration referred to in the first sentence of this Section 3 is to be a registration in connection with an underwritten primary offering on behalf of the Company, and the managing underwriter for such offering advises the Company in writing that, in such firm’s opinion, such offering would be materially and adversely affected by the inclusion therein of the Holder’s Registrable Securities requested to be included therein pursuant to this Section 3 because the number or principal amount of such Registrable Securities, considered together with the number or principal amount of securities proposed to be offered by the Company, exceeds the Maximum Marketable Amount, the Company shall include in such registration (1) first, all securities the Company proposes to sell for its own account (“Company Securities”); (2) second, the number or principal amount of Registrable Securities requested to be included therein pursuant to this Section 3 included in such registration (allocated among the Holders in accordance with the agreement of the Holders with respect thereto as provided in Section 11(a)); and (3) third, the number or principal amount of securities, if any, requested to be included therein by Other Holders (in excess of the number or principal amount of Company Securities and such Registrable Securities) which, in the opinion of such underwriter, can be so sold without materially and adversely affecting such offering (allocated pro rata among such Other Holders on the basis of the number or principal amount) of the securities requested to be included therein by each such Other Holder); and
(ii)if the registration referred to in the first sentence of this Section 3 is to be a registration in connection with an underwritten secondary offering on behalf of Other Holders made pursuant to demand registration rights granted by the Company to such Other Holders or on behalf of a Holder of Registrable Securities made pursuant to Section 2 of this Agreement (the “Initiating Holders”), and the managing underwriter for such offering advises the Company in writing that, in such firm’s opinion, such offering would be materially and adversely affected by the inclusion therein of the Holder’s Registrable Securities requested to be included therein pursuant to this Section 3 because the number or principal amount of such Registrable Securities, considered together with the number or principal amount of securities proposed to be offered by the Initiating Holders, exceeds the Maximum Marketable Amount, the Company shall include in such registration: (1) first, all securities any such Initiating Holder proposes to sell for its own account (the “Initiating Holder Securities”); (2) second, the number or principal amount of such Registrable Securities (in excess of the number or principal amount of Initiating Holder Securities) which, in the opinion of such underwriter, can be sold without materially and adversely affecting such offering (allocated among the Holders in accordance with the agreement of the Holders with respect thereto as provided in Section 11(a)); and (3) third, the number or principal amount of securities, if any, requested to be included therein by (x) Other Holders to which clause (1) does not apply or (y) the Company (in excess of the number or principal amount of Initiating Holder Securities and such Registrable Securities) which, in the opinion of such underwriter, can be so sold without materially and adversely affecting such offering (allocated among such Other Holders and the Company on the basis of the number or principal amount of the securities requested to be included therein by each such Other Holder or the Company; and
(c)    the Company shall not be required to effect any registration of Registrable Securities under this Section 3 in any (i) registration statement on Form F-4 or S-8 (or such other similar successor forms then in effect under the Securities Act) or any other registration of any of its equity securities to be issued solely in connection with the Company’s acquisition of an entity or business in a transaction governed by Rule 145 promulgated under the Securities Act, (ii) registration of securities solely relating to an offering and sale to employees, directors or consultants of the Company or its subsidiaries pursuant to any employee stock plan or other employee benefit plan arrangement, (iii) registration not otherwise covered by clause (i) above pursuant to which the Company is offering to exchange its own securities for other securities, (iv) registration statement relating solely to dividend reinvestment or similar plans or (v) a shelf registration statement pursuant to which only the initial purchasers and subsequent transferees of debt securities of the Company or any of its subsidiaries that are convertible or exchangeable for Common Stock and that are initially issued pursuant to Rule 144A and/or Regulation S (or any successor provisions) of the Securities Act may resell such notes and sell the Common Stock into which such notes may be converted or exchanged;
(d)    each Holder shall have the right to withdraw such Holder’s request for inclusion of its Registrable Securities in any underwritten public offering pursuant to this Section 3 at any time prior to the execution of an underwriting agreement with respect thereto by giving written notice to the Company of such Holder’s request to withdraw and, subject to the preceding clause, each Holder shall be permitted to withdraw all or part of such Holder’s Registrable Securities from a registration pursuant to this Section 3 at any time prior to the effective date thereof; and
(e)    no registration of Registrable Securities effected under this Section 3 shall relieve the Company of its obligation to effect any registration of Registrable Securities required of the Company pursuant to Section 2 hereof.
4.Expenses. The Company agrees to pay all Registration Expenses with respect to a registration pursuant to this Agreement. All internal and other expenses of the Company or a Holder in connection with any offering pursuant to this Agreement, including, without limitation, the salaries and expenses of officers and employees, including in-house attorneys, shall be borne by the party incurring them. All Selling Expenses of the Holders participating in any registration pursuant to this Agreement shall be borne by such Holders pro rata based on each Holder’s number of Registrable Securities included in such registration.
5.Registration and Qualification. If and whenever the Company is required to use its reasonable best efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Section 2 or 3 hereof, the Company, shall:
(a)    prepare and file a registration statement under the Securities Act relating to the Registrable Securities to be offered as soon as practicable, but in no event later than 45 days (60 days if the applicable registration form is other than Form F-3 or Form S-3) after the date notice is given, and use its reasonable best efforts to cause the same to become effective as soon as practicable thereafter, but in no event later than 135 days after the date notice is given (150 days if the applicable registration form is other than Form F-3 or Form S-3); provided that, a reasonable time before filing a registration statement or prospectus, or any amendments or supplements thereto (other than reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder), the Company will furnish to the Holders and their counsel and other representatives (including underwriters) for review and comment, copies of all documents proposed to be filed; and provided further, that if a Holder so requests (i) it and its counsel and other representatives (including underwriters) may participate in the drafting and preparation of such registration statement and prospectus and (ii) such information as it believes may be beneficial to be included in the registration statement and prospectus for marketing purposes shall be included therein so long as disclosure of such information is in compliance with applicable law;
(b)    prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective with respect to the disposition of all Registrable Securities included therein and to otherwise comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities included therein until the earlier of (i) such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition set forth in such registration statement and (ii) the expiration of nine months (three years if the registration statement is a Form F-3 or Form S-3) after such registration statement becomes effective; provided, that such nine-month period shall be extended for such number of days that equals the number of days elapsing from (A) the date the written notice contemplated by paragraph (g) below is given by the Company to (B) the date on which the Company delivers to the Holders of Registrable Securities the supplement or amendment contemplated by paragraph (g) below;
(c)    furnish to the Holders and to any underwriter of such Registrable Securities such number of conformed copies of such registration statement and of each amendment thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus) and of each supplement thereto, and of each free writing prospectus (as defined in Rule 405 under the Securities Act), in conformity with the requirements of the Securities Act, and such other documents, as the Holders or such underwriter may reasonably request in order to facilitate the public sale of the Registrable Securities, and a copy of any and all transmittal letters or other correspondence to, or received from, the SEC or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering;
(d)    use its reasonable best efforts to register or qualify all Registrable Securities covered by such registration statement under the securities or blue sky laws of such jurisdictions (domestic or foreign) as the Holders or any underwriter of such Registrable Securities shall reasonably request, and use its reasonable best efforts to obtain all appropriate registrations, permits and consents required in connection therewith, and do any and all other acts and things which may be necessary or advisable to enable the Holders or any such underwriter to consummate the disposition in such jurisdictions of its Registrable Securities covered by such registration statement; provided that the Company shall not for any such purpose be required to register or qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, or to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction;
(e)    (i) use its best efforts to furnish one or more opinions of counsel for the Company addressed to the underwriters and each Holder of Registrable Securities included in such registration (each a “Selling Holder”) dated the date of any closing under the underwriting agreement (if any) (or if such offering is not underwritten, dated the effective date of the registration statement), and (ii) use its best efforts to furnish one or more “comfort” letters addressed to the underwriters and each Selling Holder, if permissible under applicable accounting practices, and signed by the independent public accountants who have audited the Company’s financial statements included in such registration statement (or any financial statements of an acquired business or any other financial statements included in such registration statement), in each such case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to underwriters in underwritten public offerings of securities and such other matters as the Selling Holders may reasonably request and, in the case of such accountants’ letters, with respect to events subsequent to the date of such financial statements;
(f)    immediately notify the Selling Holders in writing (i) at any time when a prospectus relating to a registration pursuant to Section 2 or 3 hereof is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) of any request by the SEC or any other regulatory body or other body having jurisdiction for any amendment of or supplement to any registration statement or other document relating to such offering, and (iii) of the issuance by the SEC of any stop order suspending the effectiveness of any registration statement relating to such offering or the initiation of proceedings for that purpose and in any such case (i), (ii) or (iii) at the request of the Selling Holders, promptly prepare and furnish to the Selling Holders a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, to comply with such request by the SEC or any other regulatory authority or to remove such stop order;
(g)    use its reasonable best efforts to list all such Registrable Securities covered by such registration on each securities exchange and inter-dealer quotation system on which the Common Shares is then listed and, if the Registrable Securities are a class of Common Shares that is not then so listed, then to list such securities on a securities exchange or inter-dealer quotation system selected by the holders of at least a majority of such Registrable Securities;
(h)    use its reasonable best efforts to list all Registrable Securities covered by such registration statement on any securities exchange or inter-dealer quotation system (in each case, domestic or foreign) not described in paragraph (g) above as the Selling Holders or any underwriter of such Registrable Securities shall request, and use its reasonable best efforts to obtain all appropriate registrations, permits and consents required in connection therewith, and to do any and all other acts and things which may be necessary or advisable to effect such listing;
(i)    to the extent reasonably requested by the lead or managing underwriters in connection with any underwritten offering, send appropriate officers of the Company to participate in any “road shows” and other customary marketing activities in connection with any such registration;
(j)    use its reasonable best efforts to comply with all applicable rules of the SEC and to make available to its security holders, as soon as reasonably practicable (but not more than one hundred and twenty (120) days after the end of the twelve-month period beginning with the effective date of the registration statement), an earnings statement which shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;
(k)    without limiting Section 5(e) above, use its reasonable best efforts to cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the holders of such Registrable Securities to consummate the disposition of such Registrable Securities in accordance with their intended method of distribution thereof;
(l)    without limiting the generality of any other provision of this Agreement, permit any Holder of Registrable Securities which Holder, in its reasonable judgment, might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such Registration Statement and to require the insertion therein of language, furnished to the Company in writing, which in the reasonable judgment of such Holder and its counsel should be included; provided however that such language shall be removed if objected to by the Staff of the Securities and Exchange Commission; and
(m)    otherwise use its reasonable best efforts to take all other steps necessary to effect the registration of such Registrable Securities contemplated hereby.
The Company may require each Selling Holder to furnish the Company with such information regarding such Selling Holder and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Company may from time to time reasonably request.
6.    [intentionally left blank] .
7.    Underwriting; Due Diligence.
(a)    If requested by the underwriters for any underwritten offering of Registrable Securities pursuant to a registration requested under this Agreement, the Company shall enter into an underwriting agreement with such underwriters for such offering, such agreement to contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnities and contribution substantially to the effect and to the extent provided in Section 8 hereof and the provision of opinions of counsel and accountants’ letters to the effect and to the extent provided in Section 5(f) hereof and customary lock-up agreements. The Selling Holders on whose behalf the Registrable Securities are to be distributed by such underwriters shall be parties to any such underwriting agreement. Such underwriting agreement shall also contain such representations and warranties by the Selling Holders on whose behalf the Registrable Securities are to be distributed as are customarily contained in underwriting agreements with respect to secondary distributions (provided, for the sake of clarity, that such representations and warranties shall not include any representations and warranties other than those regarding such Selling Holder, such Selling Holder’s ownership of Registrable Securities to be sold in the offering and such Selling Holder’s intended method of distribution). The Selling Holders may require that any additional securities included in an offering proposed by a Holder be included on the same terms and conditions as the Registrable Securities that are included therein.
(b)    In the event that any registration pursuant to Section 3 shall involve, in whole or in part, an underwritten offering, the Company may require the Registrable Securities requested to be registered pursuant to Section 3 to be included in such underwritten offering on the same terms and conditions as shall be applicable to the other securities being sold through underwriters under such registration. If requested by the underwriters for such underwritten offering, the Selling Holders on whose behalf the Registrable Securities are to be distributed shall enter into an underwriting agreement with such underwriters, such agreement to contain such representations and warranties by the Selling Holders (provided, for the sake of clarity, that such representations and warranties shall not include any representations and warranties other than those regarding such Selling Holder, such Selling Holder’s ownership of Registrable Securities to be sold in the offering and such Selling Holder’s intended method of distribution) and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnities and contribution substantially to the effect and to the extent provided in Section 8 hereof and customary lock-up agreements.
(c)    In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act, the Company shall give the Holders of such Registrable Securities and the Underwriters, if any, and their respective counsel and accountants, such reasonable and customary access to its books and records and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified the Company’s financial statements as shall be necessary, in the opinion of such Holders and such underwriters or their respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.
8.    Indemnification and Contribution.
(a)    In the case of each offering of Registrable Securities made pursuant to this Agreement, the Company agrees to indemnify and hold harmless each Holder, its officers and directors, each underwriter of Registrable Securities so offered and each person, if any, who controls any of the foregoing persons within the meaning of the Securities Act, from and against any and all claims, liabilities, losses, damages, expenses and judgments, joint or several, to which they or any of them may become subject, under the Securities Act or otherwise, including any amount paid in settlement of any litigation commenced or threatened, and shall promptly reimburse them, as and when incurred, for any reasonable legal or other expenses incurred by them in connection with investigating any claims and defending any actions, insofar as such losses, claims, damages, liabilities or actions shall arise out of, or shall be based upon, any untrue statement or alleged untrue statement of a material fact contained in the registration statement (or in any preliminary or final prospectus included therein) or any free writing prospectus (as defined in Rule 405 promulgated under the Securities Act) or any amendment or supplement thereto, or in any document incorporated by reference therein, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company shall not be liable to a particular Holder in any such case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement, or any omission, if such statement or omission shall have been made in reliance upon and in conformity with information relating to such Holder furnished to the Company in writing by or on behalf of such Holder and identified in such writing as being specifically for use in the preparation of the registration statement (or in any preliminary or final prospectus included therein) or any free writing prospectus (as defined in Rule 405 promulgated under the Securities Act) or any amendment or supplement thereto. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of a Holder and shall survive the transfer of such securities. The foregoing indemnity agreement is in addition to any liability which the Company may otherwise have to each Holder, any of such Holder’s directors or officers, underwriters of the Registrable Securities or any controlling person of the foregoing; provided, further, that this indemnity does not apply in favor of any underwriter or person controlling an underwriter (or, if a Selling Holder offers Registrable Securities directly without an underwriter, the Selling Holder) to the extent that any loss, liability, claim, damage or expense arises out of or is (i) based upon any untrue statement or alleged untrue statement or omission or alleged omission in the registration statement (or in any preliminary or final prospectus included therein) or any free writing prospectus (as defined in Rule 405 promulgated under the Securities Act) that has been corrected in a subsequent applicable filing with the SEC but such underwriter or person controlling the underwriter (or the Selling Holder, if the Selling Holder offered the Registrable Securities directly without an underwriter) nonetheless failed to provide such corrected filing to the person asserting such loss, claim, damage, liability or action at or prior to the written confirmation of the sale of the Registrable Securities as required by the Securities Act or (ii) the gross negligence or willful misconduct of the underwriter or person controlling the underwriter (or, if a Selling Holder offers Registrable Securities directly without an underwriter, the Selling Holder).
(b)    In the case of each offering made pursuant to this Agreement, each Holder of Registrable Securities included in such offering, by exercising its registration rights hereunder, agrees to indemnify and hold harmless the Company, its officers and directors and each person, if any, who controls any of the foregoing within the meaning of the Securities Act (and if requested by the underwriters, each underwriter who participates in the offering and each person, if any, who controls any such underwriter within the meaning of the Securities Act), from and against any and all claims, liabilities, losses, damages, expenses and judgments, joint or several, to which they or any of them may become subject, under the Securities Act or otherwise, including any amount paid in settlement of any litigation commenced or threatened, and shall promptly reimburse them, as and when incurred, for any legal or other expenses incurred by them in connection with investigating any claim and defending any actions, insofar as any such losses, claims, damages, liabilities or actions shall arise out of, or shall be based upon, any untrue statement or alleged untrue statement of a material fact contained in the registration statement (or in any preliminary or final prospectus included therein) or any free writing prospectus (as defined in Rule 405 promulgated under the Securities Act) or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but in each case only to the extent that such untrue statement of a material fact is contained in, or such material fact is omitted from, information relating to such Holder furnished in writing to the Company by or on behalf of such Holder and identified in such writing as being specifically for use in the preparation of such registration statement (or in any preliminary or final prospectus included therein) or any free writing prospectus (as defined in Rule 405 promulgated under the Securities Act). The foregoing indemnity is in addition to any liability which such Holder may otherwise have to the Company, any of its directors or officers, underwriters who participate in the offering or any controlling person of the foregoing; provided, however, that this indemnity does not apply in favor of any underwriter or person controlling an underwriter (or, if the Company offers Registrable Securities directly without an underwriter, the Company) to the extent that any loss, liability, claim, damage or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission in the registration statement (or in any preliminary or final prospectus included therein) or any free writing prospectus (as defined in Rule 405 promulgated under the Securities Act) that has been corrected in a subsequent applicable filing with the SEC but such underwriter or person controlling the underwriter (or the Company, if the Company offered the Registrable Securities directly without an underwriter) nonetheless failed to provide such corrected filing to the person asserting such loss, claim, damage, liability or action at or prior to the written confirmation of the sale of the Registrable Securities as required by the Securities Act.
(c)    Each party indemnified under Paragraph (a) or (b) of this Section 8 shall, promptly after receipt of notice of any claim or the commencement of any action against such indemnified party in respect of which indemnity may be sought, notify the indemnifying party in writing of the claim or the commencement thereof; provided that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to an indemnified party on account of the indemnity agreement contained in paragraph (a) or (b) of this Section 8, except to the extent the indemnifying party was materially prejudiced by such failure, and in no event shall relieve the indemnifying party from any other liability which it may have to such indemnified party. If any such claim or action shall be brought against an indemnified party, and such indemnified party notifies the indemnifying party thereof, the indemnifying party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party, if each indemnifying party confirms in writing to the indemnified party that such indemnifying party has the obligation to indemnify the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 8 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided that each indemnified party, its officers and directors, if any, and each person, if any, who controls such indemnified party within the meaning of the Securities Act, shall have the right to employ separate counsel reasonably approved by the indemnifying party to represent them if the named parties to any action (including any impleaded parties) include both such indemnified party and an indemnifying party or an Affiliate of an indemnifying party, and such indemnified party shall have been advised by counsel that a conflict may exist between such indemnified party and such indemnifying party or such Affiliate that makes representation by the same counsel inadvisable, or if the indemnified party has concluded that there may be one or more legal or equitable defenses available to such indemnified party which are additional to or in conflict with those available to the indemnifying party, or such claim or action seeks an injunction or equitable relief against an indemnified party or involves actual or alleged criminal activity, or such claim or action involves or could have an effect upon matters beyond the scope of the indemnity provided herein, and in any such case the fees and expenses of one such separate counsel for all such indemnified parties shall be paid by the indemnifying party. An indemnified party will not enter into any settlement agreement which is not approved by the indemnifying party, such approval not to be unreasonably withheld, delayed or conditioned. The indemnifying party may not agree to any settlement of any such claim or action which (i) provides for any remedy or relief other than monetary damages for which the indemnifying party shall be responsible hereunder or (ii) does not include as an unconditional term thereof the delivery by each claimant or plaintiff to each indemnified party a written full and unconditional release from all liability in respect of such claim or action, without the prior written consent of the indemnified party. In any action hereunder as to which the indemnifying party has assumed the defense thereof with counsel reasonably satisfactory to the indemnified party, the indemnified party shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but, except as set forth above, the indemnifying party shall not be obligated hereunder to reimburse the indemnified party for the costs thereof.
(d)    If the indemnification provided for in this Section 8 shall for any reason be unavailable to or insufficient to hold harmless an indemnified party in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to herein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, in such proportion as shall be appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information related to and supplied by the indemnifying party on the one hand or the indemnified party on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission, but not by reference to any indemnified party’s stock ownership in the Company. In no event, however, shall a Holder be required to contribute in excess of the amount of the net proceeds received by such Holder in connection with the sale of Registrable Securities in the offering which is the subject of such loss, claim, damage or liability. The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this paragraph shall be deemed to include, for purposes of this paragraph, any legal or other expenses reasonably incurred by such indemnifying party in connection with investigating, preparing to defend or defending any such action or claim or appearing as a third party witness with respect thereto. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
9.    Rule 144/Form F-3 or Form S-3. The Company shall take such measures and file such information, documents and reports as shall be required by the SEC as a condition to the availability of Rule 144 (or any successor provision). The Company shall use its reasonable best efforts to cause all conditions to the availability of Form F-3 or Form S-3 (or any successor form thereto) under the Securities Act for the filing of registration statements under this Agreement to be met (except for conditions that relate to the number of securities of the Company owned by non-affiliates of the Company).
10.    Holdback.
(a)    Each Holder agrees, if so required by the managing underwriter of any offering of equity securities by the Company and provided that the Company and each of its executive officers and directors enter into similar agreements, not to sell, make any short sale of, loan, grant any option for the purchase of, effect any public sale or distribution of or otherwise dispose of any Registrable Securities owned by such Holder, during the 7 days prior to and the 90 days after the registration statement relating to such offering has become effective (or such shorter period as may be required by the underwriter), except as part of such underwritten offering. Notwithstanding the foregoing sentence, each Holder subject to the foregoing sentence shall be entitled at any time to (i) deliver shares of Common Shares or other securities upon the exercise of an option or warrant or the conversion or exchange of a security outstanding on such date, (ii) sell any Registrable Securities acquired in open market transactions after the completion of such underwritten offering, (iii) sell any Registrable Securities in a transaction in which the purchaser agrees to be bound by the restrictions contained in the foregoing sentence and (iv) in the case of a Holder or its Affiliates, effect any distribution of shares of Common Shares to the holders of its shares by means of a distribution or exchange offer in a transaction intended to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code, as amended, or any corresponding provision of any successor statute. The Company may legend and may impose stop transfer instructions on any certificate evidencing Registrable Securities relating to the restrictions provided for in this Section 10. The Holders shall not be subject to the restrictions set forth in this Section 10(a) for longer than 97 days during any 12-month period and a Holder shall no longer be subject to such restrictions at such time as such Holder together with its Affiliates shall own less than 5% of the then outstanding shares of Common Shares on a fully-diluted basis. Notwithstanding anything to the contrary in this Section 10, each Holder of Registrable Securities shall be released, pro rata, from any agreement entered into pursuant to this Section 10 in the event and to the extent that the managing underwriter or the Company permit any discretionary waiver or termination of the restrictions in any such agreement pertaining to any officer, director or other holder of shares of Common Shares subject to such an agreement.
(b)    The Company agrees, if so required by the managing underwriter of any offering of Registrable Securities, not to sell, make any short sale of, loan, grant any option for the purchase of, effect any public sale or distribution of or otherwise dispose of any of its equity securities during the 30 days prior to and the 90 days after any underwritten registration pursuant to Section 2 or 3 hereof has become effective, except as part of such underwritten registration. Notwithstanding the foregoing sentence, the Company shall be entitled to (i) issue shares of Common Shares or other securities upon the exercise of an option or warrant, the settlement of any securities pursuant to employee benefit plans or the conversion or exchange of a security outstanding on such date, (ii) grant shares of Common Shares or other securities pursuant to employee benefit plans in effect on such date and (iii) sell shares of Common Shares or other securities in a transaction in which the purchaser agrees to be bound by the restrictions contained in the preceding paragraph. The Company shall use its reasonable best efforts to obtain and enforce similar agreements from any other Persons (other than the Holders, to which Section 10(a) applies) if requested by the managing underwriter of such offering.
11.    Transfer of Registration Rights.
(a)    A Holder may, subject to the terms of the shareholders’ agreement between Seadrill and Rosneft, transfer all or any portion of its rights under this Agreement to any transferee of a number of Registrable Securities that represents (assuming the conversion, exchange or exercise of all Registrable Securities so transferred that are convertible into or exercisable or exchangeable for the Company’s Common Shares) at least 5% of the then issued and outstanding Common Shares of the Company (each, a “Permitted Transferee”). Any Holder electing to transfer registration rights pursuant to this Section shall provide the Company with written notice promptly following such Holder’s execution of a binding agreement to transfer Registrable Securities. Such notice shall state the name and address of any Permitted Transferee and identify the number and/or aggregate principal amount of Registrable Securities with respect to which the rights under this Agreement are being transferred and the scope of the rights so transferred. In connection with any such transfer, the term “Holder” as used in this Agreement (other than in Sections 2(a)(ii) and 5(a)) shall, where appropriate to assign the rights and obligations hereunder to such Permitted Transferee, be deemed to refer to the Permitted Transferee of such Registrable Securities. Holders and any Permitted Transferees may exercise the registration rights hereunder in such priority, as among themselves, as they shall agree among themselves, and the Company shall observe any such agreements of which it shall have notice as provided above.
(b)    After any such transfer, the transferring Holder shall retain its rights under this Agreement with respect to all other Registrable Securities owned by such transferring Holder.
(c)    Upon the request of the transferring Holder, the Company shall execute an agreement with a Permitted Transferee substantially similar to this Agreement.
12.    Miscellaneous.
(a)    Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party who is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.
(b)    Severability. If any term or other provision of this Agreement is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.
(c)    Further Assurances. Subject to the specific terms of this Agreement, each of the parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.
(d)    Failure or Indulgence not Waiver; Remedies Cumulative. No failure or delay on the part of either party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
(e)    Entire Agreement. This Agreement, together with the Framework Agreement, contains the final and complete understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties, whether written or oral, with respect to the subject matter hereof. Notwithstanding the foregoing, in the event of any conflict between the terms and provisions of this Agreement and those of the Framework Agreement, the terms of this Agreement shall control.
(f)    No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties and their respective Subsidiaries and is not intended to confer upon any other Person except the parties and their respective Subsidiaries any rights or remedies hereunder, and except for (i) any indemnified person under Section 8 and (ii) any Permitted Transferee.
(g)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.
(h)    Termination. The right of any Holder to request registration or inclusion in any registration pursuant to this Agreement shall terminate on such date as all Registrable Securities held or entitled to be held upon conversion by such Holder and its Affiliates may immediately be sold under Rule 144 during any ninety (90) day period.
(i)    Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties.
(j)    Notices. Unless expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given (i) when personally delivered or (ii) if sent by registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter refused by the addressee or its agent or (iii) if sent by overnight courier which delivers only upon the signed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent or (iv) if sent by facsimile or other generally accepted means of electronic transmission, on the date confirmation of transmission is received (provided that a copy of any notice delivered pursuant to this clause (iv) shall also be sent pursuant to clause (ii) or (iii)), addressed as follows or sent by facsimile to the following number (or to such other address or facsimile number for a party as it shall have specified by like notice):
(i)    if to the Company, to
Name:        North Atlantic Management AS
Address:    Løkkeveien 107, 4001 Stavanger, Norway
Email:        alf.ragnar.lovdal@seadrill.com
(ii)    if to a Holder of Registrable Securities, to the name and address as the same appear in the security transfer books of the Company, or to such other address as either party (or other Holders of Registrable Securities) may, from time to time, designate in a written notice in a like manner.

(k)    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.
(l)    Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties and their respective legal representatives and successors. Except as specifically provided herein, and except that each Holder may assign any or all of its rights, interests and obligations hereunder to an Affiliate of such Holder, provided that any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein, this Agreement may not be assigned by either party.
(m)    Preservation of Rights. The Company shall not hereafter grant any rights to any person to register securities of the Company, which are more favorable than, or would be inconsistent or conflict with, the rights granted to the Holders of the Registrable Securities under this Agreement. Without limiting the generality of the foregoing, the Company shall not hereafter grant to any person demand registration rights permitting it to exclude the Holders from including Registrable Securities in a registration on behalf of such person on a basis more favorable than that set forth in Section 2(d) hereof with respect to the Holders.
(n)    Resolution of Disputes. If a dispute, claim or controversy results from or arises out of or in connection with this Agreement, the parties agree to use the procedures set forth in Clause 34 of the Framework Agreement, in lieu of other available remedies, to resolve the same.
(o)    Construction. This Agreement shall be construed as if jointly drafted by the parties and, except as set forth in this Section 12(o), no rule of construction or strict interpretation shall be applied against any party. The paragraph headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement.
[the remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be duly executed by their authorized representative as of the date first written above.

NORTH ATLANTIC DRILLING LTD.

By:
Name:
Title:

SEADRILL LIMITED

By:
Name:
Title:

ROSNEFT OIL COMPANY

By:
Name:
Title:

Schedule 13
(TSA Provisions)

1.	Services

1.1
Rosneft (the “Provider”) shall provide or procure the provision of (i) the Transitional Services; (ii) the Turnkey Services and Turnkey Materials; and (iii) the Operational Services and Operational Materials (together, the “Services” and the “Materials”, respectively) to NADL (the “Recipient”) or such members of the Recipient’s Group as the Recipient may direct.

2.	Term
Transitional Services

2.14
The Provider shall provide or procure the provision of the Transitional Services for a period of 24 months from Completion (or for such other period as may be agreed between the Provider and the Recipient).

2.15
The Recipient may notify the Provider at any time during the 24 month period that certain Transitional Services (or certain components of a Transitional Service) are no longer required (the “Redundant Services”). Within 20 days of receipt of such notification, the Provider shall notify the Recipient (the “Increase Notice”) of any actual increase in the cost the Provider will incur (the “Actual Cost Increase”) as a result of the termination of the Redundant Services (the “Related Services”), and any adverse impact that it envisages on its ability to perform the Related Services (an “Adverse Impact”) as a result of the Redundant Services being terminated, and shall provide such information and evidence as the Recipient may reasonably require to evidence such increase and impact. The Provider shall use reasonable endeavours to mitigate the Actual Cost Increase as a result of the termination of the Redundant Services.

2.16
If the Recipient wishes to terminate the Redundant Services it may do so on 30 days’ written notice from the date on which the Increase Notice is required to be served under Paragraph 2.2, whereupon the Provider shall cease to provide or procure the provision of the Redundant Services and its charges shall be reduced accordingly. However, the Provider shall be entitled to increase its charges for the Related Services by the amount of the Actual Cost Increase (provided this shall not be more than the amount notified in the Increase Notice) plus such amount (not being greater than 5% of the Actual Cost Increase) as shall be necessary to comply with Russian transfer pricing regulations. The Provider shall not be liable to the Recipient for any Adverse Impact on the Related Services that results from termination of the Redundant Services.

Operational Services and Materials

2.17
The Provider shall provide or procure the provision of the Operational Services and Operational Materials in relation to each Onshore Drilling Contract for such period as the relevant Onshore Drilling Contracts remains in effect or, if shorter, for a period of 5 (five) years from the Completion Date.

2.18
The provisions of Paragraphs 2.2 and 2.3 above shall apply, mutatis mutandis, in relation to any Operational Services or Operational Materials (or components thereof) that the Recipient no longer requires during the period in which Operational Services or Operational Materials are being provided.

Turnkey Services and Materials

2.19
The Provider shall provide or procure the provision of the relevant Turnkey Services and Turnkey Materials in relation to each Turnkey Contract (in addition to the Operational Services and Operational Materials) for such period as the relevant contract remains a Turnkey Contract for the purposes of this Schedule.

2.20
The provisions of Paragraphs 2.2 and 2.3 above shall apply, mutatis mutandis, in relation to any Turnkey Services or Turnkey Materials (or components thereof) that the Recipient no longer requires during the period in which Turnkey Services or Turnkey Materials are being provided.

3.	Service Levels

3.16	The Provider shall procure that the Services and Materials are provided with all reasonable skill and care on the terms and conditions set out in this Schedule and in the SLAs.

3.17
In the event of any conflict between this Schedule and the SLAs, including as to the term of any such arrangements, this Schedule shall prevail. The Provider and the Recipient respectively shall procure that members of the Retained Group and members of the Recipient’s Group give effect to the terms of this Schedule. The Provider shall procure that the Services and Materials shall be provided under this Schedule and (subject to the previous sentence) on the terms set out in the SLAs for the periods referred to in Paragraph 2 above notwithstanding the earlier expiry of any of the SLAs provided that if the Recipient’s Group is in material breach of its obligations under an SLA and such breach has not been remedied within a reasonable period of time, then the Provider shall be entitled to terminate the relevant SLA in accordance with its terms and shall not be liable to the Recipient as a result of such termination.

3.18
The Provider may amend some or all of the SLAs between the date of this Agreement and Completion in order to incorporate into such SLAs the terms of this Schedule, but shall not otherwise amend or terminate any SLA without the Recipient’s prior written consent.

3.19
If either the Provider or the Recipient can establish prior to Completion to the reasonable satisfaction of the other that the historic performance of the Retained Group under any SLA has been consistently higher or consistently lower than the standard required under the relevant SLA, the Provider and the Recipient shall discuss in good faith and make appropriate amendments to the relevant SLA to reflect the higher or lower historic standard of performance, PROVIDED THAT no such amendments shall be made to the extent they could reasonably be expected to compromise the Recipient’s Group’s ability to perform its contractual obligations under the Onshore Drilling Contracts or Turnkey Contracts or comply with applicable Russian law. The Provider shall, upon reasonable notice and subject to the receipt of such undertakings as to confidentiality as the Provider shall reasonably require, provide the Recipient with such information and access to books, records and employees of the Retained Group as the Recipient may reasonably request for the purpose of assessing historic performance levels and any differences between those levels and the standard of performance required under the SLAs provided that the provision of such information and access shall not cause undue disruption to the Provider’s business and activities.

3.20
The Provider and the Recipient agree that, to the extent that the Provider and the Recipient agree to make any changes to the Services and Materials and the terms on which they will be provided in accordance with this Schedule, the Recipient and the Provider shall procure that the SLAs shall be amended in order to incorporate into such SLAs any such changes.

4.	Third Party Consents

4.12
The Provider shall promptly obtain from Third Party Providers (in each case, to the extent not already obtained) and shall maintain such consents, licences, permits and approvals as are required by the Provider under the Third Party Contracts for the performance of its obligations set out in this Schedule and to permit the Recipient to obtain the full benefit of the Services and Materials (the “Provider Third Party Consents”).

4.13	The Recipient shall provide all such reasonable assistance in obtaining the Provider Third Party Consents as the Provider may reasonably request from time to time.

4.14	The costs of obtaining and maintaining any Provider Third Party Consents shall be borne by the Provider.

5.	Fees
Transitional Services

5.35
The fees payable by the Recipient for the Transitional Services shall be: (i) during the period of up to 18 months from Completion, on the same terms as prevailed during the 12 months prior to the Signing Date, provided that the such fees shall increase in line with the annual level of cost inflation permitted under clause 5.1, Section 4 of the Onshore Drilling Contracts and shall be adjusted to the extent necessary to comply with the Russian transfer pricing regulations but shall not, in any event, be greater than the actual cost to the Provider plus 5%; and (ii) during the period from 18 months up to 24 months from Completion, an amount equal to the actual cost to the Provider of providing the relevant services plus 7%.

Operational Services and Materials

5.36
The Operational Services and the Operational Materials shall be provided on the same basis and under the same terms and conditions as regards fees and charges which applied in respect of the provision of those services pursuant to the SLAs in the 12 months prior to the Signing Date provided that such fees, charges or underlying costs for the Operational Services or Operational Materials (or any component thereof) after 31 December 2013 shall increase in line with the annual level of cost inflation permitted under clause 5.1, Section 4 of the Onshore Drilling Contracts.

Turnkey Services and Materials

5.37
The Turnkey Services and the Turnkey Materials shall be provided on the same basis and under the same terms and conditions as regards fees and charges which applied in respect of the provision of those services pursuant to the Turnkey Contracts in the 12 months prior to the Signing Date provided that such fees, charges or underlying costs for the Turnkey Services or Turnkey Materials (or any component thereof) after 31 December 2013 shall increase in line with the annual level of cost inflation permitted under clause 5.1, Section 4 of the Onshore Drilling Contracts.

5.38
Notwithstanding the foregoing provisions of this Paragraph 5, where Services or Materials comprise components that are sourced from outside the Retained Group as at the date of this Agreement, the actual cost of such components shall be recharged to the Recipient on a pass-through basis (subject to the Provider acting in a commercially prudent way), with the intention that the Recipient shall bear a proportionate share of any increase or decrease in the underlying cost.

5.39	The Provider shall be permitted to:

(A)
outsource any components of the Services or Materials which are provided to the Sale Group and are not sourced from outside the Retained Group as at the date of this Agreement with the prior written consent of the Recipient (not to be unreasonably withheld or delayed);

(B)
outsource any components of the Services or Materials which are not provided or outsourced by the Retained Group as at the date of this Agreement (the “New Services”) without the prior consent of the Recipient PROVIDED that:

(i)
Rosneft shall notify NADL in writing promptly upon the outsourcing of such New Services (which notice shall include full details of any such New Services and the terms on which such New Services are provided);

(ii)
no later than three Business Days prior to Completion, NADL shall notify Rosneft in writing whether it wishes such New Services (or any part of them) to be provided to the Sale Group following Completion;

(iii)
if NADL does not serve a notice or notifies Rosneft that it does not wish the New Services (or any part of them) to be provided to the Sale Group following Completion, Rosneft shall terminate the relevant New Services on or before Completion and Rosneft shall ensure that such termination shall not result in any cost implications or any break fees, termination payments, penalties or other similar liabilities for NADL or the Sale Group; and/or

(C)
transfer the provision of any components of the Services or Materials which are provided to the Sale Group and which are outsourced by the Retained Group as at the date of this Agreement to any other provider without the prior consent of the Recipient provided that any such change of provider does not result in a material change in the cost of such components or the quality of the service provided to the Sale Group.

5.40
The Provider shall procure that the allocation or apportionment of underlying costs between the Materials and Services provided to the Recipient’s Group on the one hand, and the other activities and operations to which such costs relate on the other hand, is done on a fair and proportionate basis and that the Recipient’s Group receives a fair and proportionate share of any rebates, refunds, credits or other benefits received by the Retained Group in respect thereof.

6.	Liability

6.19
The maximum aggregate liability of the Provider and any member of the Retained Group arising out of or in connection with any breach of this Schedule in any period from 1 January to 31 December shall be an amount equal to:

(A)	in the case of the Transitional Services, 5 times (5x) the aggregate amount of fees payable by the Recipient Group in respect of such services in such 12 month period;

(B)	in the case of the Operational Services, 5 times (5x) the aggregate amount of fees payable by the Recipient Group in respect of such services in such 12 month period;

(C)	in the case of the Operational Materials, 5 times (5x) the aggregate amount of fees payable by the Recipient Group in respect of such materials in such 12 month period;

(D)	in the case of the Turnkey Services, 5 times (5x) the aggregate amount of fees payable by the Recipient Group in respect of such services in such 12 month period;

(E)	in the case of the Turnkey Materials, 5 times (5x) the aggregate amount of fees payable by the Recipient Group in respect of such materials in such 12 month period;

6.20	The Provider does not exclude or limit its liability for fraud or for death or personal injury caused by its negligence or that of its employees or agents.

6.21
Neither the Recipient nor any member of the Recipient’s Group shall be liable for any breach of the Onshore Drilling Contracts to the extent that such liability is caused by, or attributable to, the Provider’s failure to provide or procure the provision of any of the Services or Materials or by any negligence or default of the Provider or any member of the Provider’s Group or any breach of applicable law (a “Provider Default”) and the Provider shall procure that no member of the Provider’s Group brings any claim against a member of the Recipient’s Group in respect of any loss, liability, cost, claim, matter or event to the extent caused by or attributable to a Provider Default. The Recipient and the Provider agree that liability under the Onshore Drilling Contracts and the SLAs in this regard shall be assessed and determined under the terms of those agreements including the relevant dispute resolution clauses.

7.	Pensions
The Recipient shall take such steps as are necessary to ensure that no adverse changes to the pensions of the employees of the Sale Group occur following Completion, provided that the Provider shall procure prior to Completion that the Company maintains the current pension scheme arrangements of the employees of the Sale Group.

8.	Access and Documentation

8.6
The Provider will, upon reasonable notice (accompanied by full details regarding the nature and reasons for the request) and subject to the receipt of such undertakings as to confidentiality as the Provider shall reasonably require, provide the Recipient (and the Recipient’s professional advisers) with access to books, records and personnel in connection with the provision of the Services and Materials to the extent strictly necessary to enable the Recipient to comply with its regulatory obligations (including any SEC filing requirements).

8.7
The Provider will provide, and procure that members of the Provider’s Group provide, upon reasonable notice (accompanied by full details regarding the nature and reasons for the request) and subject to the receipt of such undertakings as to confidentiality as the Provider shall reasonably require, the Recipient with reasonable supporting documents and access to books, records and personnel in respect of all costs incurred and fees charge in respect of the Services and Materials and the Recipient shall have the right to audit the costs of the Provider and members of the Provider’s Group at its own cost. Save in the case of fraud, any such access or audit shall be limited to matters relating to or arising in the then current calendar year, and the preceding calendar year.

8.8
In order to allow the Recipient to exercise its rights under this Paragraph 8, the Provider shall retain all relevant data for a period of 1 year and thereafter deliver such data to the Recipient who shall be entitled to retain such data for such period as it wishes.

8.9	The Provider shall not be liable to comply with its obligations under Paragraphs 8.1 and/or 8.2 if to do so would cause undue disruption to the Provider’s business and activities.

9.	Transition and Separation

9.9
Within 5 Business Days of the Signing Date, the Provider and the Recipient shall form a committee which shall be tasked with formulating a plan for the separation of the Sale Group from the Retained Group and the later transition of the services covered by this Schedule to the Recipient and the Recipient’s Group (the “Transition and Separation Plan”). Each of the Provider and the Recipient shall use its best endeavours to finalise the Transition and Separation Plan by Completion.

9.10
The Provider and the Recipient will appoint people to act as project leaders and function heads to lead the process of agreeing, implementing and monitoring the operation of the Transition and Separation Plan in the following areas:

Role
Project Leader
IT
Accounting
HR
Security
Banking
Communication
Operations Performance/Excellence
QHSE
Supply Chain
Insurance
Operational Issues
Turnkey Issues

9.11	Relevant employees of the Sale Group will also be co-opted to assist in the process.

9.12
The Transition and Separation Plan will cover: (i) the actions which need to be taken to ensure that the Recipient is able to properly conduct the operations of the Sale Group from Completion, including changes to approval, accounting and other processes and procedures that will need to be implemented from Closing (“Pre-day 1 Actions”); and (ii) the actions which are required to ensure that the Recipient is able to transition off the Transitional Services during the 24 month period following Completion.

9.13	The Provider shall provide such reasonable assistance as the Recipient may require to implement the Pre-day 1 Actions.

9.14
If the Provider and the Recipient cannot reach agreement in respect of any aspect of the Transition and Separation Plan, then either the Provider or the Recipient may refer the matter to the project leaders who shall use all reasonable endeavours to reach an agreement. If the project leaders do not reach agreement within 10 Business Days of the matter being referred to them, the matter shall be referred, in the case of the Provider, to the representative of the Rosneft Group appointed as the Company Representative (as defined in and appointed in accordance with the Onshore Drilling Contracts) and, in the case of the Recipient, to the representative of the Recipient’s Group appointed as the Contractor Representative (as defined in and appointed in accordance with the Onshore Drilling Contracts).

10.	Intellectual Property
To the extent that it is able to do so and for the period from Completion until the earlier of: (i) the termination or expiry of all of the Onshore Drilling Contracts; and (ii) the fifth anniversary of the Completion Date, the Provider grants, and shall procure that each relevant member of the Provider’s Group shall grant, to the Recipient a royalty-free, fully paid-up, non-exclusive licence to use Intellectual Property owned by any member of the Retained Group which has been used by any member of the Sale Group and which relates specifically to the Services and the Materials during the 3 years up to Completion.

11.	Recipient Group Information

11.8
The Provider shall procure that controls and processes are put in place which ensure that the entities and persons providing the Services and/or Materials to the Recipient’s Group only have access to such information relating to the Recipient’s Group as is necessary to be able to provide the relevant Services and/or Materials.

11.9
The Provider shall procure that, subject to Paragraph 11.1 above, no information relating to the Recipient’s Group is disseminated through the Provider’s Group without the prior written consent of the Recipient.

12.	Additional Definitions
In this Schedule:
“Accounting Services” means those accounting services which were provided by the Retained Group to any member of the Sale Group prior to the Signing Date and which are reasonably required by members of the Recipient’s Group following Completion, with one example being the services performed under the RN-Uchet agreement on statutory and tax accounting services dated 17 Dec 2010, with such services including but not limited to services relating to: statutory accounting and tax accounting, statutory and tax reporting to official bodies; accounting; tax administration; organisational matters; preparation of the Completion Accounts; and finance systems;
“Group” means, with respect to:

(i)	the Provider, the Provider, its subsidiaries and subsidiary undertakings from time to time and any other persons controlled by the Provider (but excluding any member of the Sale Group); and

(ii)	the Recipient, the Recipient, its subsidiaries and subsidiary undertakings from time to time and shall include the Sale Group from the Completion Date;
“IT Services” means those IT services which were provided by the Retained Group to any member of the Sale Group prior to the Signing Date and which are reasonably required by members of the Recipient’s Group following Completion, with examples being the services performed under the RN-Inform and RN agreements on IT services, with such services including but not limited to services in Moscow, in branches and in rig operations relating to: IT support (including but not limited to email services, equipment and local infrastructure management); network and internet; satellite services; mobile and fixed line telecommunications and conferencing; software support; consulting services; metrological services; and IP rights transferring;
“Operational Materials” means all of the materials of an operational nature which were provided by the Retained Group to any member of the Sale Group prior to the Signing Date and which are reasonably required by members of the Recipient’s Group in order to perform services under the Onshore Drilling Contracts (other than the Turnkey Contracts) following Completion with such materials including but not limited to those materials relating to: transportation services; maintenance services; fuel; equipment rentals; and real estate and camp rentals;
“Operational Services” means all of the services of an operational nature which were provided by the Retained Group to any member of the Sale Group prior to the Signing Date and which are reasonably required by members of the Recipient’s Group in order to perform services under the Onshore Drilling Contracts (other than the Turnkey Contracts) following Completion with such services including but not limited to: transportation services; maintenance services; fuel; equipment rentals; and real estate and camp rentals;
“SLAs” means the service level agreements under which services and materials equivalent to the Services and the Materials are currently performed and provided by the Retained Group to the Sale Group, including those agreements set out in Folders 1.2.15.4.1, 1.2.15.7.1, 2.2.3.6 and 3.2.5.4 of the Rosneft Data Room;
“Third Party Contract” means any agreement or arrangement entered into between the Provider and a Third Party Provider;
“Third Party Provider” means any third party supplier who is engaged by any member of the Provider’s Group to provide services or materials covered by this Schedule or which are used in connection with the provision of the Services or Materials or the performance of obligations under this Schedule;
“Transitional Services” means those non-operational support services which were provided by the Retained Group to any member of the Sale Group prior to the Signing Date and which are reasonably required by members of the Recipient’s Group following Completion including but not limited to services in respect of the following areas: Accounting Services; banking; communication; IT Services; and security;
“Turnkey Contracts” means those Onshore Drilling Contracts between the Sale Group and the Retained Group which operate on a “turnkey” basis rather than a “day rate” basis, it being recognised that once an Onshore Drilling Contract switches from a “turnkey” basis to a “day rate” basis it will cease to be a “Turnkey Contract” for the purposes of this Schedule, whereupon the Provider will cease to provide Turnkey Contracts and Turnkey Materials in relation to such contract, but will continue to provide Operational Services and Operational Materials;
“Turnkey Materials” means those materials (including but not limited to diesel, lubricants and heating oil but excluding Operational Materials) which were provided by the Retained Group to any member of the Sale Group prior to the Signing Date pursuant to the Turnkey Contracts and which are reasonably required by members of the Recipient’s Group in order to perform services under the Turnkey Contracts following Completion; and
“Turnkey Services” means those services which were provided by the Retained Group to any member of the Sale Group prior to the Signing Date pursuant to the Turnkey Contracts and which are reasonably required by members of the Recipient’s Group in order to perform services under the Turnkey Contracts following Completion, but excluding Operational Services.

IN WITNESS WHEREOF this Agreement has been signed by the parties on the date stated at the beginning of this Agreement.

On behalf of Rosneft Oil Company
Name: K.A. Zielicki
Title: Attorney
Signature: /s/ K.A. Zielicki
On behalf of Seadrill Limited
Name: Tor Troim
Title: Director
Signature: /s/ Tor Troim
On behalf of North Atlantic Drilling Ltd.
Name: Tor Troim
Title: Authorized Signatory
Signature: /s/ Tor Troim
Attachment 1
(Sale Group information)
Part A
(Basic information about the Company)

(1)	Registered number (OGRN)	:	*****
(2)	Date of incorporation	:	*****
(3)	Place of incorporation	:	Russian Federation
(4)	Address of registered office	:	*****
(5)	Company form	:	Limited Liability Company
(6)	Registered charter capital amount	:	*****
(7)	Ownership of participatory interest	:	*****
(8)	Accounting reference date	:	31 December
(9)	Auditors	:	*****
(10)	Tax residence	:	Russian Federation
(11)	Braches and representative offices	:	*****

Part B
(Basic information about the Subsidiaries)
1.    Limited Liability Company Orenburgskaya burovaya kompaniya

(1)	Registered number (OGRN)	:	*****
(2)	Date of incorporation	:	*****
(3)	Place of incorporation	:	Russian Federation
(4)	Address of registered office	:	*****
(5)	Company form	:	Limited Liability Company
(6)	Registered charter capital amount	:	*****
(7)	Ownership of participatory interest	:	*****
(8)	Accounting reference date	:	31 December
(9)	Auditors	:	*****
(10)	Tax residence	:	Russian Federation
(11)	Branches and representative offices	:	*****

2.    OOO OBK-Servis

(1)	Registered number (OGRN)	:	*****
(2)	Date of incorporation	:	*****
(3)	Place of incorporation	:	Russian Federation
(4)	Address of registered office	:	*****
(5)	Company form	:	Limited Liability Company
(6)	Registered charter capital amount	:	*****
(7)	Ownership of participatory interest	:	*****
(8)	Accounting reference date	:	31 December
(9)	Auditors	:	*****
(10)	Tax residence	:	Russian Federation
(11)	Branches and representative offices	:	*****

Attachment 2
(Relevant Properties)
Part A: Relevant Properties of the Company

No.	Object	Identification number	Book value (Rubles)	Depreciation (amortization) (Rubles)	Depreciated cost (Rubles)	Certificate No. and date	Cadastral No.
*****	*****	*****	*****	*****	*****	*****	*****

Part B. Relevant Properties of Orenburg

No.	Object	Identification number	Book value (Rubles)	Depreciation (amortization) (Rubles)	Depreciated cost (Rubles)	Certificate No. and date	Cadastral No.
*****	*****	*****	*****	*****	*****	*****	*****

Attachment 3
(Land Rigs)
PART A
Part A: Land Rigs operated by the Company and Orenburg

No.	Rig Type	Number, works number	Year of manufacture
*****	*****	*****	*****

PART B
Part B: VTB Rigs

No.	Rig Type	Works number	Year of manufacture
*****	*****	*****	*****

Attachment 4
(Basic information about NADL)

1.	Registered number	:	45094
2.	Date of incorporation	:	10 February 2011
3.	Place of incorporation	:	Bermuda
4.	Address of registered office	:	Par-la-Ville Place, 4th Floor, 14 Par-la-Ville Road, Hamilton, HMGX
5.	Class of company	:	Exempted
6.	Authorised share capital (if any)	:	$2 billion
7.	Issued share capital (excluding treasury shares)	:	241,142,651
8.	Treasury shares		2,373,683

Attachment 5
(Key Employees)

No.	Name	Position
Company
*****	*****	*****
Orenburg
*****	*****	*****

Attachment 6
(Company Management Information)

TOTAL
		RUB thousands	USD thousands	Rig data
Description (Russian)	Description (English)

*****	*****	*****	*****

*****	*****	*****	*****

*****	*****	*****	*****

*****	*****	*****	*****

*****	*****			*****
*****	*****			*****

Attachment 7
(VTB Schedule)
Part A
*****
Part B
*****
Part C
*****
Part D
*****
Part E
*****

From:	Rosneft Oil Company Russian Federation 115035 Moscow 26/1 Sofiyskaya embankment

To :	Seadrill Limited Par-la-Ville Place 14 Par-la-ville Road Hamilton HM08 Bermuda
North Atlantic Drilling Ltd.
Par-la-Ville Place
14 Par-la-ville Road
Hamilton HM08
Bermuda
7 November 2014
Dear Sirs

1.
We refer to the framework agreement (the "Framework Agreement") dated 20 August 2014 between Rosneft Oil Company ("Rosneft"), Seadrill Limited ("Seadrill") and North Atlantic Drilling Ltd. ("NADL" and together with Rosneft and Seadrill, the "Parties" and each a "Party") in relation to, inter alia, the issuance by NADL of a certain number of NADL shares to Rosneft in consideration of the transfer by Rosneft to NADL of the 100% participatory interest in limited liability company "RN Burenie" and the issuance by NADL of certain additional NADL shares to Rosneft in consideration of a cash payment.

2.
In this letter, unless the context requires otherwise, terms defined in the Framework Agreement and not otherwise defined herein, shall have the same meanings in this letter. The principles of interpretation in Clause 1 (Interpretation) of the Framework Agreement shall also apply to this letter. References in the Framework Agreement to the “Agreement” and the “Key Agreements” include this letter and the Framework Agreement as amended by the terms of this letter.

3.
In accordance with Clause 25.6 of the Framework Agreement, the Parties have agreed to vary the Framework Agreement on the terms of paragraph 4 of this letter. The provisions of Clauses 23 to 36 of the Framework Agreement shall apply to this letter as though incorporated herein mutatis mutandis.

4.	The Parties agree that the Framework Agreement shall be amended as follows:
Timing

(A)	the definition of the "Long Stop Date" in Clause 1.1 shall be deleted and replaced with:

""Long Stop Date"	means 31 May 2015 (or such other date as the parties shall mutually agree);";

(B)	Clause 10.1 shall be deleted and replaced with:

"10.1
Completion shall take place on the last Business Day of the month in which all of the Conditions shall have been satisfied or waived in accordance with this Agreement, but in any event, subject to Clause 7.1, Completion shall not take place any later than the Long Stop Date. The target date for Completion shall be 31 May 2015 (or such other date as the parties shall mutually agree).”;

(C)	the following new clause shall be added to Clause 7:
“7.5A    Rosneft and NADL shall not, and shall procure that no party to any of the Service Orders shall, exercise after Completion any rights which it may have to serve notice under clause 13.3 of the Master Agreement.”
Break fees

(D)	the following definitions in Clause 1.1 shall be deleted:

(i)	"Intended Completion Date";

(ii)	"NADL Break Fee";

(iii)	"NADL Legal Opinions";

(iv)	"Rosneft Break Fee";

(v)	"Rosneft Legal Opinions";

(vi)	"Sanctions"; and

(vii)	"Sanctions Matter";

(E)	the reference in the first sentence of Clause 7.7 to "but without prejudice to Clauses 6.13 to 6.18 (inclusive)" shall be deleted; and

(F)	Clauses 6.13 to 6.18 (inclusive) shall be deleted.

5.
We also refer to the master agreement in relation to each of the six Offshore Rigs dated 30 July 2014 (the "Master Agreement") between Rosneft and NADL. Rosneft and NADL agree that the 100 day period referred to in Clause 13.3 of the Master Agreement shall be extended to 31 May 2015 and, accordingly, Clause 13.3 shall have effect as follows:

"13.3    TERMINATION ON NOTICE
Either Contractor or Company may terminate a Service Order in its sole discretion without any liability to the other for any loss howsoever arising therefrom by giving at least fourteen (14) days' written notice to the other, such notice to be given by the earlier of (i) 31 May 2015, and (ii) the date of the passing of a resolution to approve the cooperation with NADL at a duly convened and held general meeting of the shareholders of Rosneft (or by such later date as Contractor and Company may agree)."

6.
The variations provided for in this letter shall, save where expressly provided to the contrary, come into force upon the countersignature of this letter by NADL and Seadrill. Other than as provided in: (i) paragraph 4 above, the Framework Agreement shall continue in full force and effect, and (ii) paragraph 5 above, the Master Agreement shall continue in full force and effect.

7.
Please confirm your agreement to the terms of this letter by countersigning below and returning one copy to us. This letter may be executed in any number of counterparts and by the Parties on separate counterparts, but shall not be effective unless each Party has executed at least one counterpart. Each counterpart shall constitute an original of this letter, but all the counterparts shall together constitute but one and the same instrument.

Yours faithfully,
/s/ [ILLEGIBLE]
Rosneft Oil Company
We acknowledge and agree to the terms of this letter:

/s/ Alf Ragnar Løvdal North Atlantic Drilling Ltd.	7 Nov 2014 Date

/s/ Per Wullf Seadrill Limited	7 Nov 2014 Date

From:	Rosneft Oil Company Russian Federation 115035 Moscow 26/1 Sofiyskaya embankment

To :	Seadrill Limited Par-la-Ville Place 14 Par-la-ville Road Hamilton HM08 Bermuda
North Atlantic Drilling Ltd.
Par-la-Ville Place
14 Par-la-ville Road
Hamilton HM08
Bermuda
10 April 2015
Dear Sirs,

1.
We refer to the framework agreement (the "Framework Agreement") dated 20 August 2014 as amended on 7 November 2014 between Rosneft Oil Company ("Rosneft"), Seadrill Limited ("Seadrill") and North Atlantic Drilling Ltd. ("NADL" and together with Rosneft and Seadrill, the "Parties" and each a "Party") in relation to, inter alia, the issuance by NADL of a certain number of NADL shares to Rosneft in consideration of the transfer by Rosneft to NADL of the 100% participatory interest in limited liability company "RN Burenie" and the issuance by NADL of certain additional NADL shares to Rosneft in consideration of a cash payment.

2.
In this letter, unless the context requires otherwise, terms defined in the Framework Agreement and not otherwise defined herein, shall have the same meanings in this letter. The principles of interpretation in Clause 1 (Interpretation) of the Framework Agreement shall also apply to this letter. References in the Framework Agreement to the “Agreement” and the “Key Agreements” include this letter and the Framework Agreement as amended by the terms of this letter and the letter dated 7 November 2014.

3.
In accordance with Clause 25.6 of the Framework Agreement, the Parties have agreed to vary the Framework Agreement on the terms of paragraph 4 of this letter. The provisions of Clauses 23 to 36 of the Framework Agreement shall apply to this letter as though incorporated herein mutatis mutandis.

4.	The Parties agree that the Framework Agreement shall be amended as follows:

Timing

(G)	the definition of the "Long Stop Date" in Clause 1.1 shall be deleted and replaced with:

""Long Stop Date"	means 31 May 2017 (or such other date as the parties shall mutually agree);";

(H)	Clause 10.1 shall be deleted and replaced with:

"10.1
Completion shall take place on the last Business Day of the month in which all of the Conditions shall have been satisfied or waived in accordance with this Agreement, but in any event, subject to Clause 7.1, Completion shall not take place any later than the Long Stop Date. The target date for Completion shall be 31 May 2017 (or such other date as the parties shall mutually agree).”;

6.
We also refer to the master agreement in relation to each of the six Offshore Rigs dated 30 July 2014 as amended on 7 November 2014 (the "Master Agreement") between Rosneft and NADL. The Parties acknowledge that the Service Orders for the West Navigator and Energy Endeavour Offshore Rigs have been terminated by Rosneft in accordance with Clause 13.3 of the Master Agreement. Rosneft and NADL agree that the 100 day period referred to in Clause 13.3 of the Master Agreement shall be extended to 31 May 2017 and, accordingly, Clause 13.3 shall have effect as follows:

"13.3    Termination on notice
Either Contractor or Company may terminate a Service Order in its sole discretion without any liability to the other for any loss howsoever arising therefrom by giving at least fourteen (14) days' written notice to the other, such notice to be given by the earlier of (i) 31 May 2017, and (ii) the date of the passing of a resolution to approve the cooperation with NADL at a duly convened and held general meeting of the shareholders of Rosneft (or by such later date as Contractor and Company may agree)."

6.
The variations provided for in this letter shall, save where expressly provided to the contrary, come into force upon the countersignature of this letter by NADL and Seadrill. Other than as provided in: (i) paragraph 4 above, the Framework Agreement shall continue in full force and effect, and (ii) paragraph 5 above, the Master Agreement shall continue in full force and effect.

7.
The Parties agree to use their reasonable endeavours to renegotiate not later than the Long Stop Date the characteristics of the Transaction and the terms of the Transaction Documents and the Offshore Drilling Contracts based on current macroeconomic indicators.

8.
Notwithstanding the terms of the Framework Agreement, Master Agreement and Service Orders, the Parties agree that Seadrill and NADL (and the owners of the Offshore Rigs that remain subject to Service Orders (the "Remaining Offshore Rigs")) shall be entitled to (i) market the Remaining Offshore Rigs, (ii) enter into binding contracts with third parties in respect of the Remaining Offshore Rigs (iii) delay the mobilisation of the Remaining

Offshore Rigs in order to comply with the terms of any contracts with third parties, (iv) delay the construction and / or delivery of any of the Remaining Offshore Rigs, and (v) extend the construction period or shipyard stay of any of the Remaining Offshore Rigs.

9.
Please confirm your agreement to the terms of this letter by countersigning below and returning one copy to us. This letter may be executed in any number of counterparts and by the Parties on separate counterparts, but shall not be effective unless each Party has executed at least one counterpart. Each counterpart shall constitute an original of this letter, but all the counterparts shall together constitute but one and the same instrument.

Yours faithfully,
/s/ [ILLEGIBLE]
Rosneft Oil Company
We acknowledge and agree to the terms of this letter:

/s/ Alf Ragnar Løvdal North Atlantic Drilling Ltd.	15 April 2015 Date

/s/ Per Wullf Seadrill Limited	16-4-2015 Date

SK 25542 0001 6496897 v3